Exhibit 99.6

ITEM 8.FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The information required for this Item is included in this Annual Report on Form 10-K within Item 15, Exhibits, Financial Statements and Schedules, and is incorporated herein by reference. This report is a combined report of SBH and SB/RH. The notes to the consolidated financial statements include consolidated SBH Notes and certain information related to SB/RH.

PART IV

ITEM 15.EXHIBITS, FINANCIAL STATEMENTS AND SCHEDULES

(a)	The following documents are filed as part of or are included in this Annual Report on Form 10-K:
1.

The financial statements of Spectrum Brands Holdings, Inc. and SB/RH Holdings, LLC listed in the Index to Consolidated Financial Statements and Financial Statement Schedule, filed as part of this Annual Report on Form 10-K.

2.

The financial statement schedule of Spectrum Brands Holdings, Inc. and SB/RH Holdings, LLC listed in the Index to Consolidated Financial Statements and Financial Statement Schedule, filed as part of this Annual Report on Form 10-K.

3.	The exhibits listed in the Exhibit Index filed as part of this Annual Report on Form 10-K.

Exhibit 99.6

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

This report is a combined report of Spectrum Brands Holdings, Inc. (“SBH”) and SB/RH Holdings, LLC (“SB/RH”). The notes to the consolidated financial statements include consolidated SBH footnotes and certain footnotes related to SB/RH.

Exhibit 99.6

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Spectrum Brands Holdings, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Spectrum Brands Holdings, Inc. (formerly HRG Group, Inc.) and subsidiaries (the Company) as of September 30, 2018 and 2017, the related consolidated statements of income, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three year period ended September 30, 2018, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three year period ended September 30, 2018, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of September 30, 2018, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated November 23, 2018 expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2011.

Milwaukee, Wisconsin

November 23, 2018

except for the effects of changes in discontinued operations, as discussed in Notes 1, 3, 9, 10, 11, 13, and subsequent events as discussed in Note 23, as to which the date is April 5, 2019

Exhibit 99.6

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

SB/RH Holdings, LLC:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of SB/RH Holdings, LLC and subsidiaries (the Company) as of September 30, 2018 and 2017, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three‑year period ended September 30, 2018, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three‑year period ended September 30, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 1997.

Milwaukee, Wisconsin

November 23, 2018

except for the effects of changes in discontinued operations, as discussed in Notes 1, 3, 9, 10, 11, 13, and subsequent events as discussed in Note 23, as to which the date is April 5, 2019

Exhibit 99.6

SPECTRUM BRANDS HOLDINGS, INC.

Consolidated Statements of Financial Position

September 30, 2018 and 2017

(in millions, except per share figures)

(in millions)	2018	2017
Assets
Cash and cash equivalents	$552.5	$270.1
Trade receivables, net	317.1	365.4
Other receivables	51.7	28.9
Inventories	583.6	587.8
Prepaid expenses and other current assets	63.2	62.5
Current assets of business held for sale	2,402.6	30,823.3
Total current assets	3,970.7	32,138.0
Property, plant and equipment, net	500.0	499.0
Deferred charges and other	231.8	45.0
Goodwill	1,454.7	1,461.8
Intangible assets, net	1,641.8	1,719.5
Total assets	$7,799.0	$35,863.3
Liabilities and Shareholders' Equity
Current portion of long-term debt	$26.9	$169.8
Accounts payable	584.7	558.3
Accrued wages and salaries	55.1	66.0
Accrued interest	65.0	78.1
Other current liabilities	159.4	173.1
Current liabilities of business held for sale	537.6	26,861.4
Total current liabilities	1,428.7	27,906.7
Long-term debt, net of current portion	4,624.3	5,522.7
Deferred income taxes	35.0	415.8
Other long-term liabilities	121.4	71.2
Total liabilities	6,209.4	33,916.4
Commitments and contingencies (Note 18)
Shareholders' equity
Common Stock, $0.01 par value: Authorized - 200.0 and 500.0 shares; 53.4 and 200.6 shares issued and outstanding, respectively.	0.5	2.0
Additional paid-in capital	1,996.7	1,372.9
Accumulated deficit	(180.1)	(925.9)
Accumulated other comprehensive (loss) income, net of tax	(235.8)	309.0
Total shareholders' equity	1,581.3	758.0
Noncontrolling interest	8.3	1,188.9
Total equity	1,589.6	1,946.9
Total liabilities and equity	$7,799.0	$35,863.3

See accompanying notes to the consolidated financial statements

Exhibit 99.6

SPECTRUM BRANDS HOLDINGS, INC.

Consolidated Statements of Income

Years ended September 30, 2018, 2017 and 2016

(in millions, except per share figures)

(in millions, except per share)	2018	2017	2016
Net sales	$3,808.7	$3,705.4	$3,745.3
Investment income	—	1.1	8.9
Revenue	3,808.7	3,706.5	3,754.2
Cost of goods sold	2,470.8	2,369.6	2,380.8
Restructuring and related charges	3.6	0.5	0.4
Gross profit	1,334.3	1,336.4	1,373.0
Selling	607.2	578.1	673.4
General and administrative	350.7	355.2	286.4
Research and development	44.6	44.6	44.1
Acquisition and integration related charges	15.3	17.7	22.1
Restructuring and related charges	72.0	37.0	9.8
Write-off from impairment of goodwill	—	—	10.7
Write-off from impairment of intangible assets	20.3	16.3	4.7
Total operating expenses	1,110.1	1,048.9	1,051.2
Operating income	224.2	287.5	321.8
Interest expense	264.0	310.4	336.9
Other non-operating (income) expense, net	(4.1)	5.0	(7.2)
Loss from continuing operations before income taxes	(35.7)	(27.9)	(7.9)
Income tax benefit	(462.7)	(11.8)	(52.8)
Net income (loss) from continuing operations	427.0	(16.1)	44.9
Income (loss) from discontinued operations, net of tax	445.0	289.3	(78.8)
Net income (loss)	872.0	273.2	(33.9)
Net income attributable to non-controlling interest	103.7	167.2	164.9
Net income (loss) attributable to controlling interest	$768.3	$106.0	$(198.8)
Amounts attributable to controlling interest
Net income (loss) from continuing operations attributable to controlling interest	$356.5	$(90.6)	$(59.1)
Net income (loss) from discontinued operations attributable to controlling interest	411.8	196.6	(139.7)
Net income (loss) attributable to controlling interest	$768.3	$106.0	$(198.8)
Earnings Per Share
Basic earnings per share from continuing operations	$9.64	$(2.81)	$(1.85)
Basic earnings per share from discontinued operations	11.15	6.10	(4.36)
Basic earnings per share	$20.79	$3.29	$(6.21)
Diluted earnings per share from continuing operations	$9.62	$(2.81)	$(1.85)
Diluted earnings per share from discontinued operations	11.12	6.10	(4.36)
Diluted earnings per share	$20.74	$3.29	$(6.21)
Weighted Average Shares Outstanding
Basic	36.9	32.2	32.0
Diluted	37.0	32.2	32.0

See accompanying notes to the consolidated financial statements.

Exhibit 99.6

SPECTRUM BRANDS HOLDINGS, INC.

Consolidated Statements of Comprehensive Income

Years ended September 30, 2018, 2017 and 2016

(in millions)

(in millions)	2018	2017	2016
Net income (loss)	$872.0	$273.2	$(33.9)
Other comprehensive income (loss)
Foreign currency translation (loss) gain	(52.0)	32.0	(6.2)
Deferred tax effect	7.9	(3.1)	(2.3)
Deferred tax valuation allowance	(0.2)	0.2	—
Net unrealized loss on foreign currency translation	(44.3)	29.1	(8.5)
Unrealized gain on derivative instruments
Unrealized gain (loss) on hedging activity before reclassification	16.4	(31.6)	11.1
Net reclassification for loss (gain) to income from continuing operations	8.5	(5.7)	(3.1)
Net reclassification for (gain) loss to income from discontinued operations	(1.6)	(5.1)	2.0
Unrealized gain on hedging instruments after reclassification	23.3	(42.4)	10.0
Deferred tax effect	(7.1)	13.3	(2.8)
Deferred tax valuation allowance	—	—	(0.1)
Net unrealized gain on hedging derivative instruments	16.2	(29.1)	7.1
Defined benefit pension gain
Defined benefit pension (loss) gain before reclassification	(3.0)	23.5	(41.7)
Net reclassification for loss to income from continuing operations	4.6	4.3	1.9
Net reclassification for loss to income from discontinued operations	0.7	1.2	0.5
Defined benefit pension gain (loss) after reclassification	2.3	29.0	(39.3)
Deferred tax effect	1.5	(8.5)	10.9
Deferred tax valuation allowance	—	—	(0.1)
Net defined benefit pension gain (loss)	3.8	20.5	(28.5)
Unrealized investment gain
Unrealized investment gain before reclassification	26.0	176.5	784.5
Net reclassification for (gain) loss to income from discontinued operations	(6.3)	17.9	8.8
Unrealized gain on investments after reclassification	19.7	194.4	793.3
Adjustments to intangible assets	(0.9)	(40.3)	(258.3)
Deferred tax effect	(6.7)	(54.5)	(185.7)
Net unrealized gain on investments	12.1	99.6	349.3
Change in non-credit related other-than-temporary impairment	—	—	(1.4)
Deconsolidation of HRG insurance operations	(445.9)	—	—
Net change to derive comprehensive income for the period	(458.1)	120.1	318.0
Comprehensive income	413.9	393.3	284.1
Comprehensive (loss) income attributable to non-controlling interest	(2.8)	195.2	220.9
Comprehensive income attributable to controlling interest	$416.7	$198.1	$63.2

See accompanying notes to the consolidated financial statements

Exhibit 99.6

SPECTRUM BRANDS HOLDINGS, INC.

Consolidated Statements of Shareholders’ Equity

Years ended September 30, 2018, 2017 and 2016

(in millions)

					Accumulated
			Additional		Other	Total	Non-
	Common Stock		Paid-in	Accumulated	Comprehensive	Shareholders'	controlling	Total
(in millions)	Shares	Amount	Capital	Deficit	Loss	Equity	Interest	Equity
Balances at September 30, 2015	201.4	$2.0	$1,458.5	$(833.1)	$(40.7)	$586.7	$1,001.4	$1,588.1
Net loss from continuing operations	—	—	—	(59.1)	—	(59.1)	104.0	44.9
Income from discontinued operations, net of tax	—	—	—	(139.7)	—	(139.7)	60.9	(78.8)
Other comprehensive loss, net of tax	—	—	—	—	262.0	262.0	56.0	318.0
Purchase of subsidiary stock	—	—	(34.6)	—	(0.4)	(35.0)	(19.5)	(54.5)
Exercise of stock options	0.6	—	4.4	—	—	4.4	—	4.4
Share based compensation	—	—	42.9	—	—	42.9	21.4	64.3
Restricted stock surrendered for tax withholding	(1.2)	—	(24.1)	—	—	(24.1)	(4.6)	(28.7)
Dividend paid by subsidiary to NCI	—	—	—	—	—	—	(40.5)	(40.5)
Balances at September 30, 2016	200.8	2.0	1,447.1	(1,031.9)	220.9	638.1	1,179.1	1,817.2
Net income from continuing operations	—	—	—	(90.6)	—	(90.6)	74.5	(16.1)
Income from discontinued operations, net of tax	—	—	—	196.6	—	196.6	92.7	289.3
Other comprehensive loss, net of tax	—	—	—	—	92.1	92.1	28.0	120.1
Purchase of subsidiary stock	—	—	(113.2)	—	(4.0)	(117.2)	(136.0)	(253.2)
Exercise of stock options	0.7	—	6.5	—	—	6.5	—	6.5
Share based compensation	—	—	49.0	—	—	49.0	30.6	79.6
Restricted stock surrendered for tax withholding	(0.9)	—	(30.4)	—	—	(30.4)	(10.4)	(40.8)
Purchase of NCI by subsidiary	—	—	13.9	—	—	13.9	(26.4)	(12.5)
Dividend paid by subsidiary to NCI	—	—	—	—	—	—	(43.2)	(43.2)
Balances as of September 30, 2017	200.6	2.0	1,372.9	(925.9)	309.0	758.0	1,188.9	1,946.9
Net income from continuing operations	—	—	—	356.5	—	356.5	70.5	427.0
Income from discontinued operations, net of tax	—	—	—	411.8	—	411.8	33.2	445.0
Other comprehensive loss, net of tax	—	—	—	—	(9.4)	(9.4)	(2.8)	(12.2)
Sale and deconsolidation of HRG - Insurance Operations	—	—	—	—	(445.9)	(445.9)	(446.4)	(892.3)
Purchase of subsidiary stock	—	—	(117.3)	—	(5.7)	(123.0)	(165.0)	(288.0)
Exercise of stock options and warrants	2.6	—	20.7	—	—	20.7	—	20.7
Restricted stock issued and related tax withholdings	—	—	(6.7)	—	—	(6.7)	(2.7)	(9.4)
Share based compensation	—	—	3.7	—	—	3.7	(0.4)	3.3
Dividend paid to common shareholders	—	—	—	(22.5)	—	(22.5)	—	(22.5)
Dividend paid by subsidiary to NCI	—	—	—	—	—	—	(28.6)	(28.6)
Reverse stock split adjustment	(170.4)	(1.7)	1.7	—	—	—	—	—
Spectrum Merger share exchange	20.6	0.2	721.7	—	(83.8)	638.1	(638.4)	(0.3)
Balances as of September 30, 2018	53.4	$0.5	$1,996.7	$(180.1)	$(235.8)	$1,581.3	$8.3	$1,589.6

See accompanying notes to the consolidated financial statements

Exhibit 99.6

SPECTRUM BRANDS HOLDINGS, INC.

Consolidated Statements of Cash Flows

Years ended September 30, 2018, 2017 and 2016

(in millions)

(in millions)	2018	2017	2016
Cash flows from operating activities
Net (loss) income	$872.0	$273.2	$(33.9)
Income (loss) from discontinued operations, net of tax	445.0	289.3	(78.8)
Net income (loss) from continuing operations	427.0	(16.1)	44.9
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	125.3	147.3	136.7
Share based compensation	11.9	54.2	71.1
Write-off from impairment of goodwill	—	—	10.7
Write-off from impairment of intangible assets	20.3	16.3	4.7
Purchase accounting inventory adjustment	0.8	3.3	—
Pet safety recall inventory write-off	4.1	15.0	—
Amortization of debt issuance costs and debt discount	19.6	17.4	21.1
Write-off of unamortized discount and debt issuance costs	—	2.6	5.8
Gain on extinguishment of debt	—	—	(8.0)
Net recognized losses on investments and derivatives	—	—	1.2
Dividend from subsidiaries classified as discontinued operations	3.1	12.2	12.2
Deferred tax benefit	(556.5)	(32.5)	(89.2)
Net changes in operating assets and liabilities
Receivables	21.4	(28.8)	23.7
Inventories	(9.2)	(24.5)	40.4
Prepaid expenses and other current assets	22.3	(7.9)	(1.4)
Accounts payable and accrued liabilities	65.7	148.9	(62.8)
Other	(38.7)	(31.3)	8.6
Net cash provided by operating activities from continuing operations	117.1	276.1	219.7
Net cash provided by operating activities from discontinued operations	226.2	564.1	693.5
Net cash provided by operating activities	343.3	840.2	913.2
Cash flows from investing activities
Purchases of property, plant and equipment	(75.9)	(81.8)	(73.7)
Proceeds from sales of property, plant and equipment	4.2	4.6	19.6
Business acquisitions, net of cash acquired	—	(304.7)	—
Proceeds from sale of HRG Insurance Operations	1,546.8	—	—
Proceeds from investments sold, matured or repaid	—	—	35.1
Net asset based on repayments	—	30.9	170.9
Other investing activities, net	(0.5)	(2.8)	(1.1)
Net cash provided (used) by investing activities from continuing operations	1,474.6	(353.8)	150.8
Net cash used by investing activities from discontinued operations	(201.9)	(1,248.7)	(1,042.2)
Net cash provided (used) by investing activities	1,272.7	(1,602.5)	(891.4)
Cash flows from financing activities
Proceeds from issuance of debt	19.6	315.6	485.0
Payment of debt	(1,075.9)	(257.7)	(1,093.6)
Payment of debt issuance costs	(0.4)	(7.0)	(9.3)
Treasury stock purchases	—	—	(52.0)
Purchases of subsidiary stock, net	(288.0)	(252.5)	—
Dividends paid to shareholders	(22.4)	—	—
Dividends paid by subsidiary to non-controlling interest	(28.6)	(39.9)	(37.3)
Share based award tax withholding payments, net of proceeds upon vesting	(24.3)	(40.8)	(28.8)
Other financing activities, net	20.7	(6.1)	3.0
Net cash used by financing activities from continuing operations	(1,399.3)	(288.4)	(733.0)
Net cash provided by financing activities from discontinued operations	110.4	871.4	881.7
Net cash (used) provided by financing activities	(1,288.9)	583.0	148.7
Effect of exchange rate changes on cash and cash equivalents on Venezuela devaluation	(0.4)	(0.4)	—
Effect of exchange rate changes on cash and cash equivalents	(6.6)	3.1	(1.3)
Net change in cash and cash equivalents	320.1	(176.6)	169.2
Net change in cash and cash equivalents in discontinued operations	37.7	18.5	347.2
Net change in cash and cash equivalents in continuing operations	282.4	(195.1)	(178.0)
Cash and cash equivalents, beginning of period	270.1	465.2	643.2
Cash and cash equivalents, end of period	$552.5	$270.1	$465.2
Supplemental disclosure of cash flow information
Cash paid for interest	$314.1	$323.5	$397.7
Cash paid for taxes	$53.8	$37.5	$35.9
Non cash investing activities
Acquisition of property, plant and equipment through capital leases	$4.5	$106.0	$29.3

See accompany notes to the consolidated financial statements

Exhibit 99.6

SB/RH Holdings, LLC

Consolidated Statements of Financial Position

September 30, 2018 and 2017

(in millions)

(in millions)	2018	2017
Assets
Cash and cash equivalents	$505.4	$168.2
Trade receivables, net	317.1	365.4
Other receivables	95.1	27.9
Inventories	583.6	587.8
Prepaid expenses and other current assets	62.9	61.9
Current assets of business held for sale	2,402.6	2,497.1
Total current assets	3,966.7	3,708.3
Property, plant and equipment, net	500.0	498.2
Deferred charges and other	74.2	29.8
Goodwill	1,454.7	1,461.8
Intangible assets, net	1,641.8	1,719.4
Total assets	$7,637.4	$7,417.5
Liabilities and Shareholder's Equity
Current portion of long-term debt	$546.9	$27.8
Accounts payable	584.7	556.8
Accrued wages and salaries	55.4	60.5
Accrued interest	55.0	48.6
Other current liabilities	152.3	166.3
Current liabilities of business held for sale	537.6	510.6
Total current liabilities	1,931.9	1,370.6
Long-term debt, net of current portion	3,686.4	3,731.3
Deferred income taxes	287.0	415.8
Other long-term liabilities	120.4	64.4
Total liabilities	6,025.7	5,582.1
Commitments and contingencies (Note 18)
Shareholder's equity
Other capital	2,073.0	2,079.0
Accumulated deficit	(235.5)	(42.8)
Accumulated other comprehensive loss, net of tax	(235.7)	(209.6)
Total shareholder's equity	1,601.8	1,826.6
Noncontrolling interest	9.9	8.8
Total equity	1,611.7	1,835.4
Total liabilities and equity	$7,637.4	$7,417.5

See accompanying notes to the consolidated financial statements

Exhibit 99.6

SB/RH Holdings, LLC

Consolidated Statements of Income

Years ended September 30, 2018, 2017 and 2016

(in millions)

(in millions)	2018	2017	2016
Revenue	$3,808.7	$3,705.4	$3,745.3
Cost of goods sold	2,470.8	2,369.6	2,380.8
Restructuring and related charges	3.6	0.5	0.4
Gross profit	1,334.3	1,335.3	1,364.1
Selling	607.2	578.0	581.7
General and administrative	272.6	300.5	291.4
Research and development	44.6	44.6	44.1
Acquisition and integration related charges	15.3	17.7	22.2
Restructuring and related charges	72.0	37.0	9.8
Write-off from impairment of intangible assets	20.3	16.3	4.7
Total operating expenses	1,032.0	994.1	953.9
Operating income	302.3	341.2	410.2
Interest expense	167.0	161.8	184.4
Other non-operating expense, net	5.2	5.8	6.2
Income from continuing operations before income taxes	130.1	173.6	219.6
Income tax benefit	(76.8)	(8.6)	(33.4)
Net income from continuing operations	206.9	182.2	253.0
(Loss) income from discontinued operations, net of tax	(24.0)	119.0	99.3
Net income	182.9	301.2	352.3
Net income attributable to non-controlling interest	1.4	1.3	0.4
Net income attributable to controlling interest	$181.5	$299.9	$351.9
Amounts attributable to controlling interest
Net income from continuing operations attributable to controlling interest	$205.5	$180.9	$252.6
Net (loss) income from discontinued operations attributable to controlling interest	(24.0)	119.0	99.3
Net income attributable to controlling interest	$181.5	$299.9	$351.9

See accompanying notes to the consolidated financial statements

Exhibit 99.6

SB/RH Holdings, LLC

Consolidated Statements of Comprehensive Income

Years ended September 30, 2018, 2017 and 2016

(in millions)

(in millions)	2018	2017	2016
Net income	$182.9	$301.2	$352.3
Other comprehensive (loss) income
Foreign currency translation (loss) gain	(52.0)	32.0	(6.2)
Deferred tax effect	7.9	(3.1)	(2.3)
Deferred tax valuation allowance	(0.2)	0.2	—
Net unrealized (loss) gain on foreign currency translation	(44.3)	29.1	(8.5)
Unrealized gain (loss) on derivative instruments
Unrealized gain (loss) on hedging activity before reclassification	16.4	(31.6)	11.1
Net reclassification for loss (gain) to income from continuing operations	8.5	(5.7)	(3.1)
Net reclassification for (gain) loss to income from discontinued operations	(1.6)	(5.1)	2.0
Unrealized gain (loss) on hedging instruments after reclassification	23.3	(42.4)	10.0
Deferred tax effect	(7.1)	13.3	(2.8)
Deferred tax valuation allowance	—	—	(0.1)
Net unrealized gain (loss) on hedging derivative instruments	16.2	(29.1)	7.1
Defined benefit pension gain
Defined benefit pension (loss) gain before reclassification	(3.0)	22.6	(41.4)
Net reclassification for loss to income from continuing operations	2.5	4.3	1.9
Net reclassification for loss to income from discontinued operations	0.7	1.2	0.5
Defined benefit pension gain (loss) after reclassification	0.2	28.1	(39.0)
Deferred tax effect	1.5	(8.5)	10.9
Deferred tax valuation allowance	—	—	(0.1)
Net defined benefit pension gain (loss)	1.7	19.6	(28.2)
Net change to derive comprehensive (loss) income for the period	(26.4)	19.6	(29.6)
Comprehensive income	156.5	320.8	322.7
Comprehensive (loss) income attributable to non-controlling interest	(0.3)	(0.2)	(0.3)
Comprehensive income attributable to controlling interest	$156.8	$321.0	$323.0

See accompanying notes to the consolidated financial statements

Exhibit 99.6

SB/RH Holdings, LLC

Consolidated Statements of Shareholder’s Equity

Years ended September 30, 2018, 2017 and 2016

(in millions)

			Accumulated
			Other	Total	Non-
	Other	Accumulated	Comprehensive	Shareholder's	controlling
(in millions)	Capital	Deficit	Loss	Equity	Interest	Total Equity
Balances at September 30, 2015	$1,969.9	$(246.7)	$(200.1)	$1,523.1	$49.7	$1,572.8
Net income from continuing operations	—	252.6	—	252.6	0.4	253.0
Income from discontinued operations, net of tax	—	99.3	—	99.3	—	99.3
Other comprehensive loss, net of tax	—	—	(29.3)	(29.3)	(0.3)	(29.6)
Contribution from parent	5.6	—	—	5.6	—	5.6
Restricted stock issued and related tax withholdings	(9.1)	—	—	(9.1)	—	(9.1)
Share based compensation	34.5	—	—	34.5	—	34.5
Dividends paid to parent	—	(97.1)	—	(97.1)	—	(97.1)
Balances at September 30, 2016	2,000.9	8.1	(229.4)	1,779.6	49.8	1,829.4
Net income from continuing operations	—	180.9	—	180.9	1.3	182.2
Income from discontinued operations, net of tax	—	119.0	—	119.0	—	119.0
Other comprehensive income (loss), net of tax	—	—	19.8	19.8	(0.2)	19.6
Purchase of non-controlling interest	29.6	—	—	29.6	(42.1)	(12.5)
Restricted stock issued and related tax withholdings	12.2	—	—	12.2	—	12.2
Share based compensation	36.3	—	—	36.3	—	36.3
Dividends paid to parent	—	(350.8)	—	(350.8)	—	(350.8)
Balances as of September 30, 2017	2,079.0	(42.8)	(209.6)	1,826.6	8.8	1,835.4
Net income from continuing operations	—	205.5	—	205.5	1.4	206.9
Income from discontinued operations, net of tax	—	(24.0)	—	(24.0)	—	(24.0)
Other comprehensive loss, net of tax	—	—	(26.1)	(26.1)	(0.3)	(26.4)
Restricted stock issued and related tax withholdings	(5.0)	—	—	(5.0)	—	(5.0)
Share based compensation	(1.0)	—	—	(1.0)	—	(1.0)
Dividends paid to parent	—	(374.2)	—	(374.2)	—	(374.2)
Balances as of September 30, 2018	$2,073.0	$(235.5)	$(235.7)	$1,601.8	$9.9	$1,611.7

See accompanying notes to the consolidated financial statements

Exhibit 99.6

SB/RH Holdings, LLC

Consolidated Statements of Cash Flows

Years ended September 30, 2018, 2017 and 2016

(in millions)

(in millions)	2018	2017	2016
Cash flows from operating activities
Net income	$182.9	$301.2	$352.3
(Loss) income from discontinued operations, net of tax	(24.0)	119.0	99.3
Net income from continuing operations	206.9	182.2	253.0
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	124.6	146.8	136.0
Share based compensation	8.8	46.2	52.5
Write-off from impairment of intangible assets	20.3	16.3	4.7
Purchase accounting inventory adjustment	0.8	3.3	—
Pet safety recall inventory write-off	4.1	15.0	—
Amortization of debt issuance costs and debt discount	8.9	8.0	13.9
Write-off of unamortized discount and debt issuance costs	—	2.5	5.8
Deferred tax benefit	(170.9)	(26.6)	(71.2)
Net changes in operating assets and liabilities
Receivables	(29.7)	(28.8)	23.7
Inventories	(9.2)	(24.5)	40.4
Prepaid expenses and other	22.3	(7.2)	(1.4)
Accounts payable and accrued liabilities	69.5	140.4	(63.0)
Other	(32.7)	(29.6)	(0.4)
Net cash provided by operating activities from continuing operations	223.7	444.0	394.0
Net cash provided by operating activities from discontinued operations	128.8	203.6	207.6
Net cash provided by operating activities	352.5	647.6	601.6
Cash flows from investing activities
Purchases of property, plant and equipment	(75.9)	(81.8)	(73.5)
Proceeds from sales of property, plant and equipment	4.2	4.6	0.9
Business acquisitions, net of cash acquired	—	(304.7)	—
Other investing activities, net	(0.5)	(2.8)	(1.3)
Net cash used by investing activities from continuing operations	(72.2)	(384.7)	(73.9)
Net cash used by investing activities from discontinued operations	(27.0)	(31.9)	(24.5)
Net cash used by investing activities	(99.2)	(416.6)	(98.4)
Cash flows from financing activities
Proceeds from issuance of debt	539.6	265.6	498.9
Payment of debt	(69.3)	(229.2)	(871.0)
Payment of debt issuance costs	(0.4)	(5.9)	(9.3)
Payment of cash dividends to parent	(374.2)	(350.8)	(97.2)
Purchase of non-controlling interest	—	(12.6)	—
Payment of contingent consideration	—	—	(3.1)
Net cash provided (used) by financing activities from continuing operations	95.7	(332.9)	(481.7)
Net cash (used) provided by financing activities from discontinued operations	(4.8)	(3.4)	2.8
Net cash provided (used) by financing activities	90.9	(336.3)	(478.9)
Effect of exchange rate changes on cash and cash equivalents on Venezuela devaulation	—	(0.4)	—
Effect of exchange rate changes on cash and cash equivalents	(7.0)	3.1	(1.4)
Net change in cash and cash equivalents	337.2	(102.6)	22.9
Cash and cash equivalents, beginning of period	168.2	270.8	247.9
Cash and cash equivalents, end of period	$505.4	$168.2	$270.8
Supplemental disclosure of cash flow information
Cash paid for interest	$208.4	$184.9	$283.3
Cash paid for taxes	$53.8	$37.5	$35.4
Non cash investing activities
Acquisition of property, plant and equipment through capital leases	$4.5	$106.0	$29.3

See accompanying notes to the consolidated financial statements

This report is a combined report of Spectrum Brands Holdings, Inc. (“SBH”) and SB/RH Holdings, LLC (“SB/RH”) (collectively, the “Company”).  The notes to the consolidated financial statements that follow include both consolidated SBH and SB/RH Notes, unless otherwise indicated below.

NOTE 1 - DESCRIPTION OF BUSINESS

On July 13, 2018, the Company completed the planned Spectrum Merger. Prior to the Spectrum Merger, SBH was a holding company, doing business as HRG Group, Inc. (“HRG”) and conducting its operations principally through its majority owned subsidiary. Effective as of the date of the Spectrum Merger, management of the organization was assumed by its majority owned subsidiaries, Spectrum Brands Holdings, Inc. (subsequently renamed Spectrum Brands Legacy, Inc.) (“Spectrum”); resulting in HRG changing its name to SBH and changing the ticker symbol for its common stock traded on the New York Stock Exchange (“NYSE”) from the symbol “HRG” to “SPB”.  See Note 4 – Acquisitions for more information pertaining to the Spectrum Merger.

Prior to the Spectrum Merger, the reportable segments consisted of (i) Consumer Products, which represented HRG’s 62.0% controlling interest in Spectrum, and (ii) Corporate and Other, which presented the holding company at HRG and other subsidiaries of HRG.  Effective the date of the merger, the manner in which management views its business activities changed to reflect the reporting segments of Spectrum.  See Note 19 – Segment Information for further discussion.

The Company is a diversified global branded consumer products company.  We manage the businesses in vertically integrated, product-focused segments: (i) Hardware & Home Improvement (“HHI”), (ii) Home and Personal Care (“HPC”), (iii) Pet Supplies (“PET”), and (iv) Home and Garden (“H&G”).  The Company manufactures, markets and/or distributes its products globally in the North America (“NA”), Europe, Middle East & Africa (“EMEA”), Latin America (“LATAM”) and Asia-Pacific (“APAC”) regions through a variety of trade channels, including retailers, wholesalers and distributors, and construction companies. We enjoy strong name recognition in our regions under our various brands and patented technologies across multiple product categories.  Global and geographic strategic initiatives and financial objectives are determined at the corporate level.  Each segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a president or general manager responsible for sales and marketing initiatives and the financial results for all product lines within that segment. See Note 19 – Segment Information for more information pertaining to segments of continuing operations.  The following is an overview of the consolidated business, by segment, summarizing product types, brands and regions:

Segment	Products	Brands
HHI

Residential Locksets: Residential locksets and door hardware including knobs, levers, deadbolts, handlesets, and electronic and connected keyless entry locks for residential and commercial applications.
Plumbing & Accessories: Kitchen, bath and shower faucets and plumbing products.
Builders' Hardware: Hinges, metal shapes, security hardware, wire goods, track and sliding door hardware, screen and storm door products, garage door hardware, gate hardware, window hardware and floor protection.

Residential Locksets: Kwikset®, Weiser®, Baldwin®, EZSET®, and Tell Manufacturing® Plumbing & Accessories: Pfister® Builders' Hardware: National Hardware®, FANAL®, Stanley® and Black and Decker®
HPC

Home Appliances: Small kitchen appliances including toaster ovens, coffeemakers, slow cookers, blenders, hand mixers, grills, food processors, juicers, toasters, breadmakers, and irons.
Personal Care: Hair dryers, flat irons and straighteners, rotary and foil electric shavers, personal groomers, mustache and beard trimmers, body groomers, nose and ear trimmers, women's shavers, haircut kits and intense pulsed light hair removal systems.

Home Appliances: Black & Decker®, Russell Hobbs®, George Foreman®, Toastmaster®, Juiceman®, Farberware®, and Breadman® Personal Care: Remington®
PET

Companion Animal: Rawhide chews, dog and cat clean-up, training, health and grooming products, small animal food and care products, rawhide-free dog treats, and wet and dry pet food for dogs and cats.
Aquatics: Consumer and commercial aquarium kits, stand-alone tanks; aquatics equipment such as filtration systems, heaters and pumps; and aquatics consumables such as fish food, water management and care

Companion Animal: 8IN1® (8-in-1), Dingo®, Nature's Miracle®, Wild Harvest™, Littermaid®, Jungle®, Excel®, FURminator®, IAMS® (Europe only), Eukanuba® (Europe only), Healthy-Hide®, DreamBone®, SmartBones®, GloFish®, ProSense®, Perfect Coat®, eCOTRITION®, Birdola® and Digest-eeze®.
Aquatics: Tetra®, Marineland®, Whisper® and Instant Ocean®.

H&G

Household: Household pest control solutions such as spider and scorpion killers; ant and roach killers; flying insect killers; insect foggers; wasp and hornet killers; and bedbug, flea and tick control products.
Controls: Outdoor insect and weed control solutions, and animal repellents such as aerosols, granules, and ready-to-use sprays or hose-end ready-to-sprays.
Repellents: Personal use pesticides and insect repellent products, including aerosols, lotions, pump sprays and wipes, yard sprays and citronella candles.

Household: Hot Shot®, Black Flag®, Real-Kill®, Ultra Kill®, The Ant Trap® (TAT), and Rid-A-Bug®. Controls: Spectracide®, Garden Safe®, Liquid Fence®, and EcoLogic®. Repellents: Cutter® and Repel®.

Subsequent to the year ended September 30, 2018, the Company sold its Global Batteries and Lighting (“GBL”) business and Global Auto Care (“GAC”) business to Energizer Holdings, Inc. (“Energizer”) on January 2, 2019 and January 28, 2019, respectively.  As a result, the Company’s assets and liabilities associated with GBL and GAC have been classified as held for sale in the accompanying Consolidated Statements of Financial Position and the respective operations have been classified as discontinued operations in the accompanying Consolidated Statement of Income and Statements of Cash Flows.  Additionally, the Company had previously recognized its HPC business as held for sale as of September 30, 2018 and subsequently ceased its plan to market and sell the HPC business and retain as part of the Company’s continuing operations.  See Note 3 – Divestitures for more information on the GBL and GAC assets and liabilities classified as held for sale and discontinued operations and change in presentation for the HPC business.  Accordingly, the notes to the consolidated financial statements have been updated to exclude information pertaining to discontinued operations and reflect the only continuing operations of the Company, which includes updates to Note 1 – Description of Business,  Note 2 – Significant Accounting Policies and Practices, Note 4 – Acquisitions, Note 5 – Restructuring, Note 6 – Fair Value of Financial Instruments, Note 7 – Receivables, Note 8 –Inventory, Note 9 – Property, Plant and Equipment, Note 10 – Goodwill and Intangible Assets; Note 11 – Debt, Note 12 – Leases, Note 13 – Derivatives, Note 14 – Employee Benefit Plans, Note 15 – Income Taxes, Note 17 – Share Based Compensation, Note 18 – Commitments and Contingencies, Note 19 – Segment Information, Note 20 – Earnings Per Share – SBH , Note 21 – Guarantor Statements – SB/RH, and Note 22 – Quarterly Results (Unaudited).

NOTE 1 - DESCRIPTION OF BUSINESS (continued)

SB/RH Holdings, LLC

SB/RH is a wholly owned subsidiary of Spectrum and ultimately, SBH. Spectrum Brands, Inc., a wholly-owned subsidiary of SB/RH (“SBI”) incurred certain debt guaranteed by SB/RH and domestic subsidiaries of SBI.  See Note 11 - Debt for more information pertaining to debt.  The reportable segments of SB/RH are consistent with the segments of SBH.

HRG – Insurance Operations

On November 30, 2017, Fidelity & Guaranty Life (“FGL”), a former majority owned subsidiary of HRG, completed its merger (the “FGL Merger”) with CF Corporation and its related entities (collectively, the “CF Entities”) in accordance with its previously disclosed Agreement and Plan of Merger (the “FGL Merger Agreement”).  In addition, pursuant to a share purchase agreement, on November 30, 2017, Front Street Re (Delaware) Ltd., a wholly-owned subsidiary of HRG, sold to the CF Entities (such sale, the “Front Street Sale”) all of the issued and outstanding shares of its former wholly-owned subsidiaries, Front Street Re Cayman Ltd. and Front Street Re Ltd (collectively, “Front Street”, and together with FGL, the “Insurance Operations”). Pursuant to the share purchase agreement, on December 5, 2017, the Company repaid the $92.0 million of notes (such notes, the “HGI Energy Notes”) issued by HGI Energy, which were held directly and indirectly by Front Street and FGL. As a result of the completion of the FGL Merger and the Front Street Sale, HRG no longer has any equity interest in FGL or Front Street and HRG’s former Insurance Operations business is presented as discontinued operations for prior periods. HRG deconsolidated FGL and Front Street as of November 30, 2017.  See Note 3 – Divestitures for more information pertaining to the disposition of HRG’s former Insurance Operations business.

HRG - Salus

HRG, through its subsidiary, Salus, used a VIE for securitization activities, in which Salus transferred whole loans into a trust or other vehicle such that the assets were legally isolated from the creditors of Salus. Assets held in a trust could only be used to settle obligations of the trust.  The creditors of these trusts typically had no recourse to Salus except in accordance with the obligations under standard representations and warranties.  When Salus is the servicer of whole loans held in a securitization trust, Salus had the power to direct the most significant activities of the trust.  Salus consolidated a whole-loan securitization trust if it had the power to direct the most significant activities and also held securities issued by the trust or had other contractual arrangements, other than standard representations and warranties that could have been significant to the trust.

NOTE 2 - Significant Accounting Policies and Practices

Principles of Consolidation and Fiscal Year End

The consolidated financial statements include the financial statements of the Company and its majority owned subsidiaries and have been prepared in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”). All intercompany transactions have been eliminated.

HRG’s fiscal year ends on September 30 and the quarters end on the last calendar day of the months of December, March and June.  Spectrum’s fiscal year ends September 30 and reports its results using fiscal quarters whereby each three month quarterly reporting period is approximately thirteen weeks in length and ends on a Sunday. The exceptions are the first quarter, which begins on October 1, and the fourth quarter, which ends on September 30. For the year ended September 30, 2018, the fiscal quarters were comprised of the three months ended December 31, 2017, April 1, 2018, July 1, 2018 and September 30, 2018. The Company did not adjust for the difference in the fiscal periods between Spectrum and HRG as such difference would be less than 93 days, pursuant to Regulation S-X Rule 3A-02.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Assets Held for Sale and Discontinued Operations

The Company reports the results of operations of a business as discontinued operations if a disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the business is sold and classified as held for sale, in accordance with the criteria of Accounting Standard Codification (“ASC”) Topic 205 Presentation of Financial Statements and ASC Topic 360 Property, Plant and Equipment (“ASC 360”).  The results of discontinued operations are reported in Income From Discontinued Operations, Net of Tax in the accompanying Consolidated Statements of Income for the current and prior periods commencing in the period in which the business meets the criteria of a discontinued operations, and include any gain or loss recognized on closing, or adjustment of the carrying amount to fair value less cost to sell.  Assets and liabilities of a business classified as held for sale are recorded at the lower of its carrying amount or estimated fair value less cost to sell.  If the carrying amount of the business exceeds its estimated fair value less cost to sell, a loss is recognized.  Assets and liabilities related to a business classified as held for sale are segregated in the current and prior balance sheets in the period in which the business is classified as held for sale.  Transactions between the businesses held for sale and businesses held for use that are expected to continue to exist after the disposal are not eliminated to appropriately reflect the continuing operations and balances held for sale.  If a business is classified as held for sale after the balance sheet date but before the financial statements are issued or are available to be issued, the business continues to be classified as held and used in those financial statements when issued or when available to be issued.

Cash and Cash Equivalents

The Company considers all highly liquid temporary instruments purchased with original maturities of three months or less from date of purchase to be cash equivalents.

NOTE 2 - Significant Accounting Policies and Practices (continued)

Receivables

Trade accounts receivable are carried at net realizable value. The Company extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history, but generally does not require collateral. The Company monitors its customers’ credit and financial condition based on changing economic conditions and will make adjustments to credit policies as required. Provisions for losses on uncollectible trade receivables are determined based on ongoing evaluations of the Company’s receivables, principally on the basis of historical collection experience and evaluations of the risks of nonpayment or return for a given customer. See Note 7 - Receivables for further detail.

Inventories

The Company’s inventories are valued at the lower of cost or net realizable value. Cost of inventories is determined using the first-in, first-out (FIFO) method. See Note 8 - Inventory for further detail.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is calculated on the straight-line basis over the estimated useful lives of the assets. Property, plant and equipment held under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset; such amortization is included in depreciation expense. The Company uses accelerated depreciation methods for income tax purposes. Useful lives for property, plant and equipment are as follows:

Asset Type	Range
Buildings and improvements	20 - 40 years
Machinery and equipment	2 - 15 years

Expenditures which substantially increase value or extend useful lives are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. The Company records gains and losses on the disposition or retirement of property, plant and equipment based on the net book value and any proceeds received.

Long-lived fixed assets held and used are reviewed for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Circumstances such as the discontinuation of a product or product line, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses or an adverse change in legal factors or in the business climate, among others, may trigger an impairment review. If such indicators are present, the Company performs undiscounted cash flow analyses to determine if impairment exists. The asset value would be deemed impaired if the undiscounted cash flows generated did not exceed the carrying value of the asset. If impairment is determined to exist, any related impairment loss is calculated based on fair value. There were no triggering events identified during the year that necessitated an impairment test of property, plant and equity. There was no impairment loss recognized on property, plant and equipment. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. See Note 9 - Property, plant and equipment for further detail.

Goodwill

Goodwill reflects the excess of acquisition cost over the aggregate fair value assigned to identifiable net assets acquired. Goodwill is not amortized, but instead is assessed for impairment at least annually and as triggering events or indicators of potential impairment are identified. Goodwill has been assigned to reporting units for purposes of impairment testing based upon the relative fair value of the asset to each reporting unit. Our reporting units are consistent with our segments. See Note 19 - Segment Information for further discussion.

The Company performs its annual impairment test in the fourth quarter of its fiscal year. The fair value of each reporting unit is compared to its carrying value, including goodwill. In estimating the fair value of our reporting units, we use a discounted cash flow methodology, which requires us to estimate future revenues, expenses, and capital expenditures and make assumptions about our weighted average cost of capital and perpetuity growth rate, among other variables. We test the aggregate estimated fair value of our reporting units by comparison to our total market capitalization, including both equity and debt capital. If the fair value of a reporting unit is less than its carrying value, an impairment loss would be recognized equal to that excess; however the loss recognized cannot exceed the total amount of goodwill allocated to that reporting unit. See Note 10 - Goodwill and Intangible Assets for further detail.

NOTE 2 - Significant Accounting Policies and Practices (continued)

Intangible Assets

Intangible assets are recorded at cost or at estimated fair value if acquired in a business combination. Customer lists, proprietary technology and certain trade name intangibles are amortized, using the straight-line method, over their estimated useful lives. The range and weighted average useful lives for definite-lived intangibles assets are as follows:

Asset Type	Range	Weighted Average
Customer relationships	5 - 20 years	18.5 years
Technology assets	5 - 18 years	12.1 years
Tradenames	6 - 12 years	11.9 years

Definite-lived intangible assets held and used are reviewed for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be recoverable. If indicators of potential impairment are identified, the Company performs an undiscounted cash flow analysis to determine if impairment exists. The asset value would be deemed impaired if the undiscounted cash flows expected to be generated by the asset did not exceed its carrying value. If impairment is determined to exist, any related impairment loss is calculated based on fair value. There were no triggering events identified during the years ended September 30, 2018, 2017 and 2016 that necessitated an impairment test of definite-lived intangible assets. There was no impairment loss recognized on definite-lived intangible assets.

Certain trade name intangible assets have an indefinite life and are not amortized; but instead are assessed for impairment at least annually and as triggering events or indicators of potential impairment are identified. The Company performs its annual impairment test in the fourth quarter of its fiscal year. Impairment of indefinite lived intangible assets is assessed by comparing the estimated fair value of the identified trade names to their carrying value to determine if potential impairment exists. If the fair value is less than the carrying value, an impairment loss is recorded for the excess. The fair value of indefinite-lived intangible assets is determined using an income approach, the relief-from-royalty methodology, which requires us to make estimates and assumptions about future revenues, royalty rates, and the discount rate, among others. See Note 10 - Goodwill and Intangible Assets for further detail.

Debt Issuance Costs

Debt issuance costs are deferred and amortized to interest expense using the effective interest method over the lives of the related debt agreements. Debt issuance costs were $57.6 million and $76.1 million as of September 30, 2018 and 2017, respectively, and are included in Long Term Debt, Net of Current Portion in the Consolidated Statements of Financial Position. Amortization of debt issuance costs is recognized as Interest Expense in the Consolidated Statements of Income. See Note 11 - Debt for further detail.

Financial Instruments

Derivative financial instruments are used by the Company principally in the management of its interest rate, foreign currency exchange rate and raw material price exposures. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. Derivative assets and liabilities are reported at fair value in the Consolidated Statements of Financial Position. When hedge accounting is elected at inception, the Company formally designates the financial instrument as a hedge of a specific underlying exposure and documents both the risk management objectives and strategies for undertaking the hedge. Depending on the nature of derivatives designated as hedging instruments, changes in fair value are either offset against the change in fair value of the hedged assets or liability through earnings, or recognized in equity through other comprehensive income until the hedged item is recognized. Any ineffective portion of a financial instrument’s change in fair value is recognized in earnings. For derivatives that do not qualify for hedge accounting treatment, the change in the fair value is recognized in earnings. See Note 13 - Derivatives for further detail.

Treasury Stock

Treasury stock purchases are stated at cost and presented as a separate reduction of equity.

Noncontrolling Interest

Noncontrolling interest recognized in the consolidated equity of the Company is the minority interest ownership in equity of a consolidated subsidiary that is not attributable, directly or indirectly, to the parent company, SBH; and recognized separate from shareholders’ equity in the Consolidated Statement of Financial Position.  Income from a consolidated subsidiary with a minority interest ownership is allocated to the minority interest and considered attributable to the noncontrolling interest in the Consolidated Statement of Income.

Business Combinations and Acquisition Accounting

The Company accounts for acquisitions by applying the acquisition method of accounting when the transaction or event is considered a business combination, which requires that the assets acquired and liabilities assumed constitute a business. A defined business is generally an acquired group of assets with inputs and processes that make it capable of generating a return or economic benefit for the acquirer. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed in a business combination be measured at their fair values as of the closing date of the acquisition. See Note 4 – Acquisitions for further detail.

NOTE 2 - Significant Accounting Policies and Practices (continued)

Revenue Recognition

The Company recognizes revenue from product sales generally upon delivery to the customer, or at the shipping point in situations where the customer picks up the product or where delivery terms so stipulate. This represents the point at which title and risks and rewards of ownership of the product are passed, provided that there are no uncertainties regarding customer acceptance, there is persuasive evidence that an arrangement exists, the price to the buyer is fixed or determinable and ability to collect is deemed reasonably assured. The provision for customer returns is based on historical sales and returns and other relevant information. The Company estimates and accrues the cost of returns, which are treated as a reduction of Net Sales.

The Company enters into promotional arrangements, primarily with retail customers, that entitle such retailers to earn rebates from the Company. These arrangements require the Company to estimate and accrue the costs of these programs, which are treated as a reduction of Net Sales.

The Company enters into promotional arrangements that target the ultimate consumer. The costs associated with such arrangements are treated as either a reduction in Net Sales or an increase in Cost of Goods Sold, based on the type of promotional program. The Company monitors its commitments under all promotion arrangements and uses various measures, including past experience, to estimate the earned, but unpaid, promotional costs. The terms of the Company’s customer-related promotional arrangements and programs are tailored to each customer and documented through written contracts, correspondence or other communications with the individual customers.

The Company also enters into various arrangements, primarily with retail customers, which require the Company to make upfront cash payments in order to secure the right to distribute through such customers. The Company capitalizes these payments provided the payments are supported by a time or volume based arrangement with the retailer and amortizes the associated payment over the appropriate time or volume-based term of the arrangement. Capitalized payments are reported in the Consolidated Statements of Financial Position as Deferred Charges and Other Assets and related amortization is treated as a reduction in Net Sales.

Shipping and Handling Costs

Shipping and handling costs include costs incurred with third-party carriers to transport products to customers and salaries and overhead costs related to activities to prepare the Company’s products for shipment at the Company’s distribution facilities. Shipping and handling costs were $251.2 million, $224.6 million and $226.5 million during the years ended September 30, 2018, 2017 and 2016, respectively. Shipping and handling costs are included in Selling Expenses in the Consolidated Statements of Income.

Advertising Costs

Advertising costs include agency fees and other costs to create advertisements, as well as costs paid to third parties to print or broadcast the Company’s advertisements and are expensed as incurred. The Company incurred advertising costs of $26.0 million, $21.6 million and $23.4 million during the years ended September 30, 2018, 2017 and 2016, respectively. Advertising costs are included in Selling Expenses in the Company’s Consolidated Statements of Income.

Research and Development Costs

Research and development costs are charged to expense in the period they are incurred.

Environmental Expenditures

Environmental expenditures that relate to current operations or to conditions caused by past operations are expensed or capitalized as appropriate. The Company determines its liability for environmental matters on a site-by-site basis and records a liability at the time when it is probable that a liability has been incurred and such liability can be reasonably estimated. The estimated liability is not reduced for possible recoveries from insurance carriers. Estimated environmental remediation expenditures are included in the determination of the net realizable value recorded for assets held for sale. See Note 18 - Commitments and Contingencies for further detail.

Restructuring and Related Charges

Restructuring charges include, but are not limited to, the costs of one-time termination benefits such as severance costs and retention bonuses, and contract termination costs consisting primarily of lease termination costs. Related charges, as defined by the Company, include, but are not limited to, other costs directly associated with exit and relocation activities, including impairment of property and other assets, departmental costs of full-time incremental employees, and any other items related to the exit or relocation activities. Costs for such activities are estimated by management after evaluating detailed analyses of the costs to be incurred.

Liabilities from restructuring and related charges are recorded for estimated costs of facility closures, significant organizational adjustments and measures undertaken by management to exit certain activities. Costs for such activities are estimated by management after evaluating detailed analyses of the costs to be incurred. Such liabilities or asset reductions could include amounts for items such as severance costs and related benefits, lease termination payments and any other items directly related to the exit activities. Impairment of property and equipment and other current or long-term assets as a result of restructuring related initiatives are recognized as a reduction of the appropriate asset.

Restructuring and related charges associated with manufacturing and related initiatives are recorded in Cost of Goods Sold. Restructuring and related charges reflected in Cost of Goods Sold include, but are not limited to, termination and related costs associated with manufacturing employees, asset impairments relating to manufacturing initiatives and other costs directly related to the manufacturing component of a restructuring initiative. Restructuring and related charges associated with administrative functions are recorded in operating expenses, such as initiatives impacting sales, marketing, distribution or other non-manufacturing related functions. Restructuring and related charges reflected in operating expenses include, but are not limited to, termination and related costs, any asset impairments relating to the administrative functions and other costs directly related to the administrative components of the restructuring initiatives implemented. See Note 5 - Restructuring and Related Charges for further detail.

NOTE 2 - Significant Accounting Policies and Practices (continued)

Acquisition and Integration Related Charges

Acquisition and integration costs include costs directly associated with the completion of the purchase of net assets or equity interest of a business such as a business combination, equity investment, joint venture or purchase of non-controlling interest. Acquisition and integration costs include, but not limited to, transactions costs such as banking, advisory, legal, accounting, valuation, and other professional fees directly related to both consummated acquisitions and acquisition targets; along with costs incurred towards integration of acquired operations onto the Company’s shared service platform, termination of redundant positions and locations, employee transition costs, integration related professional fees and other post business combination expenses associated with integration activity. See Note 4- Acquisitions for further detail.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in income tax expense in the period in which the change in judgment occurs. Accrued interest expense and penalties related to uncertain tax positions are recorded in Income Tax Expense. See Note 15 - Income Taxes for further detail.

Foreign Currency Translation

Local currencies are considered the functional currencies for most of the Company’s operations outside the United States. Assets and liabilities of the Company’s foreign subsidiaries are translated at the rate of exchange existing at year-end, with revenues, expenses and cash flows translated at the average of the monthly exchange rates. Adjustments resulting from translation of the financial statements are recorded as a component of equity in Accumulated Other Comprehensive Income (“AOCI”), including the effects of exchange rate changes on intercompany balances of a long-term investment nature.

Foreign currency transaction gains and losses for transactions denominated in a currency other than the functional currency are reported in Other Non-Operating Expense, Net in the Consolidated Statements of Income in the period they occur. Exchange losses on foreign currency transactions were $7.1 million, $5.9 million, and $6.9 million for the years ended September 30, 2018, 2017 and 2016, respectively.

Newly Adopted Accounting Standards

In May 2017, the FASB issued Accounting Standard Update (“ASU”) No 2017-09,  Compensation – Stock Compensation (Topic 718): Scope of Modification Accounting, which provides clarity and reduces complexity when accounting for modifications in share-based payment awards. In accordance with the ASU, the effects of modification are accounted for unless all the following are met: (1) the fair value of the modified award is the same as the fair value of the original award immediately before the original award is modified, (2) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award was modified; and (3) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified.  Total recognized compensation cost for an equity award shall be at least equal to the fair value of the award at grant date unless at the date of modification the performance or service conditions of the original award are not expected to be satisfied. The ASU must be applied on a prospective basis and will become effective for us beginning in the first quarter of the year ended September 30, 2019, with early adoption available, including within interim periods.  We chose to adopt the standard during the fourth quarter ended September 30, 2018.  The standard was applicable for modification of Spectrum share based awards that exchanged as a result of the Spectrum Merger on July 13, 2018.  See Note 4 – Acquisitions, for further discussion over the Spectrum Merger and related stock compensation, and see Note 17 – Share Based Compensation, for further discussion over shared based compensation of Spectrum and HRG.

NOTE 2 - Significant Accounting Policies and Practices (continued)

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. This ASU requires revenue recognition to depict the transfer of goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new revenue recognition model requires identifying the contract and performance obligations, determining the transaction price, allocating the transaction price to performance obligations and recognizing the revenue upon satisfaction of performance obligations. This ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. This ASU can be applied either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the updates recognized at the date of the initial application along with additional disclosures. The ASU becomes effective for us beginning in the first quarter of our fiscal year ending September 30, 2019. We have performed an assessment over the impact of the pronouncement to the Company, including a detailed assessment over contracts with our customers and the impact to our policies, processes and control environment. Based upon the results of our assessment and implementation, we have determined that the impact of adoption to the Company’s consolidated financial statements is not material and there were no matters identified that were considered significant for changes in disclosure.  We plan to adopt the ASU retrospectively with the cumulative effect of initially applying the update at the date of initial application in the first quarter of the fiscal year ending September 30, 2019.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which supersedes the lease requirements in ASC 840, Leases. This ASU requires lessees to recognize lease assets and liabilities on the balance sheet, as well as disclosing key information about leasing arrangements. Although the new ASU requires both operating and finance leases to be disclosed on the balance sheet, a distinction between the two types still exists as the economics of leases can vary. The ASU can be applied using a modified retrospective approach, with a number of optional practical expedients relating to the identification and classification of leases that commenced before the effective date, along with the ability to use hindsight in the evaluation of lease decisions, that entities may elect to apply. As a result, the ASU will become effective for us beginning in the first quarter of our fiscal year ending September 30, 2020, with early adoption applicable. We have not measured the impact of adoption at this point in our assessment and have not concluded on the overall materiality of the impact of adoption to the Company’s consolidated financial statements or determined the method and timing of adoption.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which addresses diversity in practice with the classification and presentation of certain cash receipts and cash payments in the statement of cash flows.  The amendments in this update address the classification within the statement of cash flow for debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent payments made after a business combination, proceeds from the settlement of insurance claims and corporate-owned life insurance policies, distributions received from equity method investees, and beneficial interests in securitization transactions, among other separately identifiable cash flows when applying the predominance principle. The ASU is applied on a retrospective basis and will become effective for us beginning in the first quarter of our fiscal year ending September 30, 2019; with early adoption available.  We are currently assessing the impact this pronouncement will have on the consolidated financial statements of the Company and have not yet concluded on the materiality.

In November 2016, the FASB issued ASU No. 2016-18, Restricted Cash, which addresses diversity in practice with the classification and presentation of restricted cash in the statement of cash flow, classifying transfers between cash and restricted cash as operating, investing, or financing activities, or as a combination of those activities, in the statement of cash flows.  The amendment requires the statement of cash flows to explain the change during the period in total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents; and include with cash and cash equivalents when reconciling the beginning-of-period and end-of-period amounts shown on the statement of cash flows. The ASU is applied on a retrospective basis and will become effective for us beginning in the first quarter of our fiscal year ending September 30, 2019; with early adoption available.  We are currently assessing the impact this pronouncement will have on the consolidated financial statements of the Company and have not yet concluded on the materiality.

In March 2017, the FASB issued ASU No. 2017-07, Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which requires an employer to disaggregate the service cost component from the other components of net periodic pension costs within the statement of income. The amendment provides guidance requiring the service cost component to be recognized consistent with other compensation costs arising from service rendered by employees during the period, and all other components to be recognized separately outside of the subtotal of income from operations. The ASU is applied on a retrospective basis and will become effective for us in the first quarter of the year ending September 30, 2019.  We have determined that the impact of adoption to the Company’s consolidated financial statements is not material.

In August 2017, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2017-12, Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities (Topic 815), which changes the designation and measurement guidance for qualifying hedging relationships and presentation of hedge results. The amendments in this update make certain targeted improvements to simplify the application of the hedge accounting guidance in current GAAP, better aligning the entity’s risk management activities and financial reporting for hedging relationships. The ASU can only be applied prospectively and will become effective for us beginning in the first quarter of our fiscal year ending September 30, 2020; with early adoption available. We are currently assessing the impact this pronouncement will have on the consolidated financial statements of the Company and have not yet concluded on the materiality or timing of the adoption.

NOTE 3 –DIVESTITURES

As previously discussed in Note 1- Description of Business, the GBL and GAC segments were classified as held for sale in the accompanying Consolidated Balance Sheets and as discontinued operations in the accompanying Consolidated Statements of Income. The following table summarizes the components of Income From Discontinued Operations, Net of Tax in the accompanying Condensed Consolidated Statement of Income for the three years ended September 30, 2018, 2017, and 2016.

(in millions)	2018	2017	2016
Income from discontinued operations before income taxes - GBL	$21.8	$84.5	$71.2
(Loss) income from discontinued operations before income taxes - GAC	(31.9)	94.5	112.5
Income (loss) from discontinued operations before income taxes - HRG Insurance Operations	476.4	287.1	(164.7)
Income from discontinued operations before income taxes - Compass	—	—	40.8
Income from discontinued operations before income taxes	466.3	466.1	59.8
Income tax expense from discontinued operations	21.3	176.8	138.6
Income (loss) from discontinued operations, net of tax	445.0	289.3	(78.8)
Income from discontinued operations, net of tax attributable to noncontrolling interest	33.2	92.7	60.9
Income (loss) from discontinued operations, net of tax attributable to controlling interest	$411.8	$196.6	$(139.7)

GBL

On January 15, 2018 the Company entered into a definitive acquisition agreement with Energizer Holdings, Inc. (“Energizer”) where Energizer agreed to acquire from the Company its GBL business for an aggregate purchase price of $2.0 billion in cash, subject to customary purchase price adjustments. The agreement provides that Energizer will purchase the equity of certain subsidiaries of the Company and acquire certain assets and assume certain liabilities of other subsidiaries used or held for the purpose of the GBL business. On November 15, 2018, the Company and Energizer entered into an amended acquisition agreement for the GBL sale.  See Note 23 – Subsequent Events for further detail regarding such amendment.  On January 2, 2019, the Company completed the sale of GBL to Energizer. As a result, the Company’s assets and liabilities associated with GBL have been classified as held for sale in the accompanying Consolidated Statements of Financial Position and the respective operations have been classified as discontinued operations in the accompanying Consolidated Statement of Income and Statement of Cash Flows.

The Company and Energizer have agreed to indemnify each other for losses arising from certain breaches of the GBL acquisition agreement and for certain other matters.  In particular, the Company has agreed to indemnify Energizer for certain liabilities relating to the assets retained by the Company, and Energizer has agreed to indemnify the Company for certain liabilities assumed by Energizer, in each case as described in the GBL acquisition agreement.

The Company and Energizer have agreed to enter into related agreements ancillary to the acquisition that became effective upon the consummation of the acquisition, including a customary transition services agreement and reverse transition services agreement.  The transition services agreement and reverse transition services agreement will be recognized as a component of continuing operations for periods following the completion of the GBL sale.

Refer to Note 23 – Subsequent Events to the Consolidated Financial Statements, included elsewhere in this Annual Report, for further discussion pertaining to the GBL divestiture.

The following table summarizes the assets and liabilities of GBL classified as held for sale as of September 30, 2018 and 2017:

(in millions)	2018	2017
Assets
Trade receivables, net	$99.3	$108.4
Other receivables	17.9	11.3
Inventories	127.8	119.7
Prepaid expenses and other current assets	23.0	26.1
Property, plant and equipment, net	160.5	143.9
Deferred charges and other	13.4	13.5
Goodwill	226.6	229.4
Intangible assets, net	304.0	309.3
Total assets of business held for sale	$972.5	$961.6
Liabilities
Current portion of long-term debt	6.3	8.7
Accounts payable	124.1	130.8
Accrued wages and salaries	25.0	22.4
Other current liabilities	82.6	36.0
Long-term debt, net of current portion	45.0	41.0
Deferred income taxes	20.9	17.6
Other long-term liabilities	60.6	56.7
Total liabilities of business held for sale	$364.5	$313.2

NOTE 3 –DIVESTITURES (continued)

The following table summarizes the components of income from discontinued operations before income taxes associated with the GBL divestiture in the accompanying Condensed Consolidated Statements of Operations for the three years ended September 30, 2018, 2017, and 2016:

(in millions)	2018	2017	2016
Net sales	$870.5	$865.6	$840.7
Cost of goods sold	553.2	539.3	524.7
Gross profit	317.3	326.3	316.0
Operating expenses	241.0	193.6	178.5
Operating income	76.3	132.7	137.5
Interest expense	53.5	48.3	65.5
Other non-operating expense (income), net	1.0	(0.1)	0.8
Income from discontinued operations before income taxes	$21.8	$84.5	$71.2

Beginning in January 2018, the Company ceased the recognition of depreciation and amortization of long-lived assets associated with GBL. The Company recognized depreciation and amortization expense of $8.3 million, $30.9 million and $29.6 million during the years ended September 30, 2018, 2017 and 2016, respectively.  Interest expense consists of interest from debt directly held by subsidiaries of the business held for sale, including interest from capital leases, and interest on Term Loans required to be paid down using proceeds received on disposal on sale of a business within 365 days with the exception for funds used for capital expenditures and acquisitions.  No impairment loss has been recognized as the fair value or expected proceeds from the disposal of the business is in excess of the subsequent payment.  During the year ended September 30, 2018 the Company incurred transaction costs of $60.7 million associated with the divestiture which has been recognized as a component of Income From Discontinued Operations – GBL on the Condensed Consolidated Statements of Income.  Transaction costs are expensed as incurred and include fees for investment banking services, legal, accounting, due diligence, tax, valuation and various other services necessary to complete the transaction.

GAC

On November 15, 2018 the Company entered into a definitive acquisition agreement with Energizer where Energizer has agreed to acquire from the Company its GAC business for an aggregate purchase price of $1.25 billion, including $937.5 million in cash plus stock consideration of 5.3 million shares of Energizer common stock with an approximate value of $312.5 million, subject to customary purchase price adjustments.  The agreement provides that Energizer will purchase the equity of certain subsidiaries of the Company and acquire certain assets and assume certain liabilities of other subsidiaries used or held for the purpose of the GAC business. On January 28, 2019, the Company completed the sale of GAC to Energizer.

The Company and Energizer have agreed to indemnify each other for losses arising from certain breaches of the GAC acquisition agreement and for certain other matters. In particular, the Company has agreed to indemnify Energizer for certain liabilities relating to the assets retained by the Company, and Energizer has agreed to indemnify the Company for certain liabilities assumed by Energizer, in each case as described in the GAC acquisition agreement. Subject to the GAC acquisition agreement, the Company agreed to indemnify Energizer for certain losses relating to liabilities arising primarily out of or relating to products sourced, manufactured, sold or distributed prior to the closing or arising out of or relating to pre-closing acts or omissions in connection with such products, subject to certain limits, and Energizer will bear the risk for a portion of those losses.

Refer to Note 23 – Subsequent Events to the Consolidated Financial Statements, included elsewhere in this Annual Report, for further discussion pertaining to the GAC divestiture.

The following table summarizes the assets and liabilities of GAC classified as held for sale as of September 30, 2018 and 2017:

(in millions)	2018	2017
Assets
Trade receivables, net	$55.2	$52.3
Other receivables	4.1	3.6
Inventories	72.8	68.0
Prepaid expenses and other current assets	2.9	6.0
Property, plant and equipment, net	58.2	57.8
Deferred charges and other	10.7	17.9
Goodwill	841.8	934.8
Intangible assets, net	384.4	395.1
Total assets of business held for sale	$1,430.1	$1,535.5
Liabilities
Current portion of long-term debt	0.4	0.2
Accounts payable	50.6	40.0
Accrued wages and salaries	3.2	4.5
Other current liabilities	13.3	6.3
Long-term debt, net of current portion	31.5	31.7
Deferred income taxes	71.6	111.5
Other long-term liabilities	2.5	3.3
Total liabilities of business held for sale	$173.1	$197.5

NOTE 3 –DIVESTITURES (continued)

The following table summarizes the components of income from discontinued operations before income taxes associated with the GAC divestiture in the accompanying Condensed Consolidated Statements of Operations for the three years ended September 30, 2018, 2017, and 2016:

(in millions)	2018	2017	2016
Net sales	$465.6	$446.9	$453.7
Cost of goods sold	284.9	233.7	213.9
Gross profit	180.7	213.2	239.8
Operating expenses	117.8	117.2	125.6
Operating income	62.9	96.0	114.2
Interest expense	2.1	1.4	0.1
Other non-operating expense, net	0.2	0.1	1.6
Write-down of assets of business held for sale to fair value less cost to sell	92.5	—	—
(Loss) income from discontinued operations before income taxes	$(31.9)	$94.5	$112.5

During the years ended September 30, 2018, 2017 and 2016, the Company recognized depreciation and amortization of $16.3 million, $21.1 million and $17.5 million. Beginning in November 2018, subsequent to the year ended September 30, 2018, the Company ceased the recognition of depreciation and amortization of long-lived assets associated with GAC when it was recognized as held for sale. Interest expense consists of interest from debt directly held by subsidiaries of the business held for sale, including interest from capital leases. Additionally, subsequent to the balance sheet date, the Company recognized a $107.2 million impairment on net assets held for sale associated with the GAC divestiture due to the expected fair value to be realized from the sale, net estimated transaction costs, be lower than the carrying value of the assets held for sale. The impairment was primarily driven by the change in value of stock consideration to be received as a component of the purchase price from Energizer. No transaction costs associated with the divestiture were incurred during the year ended September 30, 2018.

HRG – Insurance Operations

On November 30, 2017, FGL completed the FGL Merger pursuant to which, except for certain shares specified in the FGL Merger Agreement, each issued and outstanding share of common stock of FGL was automatically canceled and converted into the right to receive $31.10 in cash, without interest. The total consideration received by HRG Group Inc. as a result of the completion of the FGL Merger was $1,488.3 million.

Also on November 30, 2017, Front Street Re (Delaware) Ltd. Sold to the CF Entities all of the issued and outstanding shares of Front Street for $65 million, which is subject to reduction for customary transaction expenses. In addition, $6.5 million of the purchase price was deposited in escrow for a period of 15 months to support any indemnification claims that might be made (if any) by the CF entities.

The operations of FGL were classified as held for sale in the accompanying Consolidated Statement of Financial Position at September 30, 2017 and as discontinued operations through November 30, 2017 in the accompanying Consolidated Statements of Operations and Consolidated Statements of Cash Flows.

Additionally, HRG, FS Holdco II Ltd. (“FS Holdco”) and the CF Entities entered into an agreement (the “338 Agreement”) on May 24, 2017 pursuant to which the CF Entities agreed that FS Holdco may, at its option, cause the relevant CF Entity and FS Holdco to make a joint election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, with respect to the FGL Merger and the deemed share purchases of FGL’s subsidiaries (the “338 Tax Election”). Pursuant to the 338 Agreement, if FS Holdco elects to make the 338 Tax Election, FS Holdco and/or CF Corporation will be required to make a payment for the election to the other. On March 8, 2018, FS Holdco exercised the 338 Tax Election and the CF Entities were required to pay FS Holdco $26.6 million during the three month period ended June 30, 2018.

The following table summarizes the major categories of assets and liabilities of FGL classified as held for sale in the accompanying Consolidated Statement of Financial Position as of September 30, 2017.

(in millions)	September 30, 2017
Assets
Investments, including loans and receivables from affiliates	$23,211.1
Funds withheld receivables	742.7
Cash and cash equivalents	914.5
Accrued investment income	231.3
Reinsurance recoverable	2,358.8
Deferred acquisition costs and value of business acquired, net	1,163.6
Other assets	125.4
Write-down of assets of businesses held for sale to fair value less cost to sell	(421.2)
Total assets of business held for sale	$28,326.2
Liabilities
Insurance reserves	24,989.6
Debt	405.0
Accounts payable and other current liabilities	56.2
Deferred tax liabilities	68.0
Other long-term liabilities	831.9
Total liabilities of business held for sale	$26,350.7

NOTE 3 –DIVESTITURES (continued)

The following table summarizes the components of Income from Discontinued Operations – HRG Insurance Operations, in the accompanying Consolidated Statements of Income for the years ending September 30, 2018, 2017 and 2016.

(in millions)	2018	2017	2016
Revenues:
Insurance premiums	$6.8	$43.9	$72.5
Net investment income	181.9	1,050.7	985.9
Net investment gains	154.8	377.4	131.6
Other	35.1	169.5	130.5
Total revenues	378.6	1,641.5	1,320.5
Operating costs and expenses:
Benefits and other changes in policy reserves	241.3	925.9	893.9
Selling, acquisition, operating and general expenses	52.8	148.2	127.9
Amortization of intangibles	35.8	197.5	78.6
Total operating costs and expenses	329.9	1,271.6	1,100.4
Operating income	48.7	369.9	220.1
Interest expense and other	4.0	24.4	22.0
Write-down of assets of business held for sale to fair value less cost to sell	(14.2)	(58.4)	(362.8)
Reclassification of accumulated other comprehensive income	445.9	—	—
Income from discontinued operations before income taxes	$476.4	$287.1	$(164.7)

Property, Plant, and Equipment and long-lived assets classified as held for sale are measured at the lower of their carrying value or fair value less cost to sell.  As of September 30, 2017, the carrying value of HRG’s interest in FGL and Front Street exceeded their respective estimated fair value less cost to sell by $402.2 million and $19.0 million, respectively. The higher carrying value of FGL was primarily due to the increase in unrealized gains, net of offsets in FGL’s investment portfolio, with the effects of the unrealized gains, net of offsets, being recorded in accumulated other comprehensive income. Upon the completion of the FGL Merger, HRG deconsolidated its ownership interest in FGL, which resulted in the reclassification of $445.9 million of accumulated other comprehensive income attributable from FGL to income from discontinued operations during the year ended September 30, 2018. Additionally, subsequent to the close of the FGL Merger, the Company recognized a $5.9 million tax benefit allocated to HRG insurance operations discontinued operations during the year ended September 30, 2018, associated with the reversal of valuation allowance realized with the completion of the Spectrum Merger.

HRG – Compass

On July 1, 2016, HGI Energy entered into an agreement to sell its equity interests in Compass to a third party (such agreement, the “Compass Sale Agreement”). During the year ended September 30, 2016, the transactions contemplated by the Compass Sale Agreement were consummated. This sale represented the disposal of all of the Company’s oil and gas properties, which were accounted for using the full-cost method prior to their disposal. The Company has determined that the completion of HGI Energy’s sale of its equity interests in Compass to a third party represented a strategic shift for the Company and, accordingly, has presented the results of operations for Compass as discontinued operations.

The following table summarizes the components of Income from Discontinued Operations – HRG Compass, in the accompanying Consolidated Statements of Income for the year ended September 30, 2016.

(in millions)	2016
Revenues:
Oil and natural gas revenues	$40.2
Operating costs and expenses:
Oil and natural gas direct operating costs	38.2
Selling, acquisitions, operating and general expenses	22.8
Impairment and bad debt expense	93.2
Total operating costs and expenses	154.2
Operating loss	(114.0)
Interest expense	(5.9)
Gain upon gaining control of equity method investment	—
Gain on sale of oil and gas properties	105.6
Other income, net	1.5
Gain on disposal	53.6
Net income	40.8
Net income attributable to noncontrolling interest	0.1
Net income attributable to common and participating preferred stockholders	$40.7

NOTE 3 –DIVESTITURES (continued)

HPC

In December 2017 the Company entered into a plan to divest its HPC division, as a component of its GBA business, and was actively marketing the HPC business including discussions with third parties for the potential sale of the HPC business. As a result, the HPC business met the criteria for recognition as assets held for sale and HPC’s operations and cash flows were reported as component of discontinued operations. Subsequent to September 30, 2018, in November 2018, the Company made a strategic decision to cease marketing and actively pursuing a sale of the HPC division and will continue to manage and operate the business for continued use. Consequently, the HPC net assets were reclassified as held for use and the operating results and cash flows were included within the Company’s income from continuing operations. Upon recognition of the Company’s change in plan to sell the HPC business, the net assets were remeasured and reported at the carrying amount before the asset was classified as held for sale, which is lower than its fair value at the date of the subsequent decision not to sell. Subsequent to September 30, 2018, the asset carrying value will be adjusted for any depreciation and amortization expense, that would have been recognized had the assets been continuously classified as held and used. The effect of any required adjustments will be reflected in income from continuing operations as of the date of the decision not to sell in November 2018. There was no impairment or loss recognized when the decision not to sell was made.

The following tables summarize the effect of the change in plan to sell the HPC business and reclassification of the GAC business to discontinued operations on the previously reported condensed consolidated statements of income for the three years ended September 30, 2018, 2017, and 2016:

	September 30, 2018
(in millions)	As Previously Reported	Effect of HPC Reclassification From Held For Sale to Held and Used	After HPC Reclassification	Effect of GAC Reclassification From Held and Used to Held For Sale	After GAC Reclassification
Net sales	$3,145.9	$1,110.5	$4,256.4	$447.7	$3,808.7
Cost of goods sold	1,992.3	749.1	2,741.4	267.0	2,474.4
Gross profit	1,153.6	361.4	1,515.0	180.7	1,334.3
Operating expenses	1,051.6	268.8	1,320.4	210.3	1,110.1
Operating income	102.0	92.6	194.6	(29.6)	224.2
Interest expense	264.6	1.5	266.1	2.1	264.0
Other non-operating (income) expense, net	(6.3)	2.4	(3.9)	0.2	(4.1)
(Loss) income from operations before income taxes	$(156.3)	$88.7	$(67.6)	$(31.9)	$(35.7)

	September 30, 2017
(in millions)	As Previously Reported	Effect of HPC Reclassification From Held For Sale to Held and Used	After HPC Reclassification	Effect of GAC Reclassification From Held and Used to Held For Sale	After GAC Reclassification
Net sales	$3,010.6	$1,132.3	$4,142.9	$436.4	$3,706.5
Cost of goods sold	1,833.5	759.9	2,593.4	223.3	2,370.1
Gross profit	1,177.1	372.4	1,549.5	213.1	1,336.4
Operating expenses	894.1	271.9	1,166.0	117.1	1,048.9
Operating income	283.0	100.5	383.5	96.0	287.5
Interest expense	309.9	1.9	311.8	1.4	310.4
Other non-operating (income) expense, net	4.2	0.9	5.1	0.1	5.0
(Loss) income from operations before income taxes	$(31.1)	$97.7	$66.6	$94.5	$(27.9)

	September 30, 2016
(in millions)	As Previously Reported	Effect of HPC Reclassification From Held For Sale to Held and Used	After HPC Reclassification	Effect of GAC Reclassification From Held and Used to Held For Sale	After GAC Reclassification
Net sales	$3,038.3	$1,169.6	$4,207.9	$453.7	$3,754.2
Cost of goods sold	1,791.7	803.4	2,595.1	213.9	2,381.2
Gross profit	1,246.6	366.2	1,612.8	239.8	1,373.0
Operating expenses	911.7	265.1	1,176.8	125.6	1,051.2
Operating income	334.9	101.1	436.0	114.2	321.8
Interest expense	334.5	2.5	337.0	0.1	336.9
Other non-operating (income) expense, net	(8.8)	3.2	(5.6)	1.6	(7.2)
(Loss) income from operations before income taxes	$9.2	$95.4	$104.6	$112.5	$(7.9)

The Company had ceased the recognition of depreciation and amortization for the HPC assets while considered held for sale beginning January 2018. During the year ended September 30, 2018, the Company recognized depreciation and amortization of $8.8 million and deferred the recognition of $29.0 million during the period in which the assets were held for sale, which was subsequently recognized after September 30, 2018 in the period in which the change in plan was realized in order to reflect the carrying value of HPC net assets as if they had been held for use during that period. During the year ended September 30, 2018, the Company had incurred HPC divestiture related transaction costs of $14.9 million which are included in General and Administrative Expenses on the Company’s Condensed Consolidated Statements of Income.

NOTE 4 - ACQUISITIONS

Spectrum Merger

Effective July 13, 2018, the Company completed the planned Spectrum Merger. Prior to the Spectrum Merger, the Company was a holding company, doing business as HRG and conducting its operations principally through its majority owned subsidiaries.  In accordance with the Agreement and Plan of Merger (the “Merger Agreement”), HRG, through, HRG SPV Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of HRG (“Merger Sub”), merged with and into Spectrum, with Spectrum continuing as a wholly owned subsidiary of HRG.  The certificate of incorporation of HRG was amended and restated, pursuant to which, among other things, the corporate name of HRG was changed to “Spectrum Brands Holdings, Inc.”, the Board of Directors of Spectrum were designated as the Board of Directors of the Company with an individual designated by Jefferies Financial Group (“Jefferies”, formerly Leucadia National Corporation) and the officers of Spectrum became officers of SBH. Further, HRG subsequently began operating under the name of Spectrum Brands Holdings, Inc. and the NYSE ticker symbol of HRG Common Stock changed to “SPB”.

Immediately prior to the close of the Spectrum Merger, each issued and outstanding share of HRG common stock was, by means of a reverse stock split, combined into a fraction of a share of HRG Common Stock equal to (i) the number of shares of common stock, par value $0.01 per share, of Spectrum common stock held by HRG and its subsidiaries, adjusted for HRG’s net indebtedness as of closing, certain transaction expenses of HRG that are unpaid as of closing and a $200.0 million upward adjustment, divided by (ii) as of immediately prior to the reverse stock split, the number of outstanding shares of HRG common stock on a fully-diluted basis.  Each share of Spectrum common stock issued and outstanding (other than shares held in treasury of Spectrum or held by HRG) were converted into the right to receive one share of newly issued HRG common stock and exchanged for HRG common stock.  The weighted average shares and earnings per share data on the Consolidated Statements of Income were retrospectively adjusted to reflect the impact of the reverse stock split for all periods presented.  See Note 20 – Earnings Per Share - SBH for further detail on the conversion rate and reverse stock split.

Each restricted stock award, restricted stock unit and performance stock unit granted under an equity plan of Spectrum, whether vested or unvested, were assumed by SBH and automatically converted into a corresponding equity-based award in SBH with the right to hold or acquire shares of common stock equal to the number of shares of Spectrum common stock previously underlying such award. Each new award is subject to the same terms and conditions as the corresponding Spectrum award. SBH assumed all rights and obligations in respect of each equity-based plan of Spectrum.  The modification of the Spectrum awards to account for the exchange did not result in incremental expense and the recognized shared based compensation expense associated with the awards are based upon the fair value at the original grant date.  See Note 17 – Share Based Compensation for further discussion over Spectrum shared based awards.

Prior to the close, each stock option, warrant and restricted stock award granted under an equity-based plan of HRG outstanding and unvested immediately prior to the closing became fully vested and each stock option and warrant became exercisable. Each exercisable award that is unexercised shall be adjusted (including to give effect to the reverse stock split) and shall remain outstanding, subject to the same terms and conditions as applied to the corresponding award. Immediately prior to the reverse stock split, each HRG restricted stock award shall become fully vested and be treated as a share of HRG common stock for purposes of the reverse stock split and the Merger.  As a result, there are no unvested HRG equity based awards outstanding and all previously unrecognized stock compensation was recognized effective the date of close.  See Note 17 – Share Based Compensation for further discussion over HRG share based awards.

The Spectrum Merger was accounted for as an acquisition of a non-controlling interest.  Prior to completion of the Spectrum Merger, the Company recognized non-controlling interest and income attributable to non-controlling interest in the Consolidated Financial Statements of SBH for the minority ownership of Spectrum. Effective July 13, 2018, Spectrum is a wholly owned subsidiary of SBH and all recognized non-controlled interest associated with Spectrum is part of SBH’s shareholder’s equity and income after completion of the Spectrum Merger will be fully recognized as income attributable to controlling interest of SBH.  As previously discussed, the presentation of the Company’s consolidated financial statements and certain notes to the consolidated financial statements have been updated to reflect the presentation of Spectrum’s historical financial statements.

During the years ended September 30, 2018 and 2017, the Company incurred costs of $45.9 million and $7.6 million associated with the Spectrum Merger and recognized as General and Administrative Expenses on the Consolidated Statements of Income of SBH.

NOTE 4 – ACQUISITIONS (continued)

PetMatrix

On June 1, 2017, the Company completed the acquisition of PetMatrix LLC, a manufacturer and marketer of rawhide-free dog chews consisting primarily of the DreamBone® and SmartBones® brands. The results of PetMatrix’s operations since June 1, 2017 are included in the Company’s Consolidated Statements of Income, and reported within the PET reporting segment for the year ended September 30, 2017.

The Company has recorded an allocation of the purchase price to the Company’s tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values as of the June 1, 2017 acquisition date. The excess of the purchase price over the fair value of the net tangible assets and identifiable intangible assets was recorded as goodwill, which includes value associated with the assembled workforce. The calculation of purchase price and purchase price allocation is as follows:

(in millions)	Purchase Price
Cash consideration	$255.2

(in millions)	Allocation
Cash and cash equivalents	$0.2
Trade receivables	7.8
Inventories	16.0
Prepaid expenses and other current assets	0.9
Property, plant and equipment	0.8
Goodwill	123.8
Intangible assets	110.4
Accounts payable	(4.1)
Accrued wages and salaries	(0.1)
Other current liabilities	(0.5)
Net assets acquired	$255.2

The purchase price allocation resulted in goodwill of $123.8 million, allocated to the PET segment; of which $123.8 million is deductible for tax purposes. The values allocated to intangible assets and the weighted average useful lives are as follows:

(in millions)	Carrying Amount	Weighted Average Useful Life (Years)
Tradenames	$75.0	Indefinite
Technology	21.0	14 years
Customer relationships	12.0	16 years
Non-compete agreement	2.4	5 years
Total intangibles acquired	$110.4

The Company performed a valuation of the acquired inventories; tradenames; technologies; customer relationships and non-compete agreements. The following is a summary of significant inputs to the valuation:

•

Inventory – Acquired inventory consists of branded finished goods that were valued based on the comparative sales method, which estimates the expected sales price of the finished goods inventory, reduced for all costs expected to be incurred in its completion or disposition and a profit on those costs.

•

Tradenames – The Company valued indefinite-lived trade names, DreamBone® and SmartBones®, using an income approach, the relief-from-royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the trade names were not owned. Royalty rates were selected based on consideration of several factors, including prior transactions, related trademarks and trade names, other similar trademark licensing and transaction agreements and the relative profitability and perceived contribution of the trade names.

•

Technology – The Company valued technology using an income approach, the relief-from-royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the technology was not owned. Royalty rates were selected based on consideration of several factors, including prior transactions, related licensing agreements and the importance of the technology and profit levels, among other considerations. The Company anticipates using these technologies through the legal life of the underlying patents; therefore, the expected useful life of these technologies is based on the remaining life of the underlying patents.

•

Customer relationships – The Company valued customer relationships using an income approach, the multi-period excess earnings method. In determining the fair value of the customer relationships, the multi-period excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the customer relationship after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. Only expected sales from current customers were used, which are estimated using annual expected growth rates of 2% to 20%. The Company assumed a customer retention rate of up to 98%, which is supported by historical retention rates. Income taxes were estimated at 35% and amounts were discounted using a rate of 12%.

•

Non-compete agreements – The Company valued the non-compete agreement using the income approach that compares the prospective cash flows with and without the non-compete agreement in place. The value of the non-compete agreement is the difference between the discounted cash flows of the business under each of these two alternative scenarios, considering both tax expenditure and tax amortization benefits.

Pro forma results have not been presented as the PetMatrix acquisition is not considered individually significant to the consolidated results of the Company.

NOTE 4 – ACQUISITIONS (continued)

GloFish

On May 12, 2017, the Company entered into an asset purchase agreement with Yorktown Technologies LP, for the acquisition of assets consisting of the GloFish branded operations, including transfer of the GloFish® brand, related intellectual property and operating agreements. The GloFish operations primarily consist of the development and licensing of fluorescent fish for sale through mass retail and online channels. The results of GloFish’s operations since May 12, 2017 are included in the Company’s Consolidated Statements of Income, and reported within the PET reporting segment for the year ended September 30, 2017.

The Company has recorded an allocation of the purchase price to the Company’s tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values as of the May 12, 2017 acquisition date. The excess of the purchase price over the fair value of the net tangible assets and identifiable intangible assets was recorded as goodwill, which includes value associated with the assembled workforce, including an experienced research team. The calculation of purchase price and purchase price allocation is as follows:

(in millions)	Purchase Price
Cash consideration	$49.7

(in millions)	Allocation
Trade receivables	$0.4
Property, plant and equipment	0.6
Goodwill	11.2
Intangible assets	37.8
Other current liabilities	(0.3)
Net assets acquired	$49.7

The purchase price allocation resulted in goodwill of $11.2 million, allocated to the PET segment; of which $11.2 million is deductible for tax purposes. The values allocated to intangible assets and the weighted average useful lives are as follows:

(in millions)	Carrying Amount	Weighted Average Useful Life (Years)
Tradenames	$6.1	Indefinite
Technology	30.2	13 years
Customer relationships	1.5	10 years
Total intangibles acquired	$37.8

The Company performed a valuation of the acquired tradenames; technologies; customer relationships and contingent consideration. The following is a summary of significant inputs to the valuation:

•

Tradenames – The Company valued indefinite-lived trade names using an income approach, the relief-from-royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the trade names were not owned. Royalty rates were selected based on consideration of several factors, including prior transactions, related trademarks and trade names, other similar trademark licensing and transaction agreements and the relative profitability and perceived contribution of the trade names.

•

Technology – The Company valued technology using an income approach, the relief-from-royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the technology was not owned. Royalty rates were selected based on consideration of several factors, including prior transactions, related licensing agreements and the importance of the technology and profit levels, among other considerations. The Company anticipates using these technologies through the legal life of the underlying patents; therefore, the expected useful life of these technologies is based on the remaining life of the underlying patents.

•

Customer relationships – The Company valued customer relationships using a replacement cost. The replacement cost approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the customer relationships after deducting the cost to recreate key customer relationships. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. Income taxes were estimated at 35% and amounts were discounted using a rate of 12%.

Pro forma results have not been presented as the GloFish acquisition is not considered individually significant to the consolidated results of the Company.

Shaser

On May 18, 2017, the Company completed the purchase of the remaining 44% non-controlling interest of Shaser, Inc. with a purchase price of $12.6 million. Effective May 18, 2017, Shaser, Inc. is a wholly owned subsidiary of the Company and all recognized non-controlled interest associated with Shaser, Inc. is part of the Company’s equity. As a result of the acquisition the Company recognized an increase of $24.1 million to additional paid-in capital.

NOTE 4 – ACQUISITIONS (continued)

Acquisition and Integration Costs

The following table summarizes acquisition and integration related charges incurred by the Company during the years ended September 30, 2018, 2017 and 2016:

(in millions)	2018	2017	2016
HHI	$6.0	$5.9	$13.3
PetMatrix	4.9	4.5	—
Glofish	0.2	1.0	—
Shaser	0.1	1.2	—
Other	4.1	5.1	8.8
Total acquisition and integration related charges	$15.3	$17.7	$22.1

NOTE 5 - RESTRUCTURING AND RELATED CHARGES

PET Rightsizing Initiative – During the second quarter of the year ending September 30, 2017, the Company implemented a rightsizing initiative within the PET segment to streamline certain operations and reduce operating costs. The initiative includes headcount reductions and the rightsizing of certain facilities. Total costs associated with this initiative of $20.3 million have been incurred to date and completed as of September 30, 2018.

HHI Distribution Center Consolidation – During the second quarter of the year ending September 30, 2017, the Company implemented an initiative within the HHI segment to consolidate certain operations and reduce operating costs. The initiative includes headcount reductions and the exit of certain facilities. Total costs associated with the initiative are expected to be approximately $83 million, of which $79.4 million has been incurred to date. The balance is anticipated to be incurred through December 31, 2018.

Other Restructuring Activities – The Company has entered or may enter into small, less significant initiatives and restructuring activities to reduce costs and improve margins throughout the organization. Individually these activities are not substantial, and occur over a shorter time period (less than 12 months).

The following summarizes restructuring and related charges for the years ended September 30, 2018, 2017, and 2016:

(in millions)	2018	2017	2016
HHI distribution center consolidation	$52.0	$27.4	$—
PET rightsizing initiative	12.1	8.2	—
Other restructuring activities	11.5	1.9	10.2
Total restructuring and related charges	$75.6	$37.5	$10.2
Reported as:
Cost of goods sold	$3.6	$0.5	$0.4
Operating expense	72.0	37.0	9.8

The following summarizes restructuring and related charges for the years ended September 30, 2018, 2017, and 2016, and cumulative costs of restructuring initiatives as of September 30, 2018, by cost type. Termination costs consist of involuntary employee termination benefits and severance pursuant to a one-time benefit arrangement recognized as part of a restructuring initiative. Other costs consist of non-termination type costs related to restructuring initiatives such as incremental costs to consolidate or close facilities, relocate employees, cost to retrain employees to use newly deployed assets or systems, lease termination costs, and redundant or incremental transitional operating costs and customer fines and penalties during transition, among others:

	Termination	Other
(in millions)	Benefits	Costs	Total
For the year ended September 30, 2018	$7.8	$67.8	$75.6
For the year ended September 30, 2017	8.0	29.5	37.5
For the year ended September 30, 2016	3.9	6.3	10.2
Cumulative costs through September 30, 2018	14.2	97.4	111.6
Future costs to be incurred	—	3.7	3.7

The following is a rollforward of the accrual related to all restructuring and related activities, included within Other Current Liabilities, by cost type, for the years ended September 30, 2018, 2017, and 2016:

	Termination	Other
(in millions)	Benefits	Costs	Total
Accrual balance at September 30, 2016	$1.2	$0.1	$1.3
Provisions	7.9	9.6	17.5
Cash expenditures	(2.0)	(0.5)	(2.5)
Non-cash items	(0.5)	(0.1)	(0.6)
Accrual balance at September 30, 2017	$6.6	$9.1	$15.7
Provisions	4.9	4.2	9.1
Cash expenditures	(8.4)	(8.6)	(17.0)
Accrual balance at September 30, 2018	$3.1	$4.7	$7.8

NOTE 5 - RESTRUCTURING AND RELATED CHARGES (continued)

The following summarizes restructuring and related charges by segment for the years ended September 30, 2018, 2017, and 2016, cumulative costs of restructuring initiatives as of September 30, 2018 and future expected costs to be incurred by segment:

(in millions)	HHI	HPC	PET	H&G	Corporate	Total
For the year ended September 30, 2018	$52.8	$0.7	$13.2	$0.8	$8.1	$75.6
For the year ended September 30, 2017	26.6	—	9.1	—	1.8	37.5
For the year ended September 30, 2016	2.3	0.3	6.0	0.4	1.2	10.2
Cumulative costs through September 30, 2018	80.2	0.7	21.4	0.8	8.5	111.6
Future costs to be incurred	3.7	—	—	—	—	3.7

NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair values of the Company’s financial assets and liabilities are defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. Fair value measurements are classified using a fair value hierarchy that is based upon the observability of inputs used in measuring fair value. Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed assumptions about hypothetical transactions in the absence of market data. Fair value measurements are classified under the following hierarchy:

•	Level 1 - Unadjusted quoted prices for identical instruments in active markets.
•

Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3 - Significant inputs to the valuation model are unobservable.

The Company utilizes valuation techniques that attempt to maximize the use of observable inputs and minimize the use of unobservable inputs. The Company’s derivatives are valued on a recurring basis using internal models, which are based on market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities, which are generally based on quoted or observed market prices (Level 2). The fair value of certain derivative financial instruments is estimated using pricing models based on contracts with similar terms and risks. Modeling techniques assume market correlation and volatility, such as using prices of one delivery point to calculate the price of the contract’s different delivery point. The nominal value of interest rate transactions is discounted using applicable forward interest rate curves. In addition, by applying a credit reserve which is calculated based on credit default swaps or published default probabilities for the actual and potential asset value, the fair value of the Company’s derivative financial instrument assets reflects the risk that the counterparties to these contracts may default on the obligations. Likewise, by assessing the requirements of a reserve for non-performance which is calculated based on the probability of default by the Company, the Company adjusts its derivative contract liabilities to reflect the price at which a potential market participant would be willing to assume the Company’s liabilities. The Company has not changed the valuation techniques used in measuring the fair value of any financial assets and liabilities during the year.

The carrying values and estimated fair values for financial instruments as of September 30, 2018 and 2017 are as follows:

	September 30, 2018					September 30, 2017
					Carrying					Carrying
(in millions)	Level 1	Level 2	Level 3	Fair Value	Amount	Level 1	Level 2	Level 3	Fair Value	Amount
Derivative Assets	$—	$8.9	$—	$8.9	$8.9	$—	$1.5	$—	$1.5	$1.5
Derivative Liabilities	—	0.8	—	0.8	0.8	—	15.5	—	15.5	15.5
Debt - SBH	—	4,806.9	—	4,806.9	4,651.2	—	5,826.4	92.0	5,918.4	5,692.6
Debt - SB/RH	—	4,330.9	—	4,330.9	4,233.3	—	3,960.2	—	3,960.2	3,759.2

The carrying values of goodwill, intangible assets and other long-lived assets are tested annually or more frequently if an event occurs that indicates an impairment loss may have been incurred, using fair value measurements with unobservable inputs (Level 3). See Note 13-Derivatives for additional detail. The fair value measurements of the Company’s debt represent non-active market exchange-traded securities which are valued at quoted input prices that are directly observable or indirectly observable through corroboration with observable market data (Level 2). See Note 11-Debt for additional detail. The carrying values of cash and cash equivalents, receivables, accounts payable and short term debt approximate fair value based on the short-term nature of these assets and liabilities.

NOTE 7 - RECEIVABLES

The allowance for uncollectible receivables as of September 30, 2018 and 2017 was $38.6  million and $39.2 million, respectively. The following is a rollforward of the allowance for the years ended September 30, 2018, 2017 and 2016:

	Beginning	Charged to		Other	Ending
(in millions)	Balance	Profit & Loss	Deductions	Adjustments	Balance
September 30, 2018	$39.2	$7.5	$(8.7)	$0.6	$38.6
September 30, 2017	$38.9	$4.0	$(5.0)	$1.3	$39.2
September 30, 2016	$35.9	$12.0	$(7.6)	$(1.4)	$38.9

The Company has a broad range of customers including many large retail outlet chains, three of which exceed 10% of consolidated Net Sales and/or Trade Receivables.  These three customers represented 31.3%,  34.7% and 34.4% of Net Sales for the years ended September 30, 2018, 2017 and 2016, respectively; and 37.2% and 32.2% of Trade Receivables at September 30, 2018 and 2017, respectively.

We have entered into various factoring agreements and early pay programs with our customers to sell our trade receivables under non-recourse agreements in exchange for cash proceeds. A loss on sales is recognized for any discount and factoring fees associated with the transfer. We utilize factoring arrangements as an integral part of our financing for working capital. These transactions are treated as a sale and are accounted for as a reduction in trade receivables because the agreements transfer effective control over and risk related to the receivables to buyers. In some instances, we may continue to service the transferred receivable after the factoring has occurred, but in most cases we do not service any factored accounts. Any servicing of the trade receivable does not constitute significant continuing involvement or preclude the recognition of a sale. We do not carry any material servicing assets or liabilities. Cash proceeds from these arrangements are reflected as operating activities. The aggregate gross amount factored under these facilities was $1,675.3 million, $1,627.8 million and $1,609.6 million for the years ended September 30, 2018, 2017 and 2016, respectively. The cost of factoring such trade receivables was $9.4 million, $7.7 million and $6.6 million for the years ended September 30, 2018, 2017 and 2016 and reflected in the Consolidated Statements of Income as General and Administrative Expense.

NOTE 8 - INVENTORY

Inventories as of September 30, 2018 and 2017 consist of the following:

(in millions)	2018	2017
Raw materials	$70.3	$73.0
Work-in-process	35.3	33.6
Finished goods	478.0	481.2
	$583.6	$587.8

NOTE 9 - Property, Plant and Equipment

Property, plant and equipment as of September 30, 2018 and 2017 consist of the following:

(in millions)	2018	2017
Land, buildings and improvements	$161.2	$158.4
Machinery, equipment and other	489.3	434.7
Capital leases	199.6	198.3
Construction in progress	32.3	42.8
Property, plant and equipment	$882.4	$834.2
Accumulated depreciation	(382.4)	(335.2)
Property, plant and equipment, net	$500.0	$499.0

Depreciation expense from property, plant and equipment for the years ended September 30, 2018, 2017 and 2016 was $72.3 million, $74.6 million, and $65.1 million, respectively. Effective December 29, 2017, HPC was considered held for sale and a component of discontinued operations through September 30, 2018. Subsequent to the September 30, 2018 balance sheet date, the Company ceased marketing the business for sale and changed it plan to sell HPC and the disposal group was subsequently recognized as a component of continuing operations.  See Note 3 – Divestitures for further detail.  The consolidated financial statements of the Company have been revised to reflect the HPC operations as continuing operations and the assets as held for used.  During the year ended September 30, 2018, there was $13.5 million of depreciation expense that was not recognized and deferred until the first quarter of fiscal year 2019 when the change in plan was realized and the property plant and equipment assets were recognized as held and used at their respective carrying value.

NOTE 10 - GOODWILL AND INTANGIBLE ASSETS

Goodwill, by segment, consists of the following:

(in millions)	HHI	PET	H&G	HPC	Total
As of September 30, 2016	$702.8	299.8	196.5	118.2	1,317.3
PetMatrix acquisition	—	123.8	—	—	123.8
GloFish acquisition	—	11.2	—	—	11.2
Foreign currency impact	5.9	2.3	—	1.3	9.5
As of September 30, 2017	$708.7	437.1	196.5	119.5	1,461.8
Foreign currency impact	(4.4)	(1.2)	—	(1.5)	(7.1)
As of September 30, 2018	$704.3	$435.9	$196.5	$118.0	$1,454.7

The fair values of the HHI, PET, and H&G reporting units exceeded their carrying values by 89%,  21%, and 222% respectively. During the year ended September 30, 2018, the HPC reporting unit was identified as a component of discontinued operations while it was marketed for sale and the net assets were recognized as held for sale, including its goodwill. While HPC was held for sale, there were no impairments of the net assets of the HPC business identified or recognized. Subsequent to September 30, 2018, the Company ceased its plan to sell the business and retroactively revised its historical financial statements to reflect the HPC business as a component of continuing operations. There was no impairment of goodwill, indefinite lived assets, or long-lived assets recognized with the Company’s change in plan. Consequently, no impairment was recognized and there were no reporting units that were deemed at risk of impairment during the year ended September 30, 2018.

The carrying value and accumulated amortization for intangible assets subject to amortization are as follows:

	2018			2017
(in millions)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	$701.3	$(275.3)	$426.0	$705.5	$(255.5)	$450.0
Technology assets	181.5	(78.2)	103.3	181.4	(61.1)	120.3
Tradenames	153.2	(105.1)	48.1	165.8	(104.7)	61.1
Total	$1,036.0	$(458.6)	$577.4	$1,052.7	$(421.3)	$631.4

Certain trade names intangible assets have an indefinite life and are not amortized. The balance of trade names not subject to amortization was $1,064.4 million and $1,088.1 million as of September 30, 2018 and 2017. During the year ended September 30, 2018, the Company recognized $20.3 million impairment on indefinite life intangible assets due to the reduction in value over certain tradenames associated with the PET segment driven by lost sales volumes attributable to safety recall and increased market competition. During the years ended September 30, 2017 and 2016, the Company recognized $16.3 million and $4.7 million, respectively, of impairment on indefinite life intangible assets that were primarily in response to changes in management’s strategy.

Amortization expense from intangible assets for the years ended September 30, 2018, 2017 and 2016 was $53.0 million, $72.1 million and $70.9 million, respectively. Effective December 29, 2017, HPC was considered held for sale and a component of discontinued operations through September 30, 2018. Subsequent to the September 30, 2018 balance sheet date, the Company ceased marketing the business for sale and changed it plan to sell HPC and the disposal group was subsequently recognized as a component of continuing operations.  See Note 3 – Divestitures for further detail.  The consolidated financial statements of the Company have been revised to reflect the HPC operations as continuing operations and the assets as held for used.  During the year ended September 30, 2018, there was $15.5 million of amortization expense that was not recognized and deferred until the first quarter of fiscal year 2019 when the change in plan was realized and the intangible assets were recognized as held and used at their respective carrying value.

Excluding the impact of any future acquisitions or changes in foreign currency, the Company anticipates the annual amortization expense of intangible assets for the next five fiscal years will be as follows:

(in millions)	Amortization
2019	$67.6
2020	67.4
2021	65.0
2022	56.2
2023	45.7

NOTE 11 – DEBT

Debt for SBH and SB/RH as of September 30, 2018 and 2017 consists of the following:

	SBH				SB/RH
	September 30, 2018		September 30, 2017		September 30, 2018		September 30, 2017
(in millions)	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
Spectrum Brands Inc.
Term Loan, variable rate, due June 23, 2022	$1,231.7	4.4%	$1,244.2	3.4%	$1,231.7	4.4%	$1,244.2	3.4%
CAD Term Loan, variable rate, due June 23, 2022	32.8	5.5%	59.0	4.9%	32.8	5.5%	59.0	4.9%
4.00% Notes, due October 1, 2026	494.7	4.0%	500.9	4.0%	494.7	4.0%	500.9	4.0%
5.75% Notes, due July 15, 2025	1,000.0	5.8%	1,000.0	5.8%	1,000.0	5.8%	1,000.0	5.8%
6.125% Notes, due December 15, 2024	250.0	6.1%	250.0	6.1%	250.0	6.1%	250.0	6.1%
6.625% Notes, due November 15, 2022	570.0	6.6%	570.0	6.6%	570.0	6.6%	570.0	6.6%
Revolver Facility, variable rate, expiring March 6, 2022	—	—%	—	—%	—	—%	—	—%
Other notes and obligations	7.3	9.5%	11.5	9.5%	7.3	9.5%	11.5	9.5%
Intercompany note with parent	—	—%	—	—%	520.0	4.3%	—	—%
Obligations under capital leases	175.1	5.5%	180.3	5.4%	175.1	5.5%	180.3	5.4%
Total Spectrum Brands, Inc. debt	3,761.6		3,815.9		4,281.6		3,815.9
Spectrum Brands Holdings, Inc. (formerly HRG)
HRG - 7.875% Senior Secured Notes, due July 15, 2019	—	—%	864.4	7.9%	—	—%	—	—%
HRG - 7.75% Senior Unsecured Notes, due January 15, 2022	890.0	7.8%	890.0	7.8%	—	—%	—	—%
HGI Funding - 2017 Loan, due July 13, 2018	—	—%	50.0	3.7%	—	—%	—	—%
HGI Energy - notes due June 30, 2018	—	—%	92.0	1.5%	—	—%	—	—%
Salus - unaffiliated long-term debt of consolidated VIE	77.0	—%	28.9	—%	—	—%	—	—%
Salus - long term debt of consolidated VIE with FGL	—	—%	48.1	—%	—	—%	—	—%
Total SBH debt	4,728.6		5,789.3		4,281.6		3,815.9
Unamortized discount on debt	(19.8)		(20.7)		(2.8)		(3.7)
Debt issuance costs	(57.6)		(76.1)		(45.5)		(53.1)
Less current portion	(26.9)		(169.8)		(546.9)		(27.8)
Long-term debt, net of current portion	$4,624.3		$5,522.7		$3,686.4		$3,731.3

The Company’s aggregate scheduled maturities of debt and capital lease obligations are as follows:

	SBH			SB/RH
(in millions)	Capital Lease Obligations	Debt	Total	Capital Lease Obligations	Debt	Total
2019	$17.4	$17.6	$35.0	$17.4	$537.6	$555.0
2020	18.0	15.3	33.3	18.0	15.3	33.3
2021	19.3	89.9	109.2	19.3	12.9	32.2
2022	16.3	2,116.0	2,132.3	16.3	1,226.0	1,242.3
2023	15.5	—	15.5	15.5	—	15.5
Thereafter	197.0	2,314.7	2,511.7	197.0	2,314.7	2,511.7
Total	283.5	4,553.5	4,837.0	283.5	4,106.5	4,390.0
Interest	(108.4)	—	(108.4)	(108.4)	—	(108.4)
Long-term debt	$175.1	$4,553.5	$4,728.6	$175.1	$4,106.5	$4,281.6

Spectrum Term Loans and Revolver Facility

On June 23, 2015, SBI entered into term loan facilities pursuant to a Senior Credit Agreement consisting of (i) a $1,450 million USD Term Loan due June 23, 2022, (ii) a $75 million CAD Term Loan due June 23, 2022 and (iii) a €300 million Euro Term Loan due June 23, 2022, (collectively, “Term Loans”) and (iv) entered into a $500 million Revolver Facility due June 23, 2020 (the “Revolver”). The proceeds from the Term Loans and draws on the Revolver were used to repay SBI’s then-existing senior term credit facility, repay SBI’s outstanding 6.75% senior unsecured notes due 2020, repay and replace SBI’s then-existing asset based revolving loan facility, and to pay fees and expenses in connection with the refinancing and for general corporate purposes. Subsequent to the year ending September 30, 2018, the Company paid the $32.8 million CAD Term Loan in full on October 31, 2018.

On October 6, 2016, the Company entered into the first amendment to the Credit Agreement under its Term Loans and Revolver Facility (the “Credit Agreement”) reducing the interest rate margins applicable to the USD Term Loans to either adjusted LIBOR (International Exchange London Interbank Offered Rate), subject to a 0.75% floor plus margin of 2.50% per annum, or base rate with a 1.75% floor plus margin of 1.50% per annum. The Company recognized $1.0 million of costs in connection with amending the Credit Agreement that has been recognized as interest expense.

On March 6, 2017, the Company entered into a second amendment to the Credit Agreement expanding the overall capacity of the Revolver Facility to $700 million, reducing the interest rate margin to either adjusted LIBOR plus margin ranging from 1.75% to 2.25%, or base rate plus margin ranging from 0.75% to 1.25%, reducing the commitment fee to 35bps, and extending the maturity to March 2022. The Company recognized $2.6 million of costs in connection with amending the cash revolver that has been deferred as debt issuance costs.

On April 7, 2017, the Company entered into a third amendment to the Credit Agreement reducing the interest rate margins applicable to the USD Term Loans to either adjusted LIBOR plus margin of 2.00% per annum, or base rate plus margin of 1.00%. The Company recognized $0.6 million of costs in connection with amending the Credit Agreement that has been recognized as interest expense.

NOTE 11 – DEBT (continued)

On May 16, 2017, the Company entered into a fourth amendment to the Credit Agreement increasing its USD Term Loan by $250.0 million of incremental borrowings and removing the floor which both LIBOR and base rates were subject to. The Company recognized $2.7 million as costs in connection with the increased borrowing that has been deferred as debt issuance costs.

On May 24, 2017, the Company extinguished its Euro Term Loan and recognized non-cash interest expense of $0.6 million for previously deferred debt issuance costs in connection with the extinguishment.

On March 28, 2018, the Company entered into a fifth amendment to the Credit Agreement, expanding the overall capacity of the Revolver Facility to $800 million.

As of September 30, 2018, the Term Loans and Revolver Facility are subject to variable interest rates, (i) the USD Term Loan is subject to either adjusted LIBOR, plus margin of 2.00% per annum, or base rate plus margin of 1.00% per annum; (ii) the CAD Term Loan is subject to either CDOR (Canadian Dollar Offered Rate), subject to a 0.75% floor plus 3.50% per annum, or base rate with a 1.75% floor plus 2.50% per annum; (iii) the Euro Term Loan was subject to either EURIBOR (Euro Interbank Offered Rate), subject to a 0.75% floor plus 2.75% per annum; and (iv) the Revolver Facility is subject to either adjusted LIBOR plus margin ranging from 1.75% to 2.25% per annum, or base rate plus margin ranging from 0.75% to 1.25% per annum.

Subject to certain mandatory prepayment events, the Term Loans are subject to repayment according to scheduled amortizations, with the final payments of all amounts outstanding, plus accrued and unpaid interest, due at maturity. The Senior Credit Agreement contains customary affirmative and negative covenants, including, but not limited to, restrictions on SBI and its restricted subsidiaries’ ability to incur indebtedness, create liens, make investments, pay dividends or make certain other distributions, and merge or consolidate or sell assets, in each case subject to certain exceptions set forth in the Senior Credit Agreement.

The Credit Agreement, solely with respect to the Revolver Facility, contains a financial covenant test on the last day of each fiscal quarter on the maximum total leverage ratio. This is calculated as the ratio of (i) the principal amount of third party debt for borrowed money (including unreimbursed letter of credit drawings), capital leases and purchase money debt, at period-end, less cash and cash equivalents, to (ii) adjusted EBITDA for the trailing twelve months. The maximum total leverage ratio should be no greater than 6.0 to 1.0. As of September 30, 2018, we were in compliance with all covenants under the Credit Agreement.

Pursuant to a guarantee agreement, SB/RH and the material wholly-owned domestic subsidiaries of SBI have guaranteed SBI’s obligations under the Senior Credit Agreement and related loan documents. Pursuant to a security agreement, SBI and such subsidiary guarantors have pledged substantially all of their respective assets to secure such obligations and, in addition, SB/RH has pledged the capital stock of SBI to secure such obligations. The Senior Credit Agreement also provides for customary events of default including payment defaults and cross-defaults to other material indebtedness.

As a result of borrowings and payments under the Revolver Facility, at September 30, 2018, the Company had borrowing availability of $777.3 million, net outstanding letters of credit of $21.2 million and $1.5 million allocated to a foreign subsidiary.

On October 31, 2018, subsequent to the balance sheet date of September 30, 2018, the Company repaid its CAD Term Loan in full for $32.6 million of outstanding principal and interest.  On January 4, 2019, subsequent to September 30, 2018, the Company repaid its USD Term Loan in full using proceeds received from the divestiture of GBL, recognizing a loss on extinguishment of the debt of $9.0 million subsequent to the year ended September 30, 2018 attributable to a non-cash charge from the write-off of deferred financing costs and original issue discount associated with the debt.

Spectrum 4.00% Notes

On September 20, 2016, SBI issued €425 million aggregate principal amount of 4.00% Notes at par value, due October 1, 2026. The 4.00% Notes are guaranteed by SB/RH as well as by SBI’s existing and future domestic subsidiaries.

SBI may redeem all or a part of the 4.00% Notes, at any time on or after October 1, 2021 at specified redemption prices. In addition, prior to October 1, 2021, SBI may redeem the notes at a redemption price equal to 100% of the principal amounts plus a “make-whole” premium. SBI is also entitled to redeem up to 35% of the aggregate principal amount of the notes before October 1, 2019 with an amount of cash equal to the net proceeds that SBI raises in equity offerings at specified redemption prices. Further, the indenture governing the 4.00% Notes (the “2026 Indenture”) requires SBI to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of SBI, as defined in the 2026 Indenture.

The 2026 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2026 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments when due or on acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2026 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 4.00% Notes. If any other event of default under the 2026 Indenture occurs and is continuing, the trustee for the 2026 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 4.00% Notes, may declare the acceleration of the amounts due under those notes.

The Company recorded $7.7 million of fees in connection with the offering of the 4.00% Notes, which have been capitalized as debt issuance costs and are being amortized over the remaining life of the 4.00% Notes.

NOTE 11 – DEBT (continued)

Spectrum 5.75% Notes

On May 20, 2015, SBI issued $1,000 million aggregate principal amount of 5.75% Notes at par value, due July 15, 2025 (the “5.75% Notes”). The 5.75% Notes are guaranteed by SB/RH as well as by SBI’s existing and future domestic subsidiaries.

SBI may redeem all or a part of the 5.75% Notes, at any time on or after July 15, 2020, at specified redemption prices. In addition, prior to July 15, 2020, SBI may redeem the notes at a redemption price equal to 100% of the principal amount plus a “make-whole” premium. SBI is also entitled to redeem up to 35% of the aggregate principal amount of the notes before July 15, 2018 with an amount of cash equal to the net proceeds that SBI raises in equity offerings at specified redemption prices. Further, the indenture governing the 5.75% Notes (the “2025 Indenture”) requires SBI to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of SBI, as defined in the 2025 Indenture.

The 2025 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2025 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments when due or on acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2025 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 5.75% Notes. If any other event of default under the 2025 Indenture occurs and is continuing, the trustee for the 2025 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 5.75% Notes, may declare the acceleration of the amounts due under those notes.

The Company recorded $19.7 million of fees in connection with the offering of the 5.75% Notes, which have been capitalized as debt issuance costs and are being amortized over the remaining life of the 5.75% Notes.

Spectrum 6.125% Notes

On December 4, 2014, SBI issued $250 million aggregate principal amount of 6.125% Notes at par value, due December 15, 2024 (the”6.125% Notes”). The 6.125% Notes are guaranteed by SB/RH, as well as by SBI’s existing and future domestic subsidiaries.

SBI may redeem all or a part of the 6.125% Notes, at any time on or after December 15, 2019, at specified redemption prices. Prior to December 15, 2019, SBI may redeem the notes at a redemption price equal to 100% of the principal amount plus a “make-whole” premium. SBI is also entitled to redeem up to 35% of the aggregate principal amount of the notes before December 15, 2017 with an amount of cash equal to the net proceeds that SBI raises in equity offerings at specified redemption prices. Further, the indenture governing the 6.125% Notes (the “2024 Indenture”) requires SBI to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of SBI, as defined in the 2024 Indenture.

The 2024 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2024 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments when due or on acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2024 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 6.125% Notes. If any other event of default under the 2024 Indenture occurs and is continuing, the trustee for the 2024 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 6.125% Notes, may declare the acceleration of the amounts due under those notes.

The Company recorded $4.6 million of fees in connection with the offering of the 6.125% Notes, which have been capitalized as debt issuance costs and are being amortized over the remaining life of the 6.125% Notes.

Spectrum 6.375% Notes and 6.625% Notes

On December 17, 2012, in connection with the acquisition of HHI Business, the Company assumed $520 million aggregate principal amount of 6.375% Notes at par value, due November 15, 2020 (the “6.375% Notes”), and $570 million aggregate principal amount of 6.625% Notes at par value, due November 15, 2022 (the “6.625% Notes”). During the year ended September 30, 2016, in connection with the issuance of the 4.00% Notes previously discussed, the Company repurchased $390.3 million aggregate principal amount of the 6.375% Notes in a cash tender offer. In connection with the tender, the Company recognized $6.5 million of fees and expenses and a $15.6 million tender premium as interest expense and wrote off $5.8 million of previously capitalized debt issuance costs as a non-cash charge to interest expense during the year ended September 30, 2016. On October 20, 2016, the Company redeemed the remaining outstanding aggregate principal on the 6.375% Notes of $129.7 million, with a make whole premium of $4.6 million recognized as interest expense and $1.9 million in non-cash interest expense for previously deferred debt issuance costs for the year ended September 30, 2017. The 6.625% Notes are unsecured and guaranteed by SB/RH, as well as by existing and future domestic restricted subsidiaries.

The Company may redeem all or a part of the 6.625% Notes, upon not less than 30 or more than 60 days notice, at specified redemption prices. Further, the indenture governing the 6.625% Notes (the “2020/22 Indenture”) requires the Company to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of the Company, as defined in such indenture. Subsequent to the year ended September 30, 2017 and effective November 15, 2017, the 6.625% Notes became callable by the Company.

The 2020/22 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

NOTE 11 – DEBT (continued)

On March 21, 2019, subsequent to September 30, 2018, the Company completed the prepayment of $285.0 million out of the $570.0 million aggregate principal amount of it 6.625% Notes at a price of 102.2083% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, in part using cash proceeds received from the GAC and GBL divestitures, recognizing a loss on extinguishment of the debt of $9.6 million subsequent to the year ended September 30, 2018, attributable to a $6.3 million premium on repayment of the debt and a non-cash charge of $3.3 million attributable to the write-off of deferred financing costs associated with the debt.

In addition, the 2020/22 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments when due or on acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2020/22 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 6.625% Notes. If any other event of default under the 2020/22 Indenture occurs and is continuing, the trustee for the 2020/22 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 6.625% Notes, may declare the acceleration of the amounts due under those notes.

The Company recorded $14.1 million of fees in connection with the offering of the 6.625% Notes, which were capitalized as debt issuance costs and amortized over the remaining lives of the 6.625% Notes, respectively.

HRG 7.875% Notes

The indenture governing the 7.875% Notes contain covenants limiting, among other things, and subject to certain qualifications and exceptions, the Company’s ability, and, in certain cases, the ability of the Company’s subsidiaries, to incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of capital stock; make certain restricted payments; sell assets; engage in transactions with affiliates; or consolidate or merge with, or sell substantially all of the Company’s assets to, another person. The Company is also required to maintain compliance with certain financial tests, including minimum liquidity and collateral coverage ratios that are based on the fair market value of the collateral, including the Company’s equity interests in Spectrum Brands and its other subsidiaries such as HGI Funding. On January 16, 2018, HRG redeemed all $864.4 million outstanding principal amount of its 7.875% Senior Secured Notes due 2019 at a redemption price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

HRG 7.75% Notes

As of September 30, 2018 and 2017, the Company had an outstanding balance of $890.0 million of 7.75% senior notes due 2022 (the “7.75% Notes”). Interest on the 7.75% Notes is payable semiannually, in January and July.  Until January 15, 2020, the Company may redeem the 7.75% Notes at certain fixed redemption prices expressed as a percentage of the principal amount, plus accrued and unpaid interest. At any time on or after January 15, 2020, the Company may redeem some or all of the 7.75% Notes at 100.0% of the principal amount plus accrued and unpaid interest.

On January 30, 2019, subsequent to September 30, 2018, the Company repaid its 7.75% Senior Unsecured Notes issued by HRG in full using proceeds received from the GBL and GAC divestitures, recognizing a loss on extinguishment of the debt of $41.2 million subsequent to the year ended September 30, 2018, attributable to a $17.2 million premium on repayment of the debt and a non-cash charge of $24.0 million attributable to the write-off of deferred financing costs and original issue discount associated with the debt.

HGI Funding 2017 Loan

On January 13, 2017, the Company, through a wholly-owned subsidiary, HGI Funding, entered into a loan agreement, pursuant to which it was able to borrow up to an aggregate amount of $150.0 million (the “2017 Loan”). The 2017 Loan beared interest at an adjusted International Exchange London Interbank Offered Rate (“LIBOR”), plus 2.35% per annum, payable quarterly and a commitment fee of 75 bps. During the year ended September 30, 2018, the 2017 Loan was terminated by the borrower.

HGI Energy Notes

In February 2013, in connection with HRG’s acquisition of an interest in Compass, HGI Energy entered into note purchase agreements with FGL and Front Street for $100.0 million notional aggregate principal amount of notes due February 14, 2021. The notes to FGL earned interest of 9.0% per annum, payable semi-annually in arrears on January 1 and July 1. Following the Compass sale, the notes were cancelled and replaced with $92.0 million notional aggregate amount of new HGI Energy Notes, which were then transferred from FGL to a reinsurance funds withheld account at Front Street, for which Front Street bears the economic risk. As a result of the transaction, HGI Energy recognized $8.0 million gain on the extinguishment of debt included in Other (Expense) Income in the accompanying Consolidated Statements of Operations, while FGL and Front Street recognized $8.0 million of net investment loss included in Income (loss) from discontinued operations – HRG insurance operations, net of tax in the accompanying Consolidated Statements of Operations.

On May 8, 2017, the HGI Energy Notes were amended to (i) extend the stated maturity date to the earlier of (x) June 30, 2018 and (y) five business days following the date of any occurrence of acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group, other than HRG or its subsidiaries, of common stock representing more than 50.0% of FGL’s issued an outstanding common stock; and (ii) increase the rate of interest paid by the HGI Energy Notes from 0.7% to 1.5%, effective August 22, 2017.

On December 5, 2017, HRG paid off the $92.0 million aggregate principal amount of the HGI Energy Notes, which were previously held by FGL.

Salus

In February 2013, September 2013 and February 2015, Salus completed a collateralized loan obligation (“CLO”) securitization of up to $578.5 million notional aggregate principal amount. At September 30, 2018 and 2017, the outstanding notional aggregate principal amount of $77.0 million and $28.9 million, respectively, was taken up by unaffiliated entities, including HRG’s former subsidiary, FGL, and consisted entirely of subordinated debt in both periods. As of September 30, 2017, there was $48.1 million taken up by FGL and included in Assets of Businesses Held for Sale in the accompanying Consolidated Statement of Financial Position. The CLO subordinated debt is non-recourse to the Company. The obligations of the securitization are secured by the assets of the variable interest entity, primarily asset-based loan receivables and carry residual interest subject to maintenance of certain covenants. As of September 30, 2018, the CLO’s assets consisted of $2.0 million of cash that is being held back to cover wind-down and legal expenses. The subordinated tranches carry residual interest subject to maintenance of certain covenants. Due to losses incurred in the CLO, the CLO did not accrue interest on the subordinated debt as of September 30, 2018 and 2017.

NOTE 12 - LEASES

The Company has leases primarily pertaining to land, buildings and equipment that expire at various times through February 2034. The Company’s minimum rent payments under operating leases are recognized on a straight-line basis over the term of the leases. Future minimum rental commitments under non-cancelable operating leases are as follows:

(in millions)	Amount
2019	$22.8
2020	18.3
2021	13.0
2022	9.5
2023	8.0
Thereafter	10.6
Total minimum lease payments	$82.2

Rent expense was $33.0 million, $34.8 million and $41.0 million for the years ended September 30, 2018, 2017 and 2016, respectively.

NOTE 13 - DERIVATIVES

Derivative financial instruments are used by the Company principally in the management of its interest rate, foreign currency exchange rate and raw material price exposures. The Company does not hold or issue derivative financial instruments for trading purposes. For derivative instruments that are designated and qualify as cash flow hedges, the gain or loss on the effective portion of the derivative is reported as a component of Accumulated Other Comprehensive Income (“AOCI”) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on derivatives representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

Cash Flow Hedges

Interest Rate Swaps. The Company uses interest rate swaps to manage its interest rate risk. The swaps are designated as cash flow hedges with the changes in fair value recorded in AOCI and as a derivative asset or liability, as applicable. The swaps settle periodically in arrears with the related amounts for the current settlement period payable to, or receivable from, the counter-parties included in accrued liabilities or receivables, respectively, and recognized in earnings as an adjustment to Interest Expense from the underlying debt to which the swap is designated. At September 30, 2018 and 2017, the Company had a series of U.S. dollar denominated interest rate swaps outstanding which effectively fix the interest on variable rate debt, exclusive of lender spreads, at 1.76% for a notional principal amount of $300.0 million through May 2020. The derivative net gain estimated to be reclassified from AOCI into earnings over the next 12 months is $1.4 million, net of tax. The Company’s interest rate swap derivative financial instruments at September 30, 2018 and 2017 are as follows:

	2018		2017
(in millions)	Notional Amount	Remaining Years	Notional Amount	Remaining Years
Interest rate swaps - fixed	$300.0	1.6	$300.0	2.6

Commodity Swaps. The Company is exposed to risk from fluctuating prices for raw materials, specifically brass used in its manufacturing processes. The Company hedges a portion of the risk associated with the purchase of these materials through the use of commodity swaps. The hedge contracts are designated as cash flow hedges with the fair value changes recorded in AOCI and as a hedge asset or liability, as applicable. The unrecognized changes in fair value of the hedge contracts are reclassified from AOCI into earnings when the hedged purchase of raw materials also affects earnings. The swaps effectively fix the floating price on a specified quantity of raw materials through a specified date. At September 30, 2018, the Company had a series of brass swap contracts outstanding through February 2020. The derivative net loss estimated to be reclassified from AOCI into earnings over the next 12 months is $0.3 million, net of tax. The Company had the following commodity swap contracts outstanding as of September 30, 2018 and 2017:

	2018		2017
(in millions, except notional)	Notional	Contract Value	Notional	Contract Value
Brass swap contracts	1.0 Tons	$5.6	1.3 Tons	$6.6

Foreign exchange contracts. The Company periodically enters into forward foreign exchange contracts to hedge the risk from forecasted foreign currency denominated third party and intercompany sales or payments. These obligations generally require the Company to exchange foreign currencies for U.S. Dollars, Euros, Canadian Dollars or Japanese Yen. These foreign exchange contracts are cash flow hedges of fluctuating foreign exchange rates related to sales of product or raw material purchases. Until the sale or purchase is recognized, the fair value of the related hedge is recorded in AOCI and as a hedge asset or liability, as applicable. At the time the sale or purchase is recognized, the fair value of the related hedge is reclassified as an adjustment to Net Sales or purchase price variance in Cost of Goods Sold on the Consolidated Statements of Income. At September 30, 2018, the Company had a series of foreign exchange derivative contracts outstanding through March 2020. The derivative net loss estimated to be reclassified from AOCI into earnings over the next 12 months is $3.9 million, net of tax. At September 30, 2018 and 2017, the Company had foreign exchange derivative contracts designated as cash flow hedges with a notional value of $261.6 million and $330.5 million, respectively.

Net Investment Hedge

On September 20, 2016, SBI issued €425 million aggregate principal amount of 4.00% Notes. See Note 11 - Debt for further detail. The 4.00% Notes are denominated in Euros and have been designated as a net investment hedge of the translation of the Company’s net investments in Euro denominated subsidiaries at the time of issuance. As a result, the translation of the Euro denominated debt is recognized as AOCI with any ineffective portion recognized as foreign currency translation gains or losses on the statement of income when the aggregate principal exceeds the net investment in its Euro denominated subsidiaries. Net gains or losses from the net investment hedge are reclassified from AOCI into earnings upon a liquidation event or deconsolidation of Euro denominated subsidiaries. As of September 30, 2018, the hedge was fully effective and no ineffective portion was recognized in earnings.

NOTE 13 - DERIVATIVES (continued)

Derivative Contracts Not Designated As Hedges for Accounting Purposes

Foreign exchange contracts. The Company periodically enters into forward and swap foreign exchange contracts to economically hedge the risk from third party and intercompany payments resulting from existing obligations. These obligations generally require the Company to exchange foreign currencies for U.S. Dollars, Canadian Dollars, Euros, Pounds Sterling, Taiwanese Dollars or Australian Dollars. These foreign exchange contracts are economic hedges of a related liability or asset recorded in the accompanying Consolidated Statements of Financial Position. The gain or loss on the derivative hedge contracts is recorded in earnings as an offset to the change in value of the related liability or asset at each period end. At September 30, 2018, the Company had a series of forward exchange contracts outstanding through October 2018. At September 30, 2018 and 2017, the Company had $105.2 million and $109.7 million, respectively, of notional value for such foreign exchange derivative contracts outstanding.

Fair Value of Derivative Instruments

The fair value of the Company’s outstanding derivative instruments in the Consolidated Statements of Financial Position are as follows:

(in millions)	Line Item	2018	2017
Derivative Assets
Commodity swaps - designated as hedge	Other receivables	$—	$0.6
Interest rate swaps - designated as hedge	Other receivables	1.8	—
Interest rate swaps - designated as hedge	Deferred charges and other	1.0	0.4
Foreign exchange contracts - designated as hedge	Other receivables	5.5	—
Foreign exchange contracts - designated as hedge	Deferred charges and other	0.2	0.2
Foreign exchange contracts - not designated as hedge	Other receivables	0.4	0.3
Total Derivative Assets		$8.9	$1.5
Derivative Liabilities
Commodity swaps - designated as hedge	Accounts payable	$0.4	$—
Interest rate swaps - designated as hedge	Other current liabilities	—	0.5
Interest rate swaps - designated as hedge	Accrued interest	(0.3)	0.2
Foreign exchange contracts - designated as hedge	Accounts payable	0.3	13.1
Foreign exchange contracts - designated as hedge	Other long term liabilities	0.2	1.6
Foreign exchange contracts - not designated as hedge	Accounts payable	0.2	0.1
Total Derivative Liabilities		$0.8	$15.5

The Company is exposed to the risk of default by the counterparties with which it transacts and generally does not require collateral or other security to support financial instruments subject to credit risk. The Company monitors counterparty credit risk on an individual basis by periodically assessing each such counterparty’s credit rating exposure. The maximum loss due to credit risk equals the fair value of the gross asset derivatives that are concentrated with certain domestic and foreign financial institution counterparties. The Company considers these exposures when measuring its credit reserve on its derivative assets, which was less than $0.1 million for the years ended September 30, 2018 and 2017.

The Company’s standard contracts do not contain credit risk related contingent features whereby the Company would be required to post additional cash collateral as a result of a credit event. However, the Company is typically required to post collateral in the normal course of business to offset its liability positions. As of September 30, 2018, and 2017, there was no cash collateral outstanding. In addition, as of September 30, 2018 and 2017, the Company had no posted standby letters of credit related to such liability positions.

NOTE 13 - DERIVATIVES (continued)

The following table summarizes the impact of the effective and ineffective portions of designated hedges and the gain (loss) recognized in the Consolidated Statement of Income for the years ended September 30, 2018, 2017 and 2016:

	Effective Portion
For the year ended				Reclassified to	Ineffective portion
September 30, 2018	Gain (Loss)	Reclassified to Continuing Operations		Discontinued	Continuing Operations		Discontinued
(in millions)	in OCI	Line Item	Gain (Loss)	Operations	Line Item	Gain (Loss)	Operations
Interest rate swaps	$4.0	Interest expense	$—	$1.1	Interest expense	$—	$1.2
Commodity swaps	(4.5)	Cost of goods sold	0.7	2.4	Cost of goods sold	—	—
Net investment hedge	6.2	Other non-operating expense	—	—	Other non-operating expense	—	—
Foreign exchange contracts	(0.1)	Net sales	0.1	—	Net sales	—	—
Foreign exchange contracts	10.8	Cost of goods sold	(9.3)	(1.9)	Cost of goods sold	—	—
Total	$16.4		$(8.5)	$1.6		$—	$1.2

	Effective Portion
For the year ended				Reclassified to	Ineffective portion
September 30, 2017	Gain (Loss)	Reclassified to Continuing Operations		Discontinued	Continuing Operations		Discontinued
(in millions)	in OCI	Line Item	Gain (Loss)	Operations	Line Item	Gain (Loss)	Operations
Interest rate swaps	$(0.7)	Interest expense	$(1.3)	$—	Interest expense	$—	$—
Commodity swaps	6.2	Cost of goods sold	0.7	4.7	Cost of goods sold	—	—
Net investment hedge	(24.0)	Other non-operating expense	—	—	Other non-operating expense	—	—
Foreign exchange contracts	0.4	Net sales	(0.1)	—	Net sales	—	—
Foreign exchange contracts	(13.5)	Cost of goods sold	6.4	0.4	Cost of goods sold	—	—
Total	$(31.6)		$5.7	$5.1		$—	$—

	Effective Portion
For the year ended				Reclassified to	Ineffective portion
September 30, 2016	Gain (Loss)	Reclassified to Continuing Operations		Discontinued	Continuing Operations		Discontinued
(in millions)	in OCI	Line Item	Gain (Loss)	Operations	Line Item	Gain (Loss)	Operations
Interest rate swaps	$(0.4)	Interest expense	$(1.9)	$—	Interest expense	$—	$—
Commodity swaps	4.5	Cost of goods sold	(1.4)	(2.3)	Cost of goods sold	—	—
Net investment hedge	0.6	Other non-operating expense	—	—	Other non-operating expense	—	—
Foreign exchange contracts	(0.4)	Net sales	(0.2)	—	Net sales	—	—
Foreign exchange contracts	6.8	Cost of goods sold	6.6	0.3	Cost of goods sold	—	—
Total	$11.1		$3.1	$(2.0)		$—	$—

The following table summarizes the gain (loss) associated with derivative contracts not designated as hedges and recognized as part of income from continuing operations in the Consolidated Statements of Income for the years ended September 30, 2018, 2017 and 2016.

(in millions)	Line Item	2018	2017	2016
Foreign exchange contracts	Other non-operating (income) expense	$(2.3)	$0.8	$0.1

NOTE 14 - EMPLOYEE BENEFIT PLANS

Spectrum Defined Benefit Plans

Spectrum has various defined benefit pension plans covering some of its employees. Plans generally provide benefits of stated amounts for each year of service. Spectrum funds its pension plans in accordance with the requirements of the defined benefit pension plans and, where applicable, in amounts sufficient to satisfy the minimum funding requirements of applicable laws. Additionally, in compliance with the Spectrum’s funding policy, annual contributions to defined benefit plans are equal to the actuarial recommendations or statutory requirements in the respective countries. Spectrum sponsors or participates in a number of other non-U.S. pension arrangements, including various retirement and termination benefit plans, some of which are covered by local law or coordinated with government-sponsored plans, which are not significant in the aggregate. The following tables provide additional information on Spectrum’s pension plans as of September 30, 2018 and 2017:

	U.S. Plans		Non U.S. Plans
(in millions)	2018	2017	2018	2017
Changes in benefit obligation:
Benefit obligation, beginning of year	$75.3	$79.5	$149.8	$162.6
Service cost	0.4	0.4	2.0	2.5
Interest cost	2.7	2.7	3.6	3.3
Actuarial (gain) loss	(4.2)	(3.4)	1.5	(18.2)
Curtailments	—	—	—	(0.3)
Benefits paid	(3.7)	(3.9)	(5.3)	(6.7)
Foreign currency exchange rate changes	—	—	(2.7)	6.6
Benefit obligation, end of year	70.5	75.3	148.9	149.8
Changes in plan assets:
Fair value of plan assets, beginning of year	68.9	63.9	115.9	112.6
Actual return on plan assets	3.7	7.4	1.9	(1.4)
Employer contributions	0.4	1.5	5.6	7.0
Benefits paid	(3.7)	(3.9)	(5.3)	(6.8)
Foreign currency exchange rate changes	—	—	(2.3)	4.5
Fair value of plan assets, end of year	69.3	68.9	115.8	115.9
Funded Status	$(1.2)	$(6.4)	$(33.1)	$(33.9)
Amounts recognized in statement of financial position
Deferred charges and other	$0.1	$—	$3.2	$0.2
Other accrued expenses	0.4	0.4	0.4	0.3
Other long-term liabilities	0.9	6.0	35.9	33.8
Accumulated other comprehensive loss	7.5	12.0	35.8	34.1
Weighted average assumptions
Discount rate	3.70%	3.70%	1.00 - 8.30%	1.13 - 7.50%
Expected return on plan assets	7.00%	7.00%	1.00 - 3.70%	1.13 - 4.13%
Rate of compensation increase	N/A	N/A	2.25 - 7.00%	1.37 - 7.00%

Amounts reclassified from Accumulated Other Comprehensive Loss associated with Spectrum employee benefit plan costs and recognized on the Company’s Consolidated Statements of Income for the years ended September 30, 2018, 2017 and 2016 were as follows:

(in millions)	2018	2017	2016
Cost of goods sold	$1.9	$3.2	$1.5
Selling expenses	0.4	0.8	0.3
General and administrative expenses	0.2	0.3	0.1
Amounts reclassified from AOCI to continuing operations	$2.5	$4.3	$1.9
Amounts reclassified from AOCI to discontinued operations	$0.7	$1.2	$0.5

The net loss in Accumulated Other Comprehensive Loss expected to be recognized in continuing operations during the year ended September 30, 2018 is $2.1 million.

The following table contains the components of net periodic benefit cost from Spectrum defined benefit plans for the years ended September 30, 2018, 2017 and 2016:

	U.S. Plans			Non U.S. Plans
(in millions)	2018	2017	2016	2018	2017	2016
Service cost	$0.4	$0.4	$0.2	$2.0	$2.5	$2.0
Interest cost	2.7	2.7	3.1	3.6	3.3	4.2
Expected return on assets	(4.5)	(4.4)	(4.4)	(4.2)	(4.1)	(4.1)
Settlement and curtailment	—	—	—	0.1	0.3	0.1
Recognized net actuarial loss	1.1	1.6	0.6	1.4	2.7	0.6
Net periodic benefit cost	$(0.3)	$0.3	$(0.5)	$2.9	$4.7	$2.8
Weighted average assumptions
Discount rate	3.50%	3.50%	4.25%	1.13 - 7.50%	1.00 - 8.68%	1.75 - 7.00%
Expected return on plan assets	7.00%	7.00%	7.25%	1.13 - 4.13%	1.00 - 3.70%	1.75 - 4.53%
Rate of compensation increase	N/A	N/A	N/A	1.37 - 7.00%	2.25 - 7.00%	2.25 - 5.50%

The discount rate is used to calculate the projected benefit obligation. The discount rate used is based on the rate of return on government bonds as well as current market conditions of the respective countries where the plans are established. The expected return on plan assets is based on Spectrum’s expectation of the long-term average rate of return of the capital market in which the plans invest. The expected return reflects the target asset allocations and considers the historical returns earned for each asset category.

NOTE 14 - EMPLOYEE BENEFIT PLANS (continued)

Spectrum established formal investment policies for the assets associated with these plans. Policy objectives include maximizing long-term return at acceptable risk levels, diversifying among asset classes, if appropriate, and among investment managers, as well as establishing relevant risk parameters within each asset class. Specific asset class targets are based on the results of periodic asset/liability studies. The investment policies permit variances from the targets within certain parameters. The plan assets currently do not include holdings of the Company’s common stock.  Below is a summary allocation of all Spectrum defined benefit plan assets as of September 30, 2018 and 2017.

	U.S. Plans		Non U.S. Plans
Asset Type	2018	2017	2018	2017
Equity Securities	63%	63%	—%	—%
Fixed Income Securities	33%	34%	19%	19%
Other	4%	3%	81%	81%
Total	100.0%	100%	100%	100%

The fair value of pension plan assets by asset category as of September 30, 2018 and 2017 are as follows:

	September 30, 2018				September 30, 2017
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash & cash equivalents	$8.4	$—	$—	$8.4	$9.0	$—	$—	$9.0
Equity	25.6	—	—	25.6	31.1	—	—	31.1
Fixed income securities	21.0	—	—	21.0	21.0	—	—	21.0
Foreign equity	17.4	—	—	17.4	11.3	—	—	11.3
Foreign fixed income securities	2.1	21.9	—	24.0	2.1	21.6	—	23.7
Life insurance contracts	—	38.7	—	38.7	—	37.7	—	37.7
Other	2.5	47.5	—	50.0	1.8	49.2	—	51.0
Total plan assets	$77.0	$108.1	$—	$185.1	$76.3	$108.5	$—	$184.8

The following benefit payments are expected to be paid:

(in millions)	Amount
2019	$8.0
2020	8.2
2021	8.7
2022	8.6
2023	9.0
2024-2027	52.1

HRG Defined Benefit Plans

HRG had a noncontributory defined benefit pension plan (the “HRG Pension Plan”) covering certain of its former U.S. employee, which has been frozen and all existing participants are fully vested in their benefits. On November 15, 2017, HRG’s Board of Directors approved the termination of the HRG Pension Plan. The HRG Pension Plan’s termination date was February 15, 2018. The Company has purchased annuity contracts and settled all outstanding obligations with the HRG Pension Plan. As of September 30, 2018, there is no outstanding projected benefit obligation for the HRG Pension Plan. As of September 30, 2017, the HRG Pension Plan’s unfunded projected benefit obligation was $4.2 million.

Additionally, HRG has an unfunded supplemental pension plan (the “HRG Supplemental Plan”) which provides supplemental retirement payments to certain former senior executives of HRG. The amounts of such payments equal the difference between the amounts received under the HRG Pension Plan and the amounts that would otherwise be received if HRG Pension Plan payments were not reduced as the result of the limitations upon compensation and benefits imposed by Federal law. Effective December 1994, the HRG Supplemental Plan was frozen.

Defined Contribution Plans

Spectrum and HRG sponsored defined contribution plans in which eligible participants may defer a fixed amount or a percentage of their eligible compensation, subject to limitations, pursuant to Section 401(k) of the Internal Revenue Code.  HRG and Spectrum made discretionary matching contributions of eligible compensation.  Spectrum also sponsors defined contribution plans for eligible employees of certain foreign subsidiaries. Contributions are discretionary and evaluated annually.  Aggregate contributions charged to operations, including discretionary amounts, for the years ended September 30, 2018, 2017 and 2016 were $10.7 million, $10.7 million, and $10.2 million, respectively.

NOTE 15 - INCOME TAXES

Income tax expense was calculated based upon the following components of income from operations before income taxes for the years ended September 30, 2018, 2017, and 2016:

	SBH			SB/RH
(in millions)	2018	2017	2016	2018	2017	2016
United States	$(140.4)	$(150.7)	$(130.3)	$25.4	$50.7	$97.3
Outside the United States	104.7	122.8	122.4	104.7	122.9	122.3
Income from operations before income taxes	$(35.7)	$(27.9)	$(7.9)	$130.1	$173.6	$219.6

The components of income tax expense for the years ended September 30, 2018, 2017 and 2016 are as follows:

	SBH			SB/RH
(in millions)	2018	2017	2016	2018	2017	2016
Current tax expense:
U.S. Federal	$58.1	$6.9	$—	$58.4	$4.2	$2.0
Foreign	34.7	13.2	32.0	34.7	13.2	31.5
State and local	1.0	0.6	4.4	1.0	0.6	4.3
Total current tax expense	93.8	20.7	36.4	94.1	18.0	37.8
Deferred tax (benefit) expense:
U.S. Federal	(539.7)	(18.0)	(92.0)	(170.0)	(12.2)	(74.5)
Foreign	3.1	(10.1)	4.2	3.0	(10.1)	4.2
State and local	(19.9)	(4.4)	(1.4)	(3.9)	(4.3)	(0.9)
Total deferred tax expense	(556.5)	(32.5)	(89.2)	(170.9)	(26.6)	(71.2)
Income tax expense	$(462.7)	$(11.8)	$(52.8)	$(76.8)	$(8.6)	$(33.4)

The following reconciles the total income tax expense, based on the U.S. Federal statutory income tax rate of 24.5% for the year ended September 30, 2018 and 35% for the year ended September 30, 2017 and 2016, with the Company’s recognized income tax expense:

	SBH			SB/RH
(in millions)	2018	2017	2016	2018	2017	2016
U.S. Statutory federal income tax expense	$(8.8)	$(9.7)	$(2.8)	$31.9	$60.8	$76.9
Permanent items	7.6	4.8	10.0	(3.5)	0.8	6.2
Foreign statutory rate vs. U.S. statutory rate	3.0	(32.8)	(31.5)	3.0	(32.8)	(31.5)
State income taxes, net of federal effect	(2.9)	1.2	10.5	(1.9)	1.3	2.9
Illinois state rate change	—	(3.4)	—	—	(3.4)	—
Tax reform act - US rate change	(166.7)	—	—	(181.7)	—	—
Tax reform act - mandatory repatriation	73.1	—	—	73.1	—	—
Residual tax on foreign earnings	5.9	(36.1)	15.9	5.9	(36.1)	15.9
Benefit from adjustment to tax basis in assets	—	—	(8.5)	—	—	(8.5)
Change in valuation allowance	(365.6)	77.1	(46.3)	(0.3)	18.1	(83.3)
Unrecognized tax expense (benefit)	(0.1)	3.9	8.4	(0.1)	3.9	8.3
Foreign tax law changes	—	—	(3.7)	—	—	(3.7)
Share based compensation adjustments	(5.5)	(4.9)	(0.2)	(0.5)	(0.4)	0.4
Impact of IRC Section 9100 relief	—	—	(16.4)	—	—	(16.4)
Research and development tax credits	(1.9)	(9.3)	—	(1.9)	(9.3)	—
UK Tax refund	—	(1.5)	—	—	(1.5)	—
Outside basis difference	—	(0.8)	6.4	—	(5.4)	—
Return to provision adjustments and other, net	(0.8)	(0.3)	5.4	(0.8)	(4.6)	(0.6)
Income tax expense	$(462.7)	$(11.8)	$(52.8)	$(76.8)	$(8.6)	$(33.4)

NOTE 15 - INCOME TAXES (continued)

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities as of September 30, 2018 and 2017 are as follows:

	SBH		SB/RH
(in millions)	2018	2017	2018	2017
Deferred tax assets
Employee benefits	$24.8	$57.9	$23.1	$49.9
Restructuring	0.5	0.4	0.5	0.4
Inventories and receivables	25.0	32.7	25.0	32.7
Marketing and promotional accruals	9.9	15.8	9.9	15.8
Property, plant and equipment	32.1	31.4	31.2	30.9
Unrealized losses	7.1	16.7	7.1	16.7
Intangibles	14.3	8.5	14.3	8.5
Investment in subsidiaries	16.9	49.4	0.3	0.4
Net operating loss and credit carry forwards	790.8	1,019.2	281.8	362.2
Other	30.2	37.9	44.5	25.0
Total deferred tax assets	951.6	1,269.9	437.7	542.5
Deferred tax liabilities
Property, plant and equipment	51.4	31.4	51.4	31.4
Unrealized gains	7.3	5.7	7.3	5.7
Intangibles	416.4	580.2	416.4	580.2
Investment in partnership	52.0	91.5	52.0	91.5
Taxes on unremitted foreign earnings	6.2	2.8	6.2	2.8
Redemption of long term debt	—	8.4	—	—
Other	7.6	2.5	7.6	1.5
Total deferred tax liabilities	540.9	722.5	540.9	713.1
Net deferred tax liabilities	410.7	547.4	(103.2)	(170.6)
Valuation allowance	(282.6)	(946.4)	(178.4)	(243.5)
Net deferred tax liabilities, net valuation allowance	$128.1	$(399.0)	$(281.6)	$(414.1)
Reported as:
Deferred charges and other	$163.1	$16.8	$5.4	$1.7
Deferred taxes (noncurrent liability)	35.0	415.8	287.0	415.8

On December 22, 2017, the Tax Cuts and Jobs Act (the "Tax Reform Act") was signed into law. The legislation significantly changes U.S. tax law by, among other things, lowering corporate income tax rates, implementing a dividends received deduction for dividends from foreign subsidiaries and imposing a tax on deemed repatriated accumulated earnings of foreign subsidiaries. The Tax Reform Act reduces the U.S. corporate income tax rate from a maximum of 35% to a flat 21% rate, effective January 1, 2018. The Company’s applicable U.S. statutory tax rate for Fiscal 2018 is approximately 24.5%.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. As a result of the reduction in the U.S. corporate income tax rate from 35% to 21% under the Tax Reform Act, the Company revalued its ending net deferred tax liabilities at December 31, 2017 and recognized $166.7 million of tax benefit in the Company’s net income from continuing operations for the year ended September 30, 2018.

The Tax Reform Act provided for a one-time deemed mandatory repatriation of post-1986 undistributed foreign subsidiary earnings and profits (“E&P”). The Company had an estimated $552.2 million of undistributed foreign E&P subject to the deemed mandatory repatriation and recognized a provisional $73.1 million of income tax expense in the Company’s net income from continuing operations for the year ended September 30, 2018  The mandatory repatriation tax is payable over 8 years, with the first payment due January 2019, therefore $5.9 million of the repatriation tax liability is classified as Other Current Liabilities and $67.2 million as Other Long-Term Liabilities on the Consolidated Statements of Financial Position as of September 30, 2018. The provisional tax expense for the mandatory repatriation is based on currently available information and additional information needs to be prepared, obtained and analyzed in order to determine the final amount, including further analysis of certain foreign exchange gains or losses, earnings and profits, foreign tax credits, and estimated cash and cash equivalents as of the measurement dates in the Tax Reform Act. Tax effects for changes to these items will be recorded in a subsequent quarter, as discrete adjustments to our income tax provision, once complete.

The Tax Reform Act provides for additional limitations on the deduction of business interest expense, effective with a portion of the Company’s Fiscal 2018 tax year. Unused interest deductions can be carried forward and may be used in future years to the extent the interest limitation is not exceeded in those periods. The Company estimated $89.9 million of interest expense is nondeductible for the Fiscal 2018 tax year. The Company expects that the carryforward will be deductible as a result of the sale of the GBL business.

The Tax Reform Act also contains additional limits on deducting compensation, including performance-based compensation, in excess of $1 million paid to certain executive officers for any fiscal year, effective with the Company’s Fiscal 2019 tax year. The Company’s future compensation payments will be subject to these limits, which could impact the Company’s effective tax rate.

The Company continues to review the anticipated impacts of the global intangible low taxed income (“GILTI”) and base erosion anti-abuse tax (“BEAT”) on the Company, which are not effective until fiscal year 2019. The Company has not recorded any impact associated with either GILTI or BEAT in the tax rate for the year ended September 30, 2018. The FASB allows an accounting policy election of either recognizing deferred taxes for temporary differences expected to reverse as GILTI in future years or treating such taxes as a current-period expense when incurred. Due to the complexity of calculating GILTI under the new law, we have not determined which method we will apply.

NOTE 15 - INCOME TAXES (continued)

In response to the enactment of the Tax Reform Act, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Reform Act. SAB 118 allows registrants to record provisional amounts during a one year measurement period in a manner similar to accounting for business combinations. The Company has recognized the provisional tax impacts related to deemed repatriated earnings and included these amounts in its consolidated financial statements. The ultimate impact may differ from these provisional amounts, possibly materially, due to, among other things, additional analysis, changes in interpretations and assumptions the Company has made, additional regulatory guidance that may be issued, and actions the Company may take as a result of the Tax Reform Act.

To the extent necessary, the Company intends to utilize free cash flow from foreign subsidiaries in order to support management's plans to voluntarily accelerate pay down of U.S. debt, fund distributions to shareholders, fund U.S. acquisitions and satisfy ongoing U.S. operational cash flow requirements. The Company annually estimates the available earnings, permanent reinvestment classification and the availability of and management’s intent to use alternative mechanisms for repatriation for each jurisdiction in which the Company does business. Accordingly, the Company is providing residual U.S. and foreign deferred taxes on these earnings to the extent they cannot be repatriated in a tax-free manner.

During the year ended September 30, 2018, the Company provided $3.6 million of residual foreign taxes on undistributed foreign earnings and $2.0 million in domestic tax expense on earnings deemed to be repatriated under subpart F of the US tax law.

During the year ended September 30, 2017, the Company concluded that sufficient evidence existed that substantially all of its non-US subsidiaries had invested or would invest their respective undistributed earnings indefinitely or that the earnings would be remitted in a tax-free manner. As a result, the Company recognized approximately $30.3 million in tax benefit for reducing the deferred tax liability on those earnings that had been established in prior years. The Company provided residual tax expense of $2.3 million on earnings deemed to be repatriated under U.S. tax law for the year ended September 30, 2017. The tax benefit was recognized as an addition to net operating loss and credit carryforwards deferred tax assets.

During the year ended September 30, 2016, the Company provided $30.9 million of residual taxes on undistributed foreign earnings and $1.4 million in tax expense on earnings deemed to be repatriated under subpart F of the U.S. tax law. The residual domestic taxes from foreign earnings were recognized as a reduction to net operating loss and credit carryforwards deferred tax assets.

Remaining untaxed, undistributed earnings of the Company’s foreign operations are $15.6 million at September 30, 2018. $552.2 million of the Company’s undistributed earnings were taxed in the U.S. as a result of the mandatory deemed repatriation that was part of the Tax Reform Act. The majority of these earnings are intended to remain permanently invested. Accordingly, no residual income taxes have been provided on those earnings that are permanently reinvested. If at some future date these earnings cease to be permanently invested, the Company may be subject to foreign income, withholding and other taxes on such amounts, which cannot be reasonably estimated at this time.

As of September 30, 2018, the Company has U.S. federal net operating loss carryforwards (“NOLs”) of $2,427.2 million with a federal tax benefit of $509.7 million, tax benefits related to state NOLs of $108.3 million and capital loss carryforwards of $442.2 million with a federal and state tax benefit of $104.1 million. The Company has an additional $4.3 million of federal and state NOLs for which benefits will be recorded to Additional Paid-in Capital when these carryforwards are used. These NOLs expire through years ending in 2038. As of September 30, 2018, the Company has foreign NOLs of $122.4 million and tax benefits of $30.4 million, which will expire beginning in the Company's fiscal year ending September 30, 2019. Certain of the foreign NOLs have indefinite carryforward periods. The Company has had multiple changes of ownership, as defined under Section 382 of the Internal Revenue Code of 1986, as amended, that subject the Company’s U.S. federal and state NOLs and other tax attributes to certain limitations. The annual limitation is based on a number of factors including the value of the Company’s stock (as defined for tax purposes) on the date of the ownership change, its net unrealized gain position on that date, the occurrence of realized gains in years subsequent to the ownership change and the effects of subsequent ownership changes (as defined for tax purposes), if any. In addition, separate return year limitations apply to limit the Company’s utilization of the acquired Russell Hobbs U.S. federal and state NOLs to future income of the Russell Hobbs subgroup. Due to these limitations, the Company estimates, as of September 30, 2018, that $661.0 million of the total U.S. federal NOLs with a federal tax benefit of $138.8 million and $16.7 million of the tax benefit related to state NOLs will expire unused even if the Company generates sufficient income to otherwise use all of its NOLs. The Company also projects, as of September 30, 2018, that $26.2 million of tax benefits related to foreign NOLs will not be used. The Company has provided a full valuation allowance against these deferred tax assets.

A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends on the ability of the Company to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions.

As a result of the Spectrum Merger, the Company and Spectrum will join in the filing of a US consolidated tax return starting July 13, 2018. The form of the Spectrum Merger allows for the Company’s capital and net operating loss carryforwards to be able to be used to offset Spectrum’s future income and the US tax gain on the sale of the GBL business to Energizer. As a result, the Company released $365.3 million of valuation allowance on its U.S. federal net deferred tax assets since it is now more likely than not that the assets will be realized. The Company also recorded $12.3 million of state tax benefit related to net operating loss and credit carryforwards as a result of the Spectrum merger since it is more likely than not that those carryforwards will generate tax benefits after the Spectrum Merger.

The Company also released $4.9 million of valuation allowance against its U.S. federal and state capital losses as a result of the announced sale of the GBL business to Energizer.

The Company recorded tax expense of $14.7 million related to additional valuation allowance on state NOLs during the year ended September 30, 2017.

The Company released $111.1 million of domestic valuation allowance on Spectrum net deferred tax assets during the year ended September 30, 2016 since it concluded it was more likely than not that the assets would be realized. Approximately $25.1 million of the domestic valuation allowance release resulted from additional deferred tax assets created by the adoption of ASU No. 2016-09, effective as of October 1, 2015. In December 2015, the Company received a ruling from the Internal Revenue Service (“IRS”) which resulted in $87.8 million of U.S. net operating losses being restored and a release of $16.2 million of domestic valuation allowance from additional deferred tax assets created by the IRS ruling.

NOTE 15 - INCOME TAXES (continued)

As of September 30, 2018, the valuation allowance was $282.6 million, of which $247.3 million is related to U.S. net deferred tax assets and $35.3 million is related to foreign net deferred tax assets. As of September 30, 2017, the valuation allowance was $888.3 million, of which $862.2 million is related to U.S. net deferred tax assets and $26.1 million is related to foreign net deferred tax assets. As of September 30, 2016, the valuation allowance was related to continuing operations was 485.6 million, of which $203.7 million is related to U.S. net deferred tax assets and $17.6 million is related to foreign net deferred tax assets.

During the year ended September 30, 2018, the Company decreased its valuation allowance for deferred tax assets by $605.7 million of which $614.9 million is related to a decrease in valuation allowance against U.S. net deferred tax assets and $9.2 million related to an increase in the valuation allowance against foreign net deferred tax assets. During the year ended September 30, 2017, the Company increased its valuation allowance for deferred tax assets by $402.7 million, of which $394.2 million is related to an increase in valuation allowance against U.S. net deferred tax assets and $8.5 million related to an increase in the valuation allowance against foreign net deferred tax assets.

As of September 30, 2018, the Company has recorded $61.4 million of valuation allowance against its U.S. state net operating losses. It remains unclear which of the Tax Reform Act provisions will be adopted by each of the U.S. states. State conformity to the provisions of the Tax Reform Act could have a material impact on the valuation allowance recorded on U.S. state net operating losses.

The total amount of unrecognized tax benefits at September 30, 2018 and 2017 are $15.0 million and $15.6 million, respectively. If recognized in the future, $15.0 million of the unrecognized tax benefits as of September 30, 2018 will impact the effective tax rate. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of September 30, 2018, and 2017 the Company had $2.8 million and $2.5 million, respectively, of accrued interest and penalties related to uncertain tax positions. The impact on income tax expense related to interest and penalties for the years ended September 30, 2018, 2017 and 2016 was a net increase of $0.3 million, a net increase of $0.5 million and a net decrease of $0.5 million, respectively. The following table summarizes the changes to the amount of unrecognized tax benefits for the years ended September 30, 2018, 2017 and 2016:

(in millions)	2018	2017	2016
Unrecognized tax benefits, beginning of year	$15.6	$11.8	$8.5
Gross increase – tax positions in prior period	0.9	3.4	3.2
Gross decrease – tax positions in prior period	(3.3)	(0.2)	(0.3)
Gross increase – tax positions in current period	2.4	0.9	1.1
Settlements	(0.4)	—	(0.7)
Lapse of statutes of limitations	(0.2)	(0.3)	—
Unrecognized tax benefits, end of year	$15.0	$15.6	$11.8

During the tax year ended September 30, 2018, the Company reduced unrecognized tax benefits recorded against its deferred tax assets by $1.9 million for the change in the U.S. tax rate from 35% to 21%.

The Company files income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions and is subject to ongoing examination by the various taxing authorities. The Company’s major taxing jurisdictions are the U.S., United Kingdom and Germany. In the U.S., federal tax filings for years prior to and including the Company’s fiscal year ended September 30, 2014 are closed. However, the federal NOLs from the Company’s fiscal years ended September 30, 2007 through September 30, 2013 are subject to Internal Revenue Service (“IRS”) examination until the year that such net operating loss carryforwards are utilized and those years are closed for audit. Filings in various U.S. state and local jurisdictions are also subject to audit and to date no significant audit matters have arisen. As of September 30, 2018, certain of the Company’s legal entities are undergoing income tax audits. The Company cannot predict the ultimate outcome of the examinations; however, it is reasonably possible that during the next twelve months some portion of previously unrecognized tax benefits could be recognized.

NOTE 16 - RELATED PARTIES

During the year ended September 30, 2018, the Company entered into an engagement letter with Jefferies LLC (“Jefferies”), a wholly owned subsidiary of Jefferies Financial Group (formerly Leucadia National Corporation), which through subsidiaries beneficially owns more than 10% of the outstanding common stock of the Company to act as co-advisor to the Company (with the other co-advisors acting as lead financial advisor to HRG) with respect to HRG’s review of strategic alternatives. Under the Jefferies engagement letter, and effective as of the closing date of the Spectrum Merger, Jefferies received a $3.0 million transaction fee, including reimbursement for all reasonable out of pocket expenses incurred by Jefferies in connection therewith. In addition, HRG agreed to indemnify Jefferies for certain liabilities in connection with such engagement. During the year ended September 30, 2016, Jefferies acted as one of the initial purchasers for SBI’s offering of €425 million of its 4.00% Notes due 2026, for which Jefferies received $0.3 million in discounts, commissions and reimbursements of expenses.

NOTE 17 – SHARE BASED COMPENSATION
HRG stockholders approved the adoption of the HRG Group, Inc. 2011 Omnibus Equity Award Plan (formerly, Harbinger Group, Inc. 2011 Omnibus Equity Award Plan), as amended (the “HRG Equity Plan”), pursuant to which incentive compensation and performance compensation awards may be provided to employees, directors, officers and consultants of HRG or of its subsidiaries or their respective affiliates.  The HRG Equity Plan authorizes the issuance of up to 24 million shares of common stock of HRG. In addition, stockholders approved the adoption of the Harbinger Group, Inc. 2014 Warrant Plan (the “HRG Warrant Plan”) pursuant to which the Company awarded, Philip Falcone, its former Chief Executive Officer, warrants representing the right to purchase approximately 3 million shares of common stock, at an exercise price of $13.125 per share. A portion of the warrants, representing 0.6 million shares, vested immediately upon approval of the grant, and the remainder vested in equal installments over four years, with an estimated grant date fair value of $9.6 million. As of September 30, 2018, there were no warrants outstanding and not yet vested.

Prior to the close of the Spectrum Merger, each stock option, warrant and restricted stock award granted under the HRG Equity Plan and HRG Warrant Plan that was outstanding and unvested immediately prior to the closing became fully vested, and each stock option and warrant became exercisable. Each exercisable award that was unexercised was adjusted (including to give effect to the reverse stock split) and remains outstanding, subject to the same terms and conditions as applied in the corresponding award. Each HRG restricted stock award became fully vested and treated as a share of HRG common stock for purpose of the reverse stock split and Spectrum Merger. As of September 30, 2018, there were 1.4 million shares available for issuance under the HRG Equity Plan.

The Spectrum stockholders approved the adoption of the Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan, as amended (the “Spectrum Equity Plan”), pursuant to which incentive compensation and performance compensation awards may be provided to employees, directors, officers and consultants of Spectrum or of its subsidiaries or their respective affiliates. The Spectrum Plan authorized the issuance of up to 7.1 million shares of common stock of Spectrum, net cancellations, as amended.

Further, effective as of the closing date of the Spectrum Merger, each restricted stock award, restricted stock unit and performance stock unit under the Spectrum Equity Plan, whether vested or unvested, were assumed by SBH and automatically converted into a corresponding equity-based award in SBH with the right to hold or acquire shares of common stock equal to the number of shares of Spectrum common stock previously underlying such award.  Each new award is subject to the same terms and conditions as the corresponding Spectrum award. SBH will assume all rights and obligation in respect of each equity-based plan of Spectrum.  As of September 30, 2018, there were 1.6 million shares available for issuance under the Spectrum Plan.

Share based compensation expense is recognized as General and Administrative Expenses on the Consolidated Statements of Income and include costs from the Spectrum Equity Plan and the HRG Equity Plan. The following is a summary of the share based compensation expense for the years ended September 30, 2018, 2017 and 2016:

(in millions)	2018	2017	2016
Spectrum equity plan	$10.5	$49.0	$57.5
HRG Equity Plan	1.4	5.2	13.6
SBH	$11.9	$54.2	$71.1
SB/RH	$8.8	$46.2	$52.5

Spectrum Equity Plans

Spectrum measures share based compensation expense of its Restricted Stock Units (“RSUs”) based on the fair value of the awards, as determined based on the market price of the Company’s shares of common stock on the grant date and recognized these costs on a straight-line basis over the requisite period of the awards. Certain RSUs are performance-based awards that are dependent upon achieving specified financial metrics over a designated period of time. The following is a summary of the RSU activity for the years ended September 30, 2018, 2017 and 2016:

	SBH			SB/RH
		Weighted	Fair		Weighted	Fair
		Average	Value		Average	Value
		Grant Date	at Grant		Grant Date	at Grant
(in millions, except per share data)	Shares	Fair Value	Date	Shares	Fair Value	Date
At September 30, 2015	0.6	$87.50	$53.2	0.5	$87.71	$42.1
Granted	0.6	94.88	56.0	0.6	95.00	54.1
Forfeited	(0.1)	92.26	(6.6)	(0.1)	92.26	(6.6)
Vested	(0.5)	86.97	(47.8)	(0.5)	86.78	(44.3)
At September 30, 2016	0.6	94.97	54.8	0.5	96.92	45.3
Granted	0.7	127.00	88.4	0.7	126.85	86.9
Forfeited	—	118.89	(1.4)	—	118.89	(1.4)
Vested	(0.5)	109.03	(54.6)	(0.5)	111.98	(48.4)
At September 30, 2017	0.8	114.67	87.2	0.7	116.32	82.4
Granted	0.4	102.96	45.9	0.4	102.92	44.4
Forfeited	(0.1)	115.08	(8.5)	(0.1)	115.08	(8.5)
Vested	(0.5)	113.07	(55.6)	(0.4)	114.07	(51.1)
At September 30, 2018	0.6	$107.71	$69.0	0.6	$108.75	$67.2

NOTE 17 – SHARE BASED COMPENSATION (continued)

	SBH			SB/RH
		Weighted	Fair		Weighted	Fair
		Average	Value		Average	Value
		Grant Date	at Grant		Grant Date	at Grant
(in millions, except per share data)	Units	Fair Value	Date	Units	Fair Value	Date
Time-based grants	0.2	$96.25	$20.1	0.2	$95.65	$18.6
Performance-based grants
Vesting in less than 24 months	0.1	108.33	13.2	0.1	108.33	13.2
Vesting in more than 24 months	0.1	109.45	12.6	0.1	109.45	12.6
Total performance-based grants	0.2	$108.87	$25.8	0.2	$108.87	$25.8
Total grants	0.4	$102.96	$45.9	0.4	$102.92	$44.4

In addition to RSUs, Spectrum also provides a portion of its annual management incentive compensation plans to be paid in common stock, in lieu of cash payment, and is considered a liability plan.  Share based compensation expense associated with the annual management incentive compensation plan was $9.5 million, $13.8 million and $8.8 million for the years ended September 30, 2018, 2017 and 2016, respectively.  The remaining unamortized compensation cost related to non-vested RSUs at September 30, 2018 is $8.1 million for Spectrum and SB/RH.

HRG Equity Plans

The following is a summary of HRG stock option awards and warrants during the years ended September 30, 2018, 2017 and 2016:

	Stock Options			Warrants
		Weighted	Weighted		Weighted	Weighted
		Average	Average		Average	Average
		Exercise	Grant Date		Exercise	Grant Date
(in millions, except per share data)	Options	Price	Fair Value	Units	Price	Fair Value
As of September 30, 2015	4.7	$9.25	$3.70	1.8	$13.13	$9.66
Granted	0.1	13.93	5.07	—	—	—
Exercised	(0.6)	7.82	3.05	(0.6)	13.13	(3.22)
As of September 30, 2016	4.2	9.48	3.80	1.2	13.13	6.44
Granted	0.3	15.39	5.96	—	—
Exercised	(0.5)	11.28	4.48	(0.6)	13.13	(3.22)
As of September 30, 2017	4.0	9.69	3.88	0.6	13.13	3.22
Granted	—	—	—	—	—	—
Exercised	(2.5)	8.38	(3.33)	(0.6)	13.13	(3.22)
As of July 13, 2018	1.5	11.80	4.78	—	$—	$—
Vested and exercisable at September 30, 2018	0.2	$73.29	$4.78

The fair value of stock option awards and warrants are determined using the Black-Scholes option pricing model.  The following assumptions were used in the determination of these grant date fair values for options awarded using the Black-Scholes option pricing model:

	2017	2016
Risk-free interest rate	1.80% to 2.25%	1.80% to 2.25%
Assumed dividend yield	- %	- %
Expected option term	5.0 to 6.5 years	5.0 to 5.5 years
Volatility	35.1% to 37.5%	37.4% to 37.9%

During the year ended September 30, 2018, HRG stock option awards with a fair value of $0.8 million vested.  The intrinsic value of HRG share options exercised during the year ended September 30, 2018 was $21.5 million which HRG received $19.9 million in cash settlement. As of September 30, 2018, there are 0.2 million vested and exercisable HRG options outstanding with a weighted average exercise price of $73.29, as converted due to the reverse stock split to facilitate the Spectrum Merger.

NOTE 17 – SHARE BASED COMPENSATION (continued)

HRG measures shared based compensation expense of its restricted stock awards based on the fair value of the awards, as determined based on the market price of the HRG shares of common stock on the grant date and recognizes these costs on a straight-line basis over the requisite period of the awards.  The following is a summary of HRG restricted stock awards during the years ended September 30, 2018, 2017 and 2016:

	Restricted Stock Awards			Restricted Stock Units
		Weighted	Fair		Weighted	Fair
		Average	Value		Average	Value
		Grant Date	at Grant		Grant Date	at Grant
(in millions, except per share data)	Units	Fair Value	Date	Units	Fair Value	Date
As of September 30, 2015	4.3	$11.74	$50.3	0.1	$12.33	$0.5
Granted	0.1	13.93	1.4	0.1	13.93	0.1
Exercised	(2.4)	11.01	(26.5)	(0.1)	13.93	(0.1)
As of September 30, 2016	2.0	12.74	25.2	0.1	12.33	0.5
Granted	0.1	15.71	0.3	—	—	—
Exercised	(2.0)	12.73	(23.6)	(0.1)	12.33	(0.5)
As of September 30, 2017	0.1	13.36	1.9	—	—	—
Granted	0.1	16.85	0.4	—	—	—
Exercised	(0.2)	13.85	(2.3)	—	—	—
Outstanding, vested and exercisable at July 13, 2018	—	$—	$—	—	$—	$—

There is no remaining unrecognized pre-tax compensation cost associated with HRG share-based awards as of September 30, 2018.

NOTE 18 - COMMITMENTS AND CONTINGENCIES

The Company is a defendant in various litigation matters generally arising out of the ordinary course of business. The Company does not believe that any of the matters or proceedings presently pending will have a material adverse effect on its results of operations, financial condition, liquidity or cash flows.

Environmental. The Company has provided for the estimated costs of $4.0 million and $4.3 million as of September 30, 2018 and 2017, associated with environmental remediation activities at some of its current and former manufacturing sites. The Company believes that any additional liability in excess of the amounts provided that may result from resolution of these matters, will not have a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company.

Product Liability. The Company may be named as a defendant in lawsuits involving product liability claims. The Company has recorded and maintains an estimated liability in the amount of management’s estimate for aggregate exposure for such liabilities based upon probable loss from loss reports, individual cases, and losses incurred but not reported. As of September 30, 2018 and 2017, the Company recognized $9.8 million and $6.9 million in product liability accruals, respectively, included in Other Current Liabilities on the Consolidated Statement of Financial Position. The Company believes that any additional liability in excess of the amounts provided that may result from resolution of these matters will not have a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company.

Product Warranty. The Company recognizes an estimated liability for standard warranty on certain products when we recognize revenue on the sale of the warranted products. Estimated warranty costs incorporate replacement parts, products and delivery, and are recorded as a cost of goods sold at the time of product shipment based on historical and projected warranty claim rates, claims experience and any additional anticipated future costs on previously sold products. The Company recognized $7.8 million and $6.8 million of warranty accruals as of September 30, 2018 and 2017, respectively, included in Other Current Liabilities on the Consolidated Statement of Financial Statement.

Product Safety Recall. On June 10, 2017, the Company initiated a voluntary safety recall of various rawhide chew products for dogs sold by the Company’s PET segment due to possible chemical contamination. As a result, the Company recognized a loss related to the recall of $18.9 million and $35.8 million for the year ended September 30, 2018, and 2017 which was comprised of non-cash inventory write-offs at our distribution centers and production facilities of $4.1 million and $15.0 million for the years ended September 30, 2018 and 2017, respectively; reduction in net sales for returned or disposed product held by our customers of $2.0 million and $7.1 million for the years ended September 30, 2018 and 2017, respectively; and incremental costs of disposal, operating costs during temporary shutdown of production facilities and subsequent start-up of production facilities impacted by the recall of $12.9 million and $13.7 million, respectively for the years ended September 30, 2018 and 2017, respectively. The Company suspended production at facilities impacted by the product safety recall, completed a comprehensive manufacturing review and subsequently recommenced production during the fourth quarter ended September 30, 2017. The impacted production facilities were subject to incremental costs during start-up requiring alternative treatment on affected product SKUs until appropriate regulatory approvals were received.  The amounts for customer losses reflect the cost of the affected products returned to or replaced by the Company and the expected cost to reimburse customers for costs incurred by them related to the recall. The incremental costs incurred directly by the company do not include lost earnings associated with interruption of production at the Company’s facilities, or the costs to put into place corrective and preventative actions at those facilities. As of September 30, 2017, the Company had an outstanding accrual of $5.8 million associated with expected customer losses and disposal costs. There have been no lawsuits or claims filed against the Company related to the recalled product.

NOTE 19 - SEGMENT INFORMATION

Spectrum identifies its segments based upon the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. As of the date of the merger effective July 13, 2018, the Company changed its operating and reporting segments to be consistent with the segment reporting of Spectrum. In addition, as a result of the GBL and GAC planned divestitures, and changes to the Company’s plan to sell its HPC division, the manner in which management views its business activities and the reportable segments changed. Spectrum had historically recognized GBL and HPC as components to Global Batteries and Appliances (GBA) as a separate reportable segment. Effective December 29, 2017, the Company had an approved a plan to sell its GBA segment and had classified it as held for sale up and excluded it from segment reporting until November 2018, when the decision was made to change its plan to sell HPC and recognize it as a component of continuing operations. See Note 3 – Divestitures for further details on GBL and GAC divestitures, and the change in plan to sell HPC. HPC has been recognized as a component of continuing operations and as a separate operating and reportable segment.

Spectrum manages its continuing operations in vertically integrated, product-focused reporting segments: (i) HHI, which consists of the Spectrum’s worldwide hardware, security and plumbing business; (ii) PET, which consists of the Spectrum’s worldwide pet supplies business; (iii) H&G, which consists of the Spectrum’s home and garden and insect control business and (iv) HPC, which consists of the Spectrum’s small kitchen and personal care appliances businesses. Global strategic initiatives and financial objectives for each reportable segment are determined at the corporate level. Each segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a president or general manager responsible for the sales and marketing initiatives and financial results for product lines within the segment. Net sales attributable to foreign countries are determined based on the domiciled country of the customer.

Net sales relating to the segments of the Company for the years ended September 30, 2018, 2017 and 2016 are as follows:

(in millions)	2018	2017	2016
HHI	$1,377.7	$1,276.1	$1,241.0
HPC	1,110.4	1,132.3	1,169.6
PET	820.5	793.2	825.7
H&G	500.1	503.8	509.0
Net sales	$3,808.7	$3,705.4	$3,745.3

The Chief Operating Decision Maker uses Adjusted EBITDA as the primary operating metric in evaluating the business and making operating decisions. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes:

•	Share based compensation expense as it is a non-cash based compensation cost, see Note 17 - Share Based Compensation to the Consolidated Financial Statements for further details;
•

Acquisition and integration charges that consist of transaction costs from acquisition transactions during the period or subsequent integration related project costs directly associated with the acquired business, see Note 4 – Acquisitions to the Consolidated Financial Statements for further details;

•

Restructuring and related charges, which consist of project costs associated with restructuring initiatives across the segments, see Note 5 - Restructuring and Related Charges to the Consolidated Financial Statements for further details;

•	Non-cash purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition (when applicable);
•	Non-cash asset impairments or write-offs realized on goodwill, intangible assets, and property plant and equipment (when applicable). See Note 10 – Goodwill and Intangible Assets for further details;
•	Incremental costs associated with a safety recall in PET. See Note 18 – Commitments and Contingencies to the Consolidated Financial Statements for further details;
•	Transactions costs directly associated with the Spectrum Merger. See Note 4 – Acquisitions to the Consolidated Financial Statements for further details;
•

Non-recurring HRG net operating costs considered to be redundant or duplicative as a result of the Spectrum Merger and not considered a component of the continuing commercial products company post-merger, including compensation and benefits, directors fees, professional fees, insurance, public company costs, amongst others, and including interest and other non-recurring income that will ultimately be eliminated following the transaction; including a one-time cost for the termination of a legacy HRG pension plan of $1.2 million and one-time lease termination cost for the HRG New York based corporate office of $3.1 million during the year ended September 30, 2018.

•	Net operating results of Salus as they are not considered a component of the continuing commercial products company; and
•	Other adjustments as further discussed.

During the fiscal year ended September 30, 2018, other adjustments consist of incremental costs for separation of key senior executives and costs attributable to flood damage at the Company’s corporate headquarters in Wisconsin.  During the fiscal year ended September 30, 2017, other adjustments consists of an adjustment for the devaluation of cash and cash equivalents denominated in Venezuelan currency.  During the fiscal year ended September 30, 2016, other adjustments consist of onboarding costs of a key executive.

NOTE 19 - SEGMENT INFORMATION  (continued)

Segment Adjusted EBITDA in relation to the Company’s reportable segments for SBH and SB/RH for the years ended September 30, 2018, 2017 and 2016, is as follows:

SBH (in millions)	2018	2017	2016
HHI	$254.7	$254.4	$241.6
HPC	119.4	147.8	141.3
PET	136.7	142.7	140.1
H&G	107.5	133.0	138.3
Total Segment Adjusted EBITDA	618.3	677.9	661.3
Corporate expenses	36.3	39.3	31.9
Interest expense	264.0	310.4	336.9
Depreciation and amortization	125.3	147.3	136.7
Share-based compensation	11.9	54.2	71.1
Acquisition and integration related charges	15.3	17.7	22.1
Restructuring and related charges	75.6	37.5	10.2
HPC divestiture related charges	14.9	—	—
Write-off from impairment of intangible assets	20.3	16.3	4.7
Inventory acquisition step-up	0.8	3.3	—
Pet safety recall	18.9	35.8	—
Spectrum merger related transaction charges	45.9	7.6	—
Non-recurring HRG operating costs	20.0	36.1	55.1
Other	4.8	0.3	0.5
Loss from operations before income taxes	$(35.7)	$(27.9)	$(7.9)

SB/RH (in millions)	2018	2017	2016
HHI	$254.7	$254.4	$241.6
PET	136.7	142.7	140.1
H&G	107.5	133.0	138.3
HPC	119.4	147.8	141.3
Total Segment Adjusted EBITDA	618.3	677.9	661.3
Corporate expenses	35.9	38.6	31.4
Interest expense	167.0	161.8	184.4
Depreciation and amortization	124.6	146.8	136.0
Share-based compensation	8.8	46.2	52.5
Acquisition and integration related charges	15.3	17.7	22.2
Restructuring and related charges	75.6	37.5	10.2
HPC divestiture related charges	14.9	—	—
Write-off from impairment of intangible assets	20.3	16.3	4.7
Inventory acquisition step-up	0.8	3.3	—
Pet safety recall	18.9	35.8	—
Other	6.1	0.3	0.3
Income from continuing operations before income taxes	$130.1	$173.6	$219.6

NOTE 19 - SEGMENT INFORMATION  (continued)

Other financial information relating to the segments of SBH and SB/RH are as follows for the years ended September 30, 2018, 2017 and 2016 and as of September 30, 2018 and 2017:

	SBH			SB/RH

Depreciation and amortization (in millions)	2018	2017	2016	2018	2017	2016
HHI	40.0	38.3	35.4	40.0	38.3	35.4
PET	42.3	43.1	42.7	42.3	43.1	42.7
H&G	18.8	17.6	15.2	18.8	17.6	15.2
HPC	8.8	34.8	32.8	8.8	34.8	32.8
Total segments	109.9	133.8	126.1	109.9	133.8	126.1
Corporate	15.4	13.5	10.6	14.7	13.0	9.9
Total depreciation and amortization	$125.3	$147.3	$136.7	$124.6	$146.8	$136.0

	SBH			SB/RH
Capital expenditures (in millions)	2018	2017	2016	2018	2017	2016
HHI	15.6	25.5	22.3	15.6	25.5	22.3
PET	24.6	20.2	14.4	24.6	20.2	14.4
H&G	6.4	6.5	6.9	6.4	6.5	6.9
HPC	14.8	15.3	12.9	14.8	15.3	12.9
Total segment capital expenditures	61.4	67.5	56.5	61.4	67.5	56.5
Corporate	14.5	14.3	17.2	14.5	14.3	17.0
Total capital expenditures	$75.9	$81.8	$73.7	$75.9	$81.8	$73.5

	SBH		SB/RH
Segment total assets (in millions)	2018	2017	2018	2017
HHI	1,640.7	1,698.3	1,640.7	1,698.3
PET	1,367.6	1,397.5	1,367.6	1,397.5
H&G	528.4	546.7	528.4	546.7
HPC	970.9	1,003.1	970.9	1,003.1
Total segment assets	4,507.6	4,645.6	4,507.6	4,645.6
Corporate	888.8	394.4	727.2	274.8
Total assets	$5,396.4	$5,040.0	$5,234.8	$4,920.4

Net sales SBH and SB/RH for the years ended September 30, 2018, 2017 and 2016 and long-lived asset information as of September 30, 2018 and 2017 by geographic area are as follows:

	SBH/SBRH
Net sales to external parties - Geographic Disclosure (in millions)	2018	2017	2016
United States	$2,627.2	$2,543.2	$2,523.3
Europe/MEA	669.4	653.2	703.6
Latin America	212.1	207.5	232.3
North America - Other	173.9	174.4	164.7
Asia-Pacific	126.1	127.1	121.4
Net sales	$3,808.7	$3,705.4	$3,745.3

	SBH		SB/RH
Long-lived assets - Geographic Disclosure (in millions)	2018	2017	2018	2017
United States	$345.1	$335.0	$345.1	$334.2
Europe/MEA	84.3	90.6	84.3	90.6
Latin America	26.7	26.2	26.7	26.2
North America - Other	1.3	1.8	1.3	1.8
Asia-Pacific	42.6	45.4	42.6	45.4
Total long-lived assets	$500.0	$499.0	$500.0	$498.2

NOTE 20 - EARNINGS PER SHARE - SBH

Basic earnings per share is computed by dividing net income attributable to controlling interest by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the dilution that would occur if share-based awards were converted into common shares that then shared in the net income of the entity available to common shareholders, as long as their effect is not antidilutive. In computing diluted earnings per share, basic earnings per share is adjusted for the assumed issuance of potentially diluted share-based awards. The Company uses the treasury stock method to reflect dilution of restricted stock units. Performance based restricted stock units are excluded if the performance targets upon which the issuance of the shares is contingent have not been achieved and the respective performance period has not been completed as of the end of the current period. The reconciliation of the numerator and denominator of the basic and diluted earnings per share calculation and the anti-dilutive shares for the years ended September 30, 2018, 2017 and 2016, are as follows:

(in millions, except per share amounts)	2018	2017	2016
Numerator
Net income (loss) from continuing operations attributable to controlling interest	$356.5	$(90.6)	$(59.1)
Income (loss) from discontinued operations attributable to controlling interest	411.8	196.6	(139.7)
Net income (loss) attributable to controlling interest	$768.3	$106.0	$(198.8)
Denominator
Weighted average shares outstanding - basic	36.9	32.2	32.0
Dilutive shares	0.1	—	—
Weighted average shares outstanding - diluted	37.0	32.2	32.0
Earnings per share
Basic earnings per share from continuing operations	$9.64	$(2.81)	$(1.85)
Basic earnings per share from discontinued operations	11.15	6.10	(4.36)
Basic earnings per share	$20.79	$3.29	$(6.21)
Diluted earnings per share from continuing operations	$9.62	$(2.81)	$(1.85)
Diluted earnings per share from discontinued operations	11.12	6.10	(4.36)
Diluted earnings per share	$20.74	$3.29	$(6.21)
Weighted average number of anti-dilutive shares excluded from denominator	—	0.4	0.5

The weighted average shares and earnings per share data on the Consolidated Statements of Income were retrospectively adjusted for all periods presented to reflect the effect of the reverse stock split on July 13, 2018, associated with the closing of the Spectrum Merger. See Note 4 – Acquisitions for further discussion on Spectrum Merger. Using (i) the 20-trading-day volume-weighted average price per share of Spectrum common stock ending on July 12, 2018, (ii) the number of shares of Spectrum common stock outstanding, the number of shares of Spectrum common stock held by HRG and its subsidiaries and the number of shares of Spectrum common stock outstanding as of July 12, 2018, (iii) $328.2 million of HRG net indebtedness and transaction expenses at closing, and (iv) a $200.0 million upward adjustment contemplated by the Merger Agreement, each HRG stockholder received a reverse stock split of approximately 0.1613 of each share of HRG stock. The following is a recalculation of the weighted average shares adjusted for the impact of the reverse stock split for the years ended September 30, 2017 and 2016:

(in millions, except per share amounts)	2017	2016
Basic
HRG weighted average shares	200.0	198.4
HRG share conversion at 1 to 0.1613	32.2	32.0
Diluted
HRG weighted average shares	200.0	198.4
HRG share conversion at 1 to 0.1613	32.2	32.2

As part of the Spectrum Merger, each share of Spectrum common stock and outstanding was converted into the right to receive one share of newly issued HRG common stock and exchange for HRG common stock. Due to the share exchange with Spectrum common stock shareholders, the total outstanding shares of the Company effectively increased 20.6 million shares in addition to the Company’s outstanding shares post-reverse stock split previously discussed.

NOTE 21 – GUARANTOR STATEMENTS

Spectrum Brands, Inc. (“SBI”) with SB/RH as a parent guarantor (collectively, the “Parent”), with SBI’s domestic subsidiaries as subsidiary guarantors, has issued the 6.625% Notes under the 2020/22 Indenture, 6.125% Notes under the 2024 Indenture, the 5.75% Notes under the 2025 Indenture and the 4.00% Notes under the 2026 Indenture.

The following consolidating financial statements illustrate the components of the consolidated financial statements of SB/RH Holdings, LLC. The ‘Parent’ consists of the financial statements of Spectrum Brands, Inc. as the debt issuer, with SB/RH Holdings, LLC as a parent guarantor, without consolidated entities. SB/RH Holdings, LLC financial information is not presented separately as there are no independent assets or operations and is therefore determined not to be material. Investments in subsidiaries are accounted for using the equity method for purposes of illustrating the consolidating presentation. The elimination entries presented herein eliminate investments in subsidiaries and intercompany balances and transactions.

Statement of Financial Position		Guarantor	Nonguarantor
As of September 30, 2018 (in millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$276.6	$1.8	$227.0	$—	$505.4
Trade receivables, net	108.9	42.9	165.3	—	317.1
Intercompany receivables	—	1,648.3	283.0	(1,931.3)	—
Other receivables	65.7	1.8	27.6	—	95.1
Inventories	228.5	162.6	204.6	(12.1)	583.6
Prepaid expenses and other	35.3	4.0	23.6	—	62.9
Current assets of business held for sale	551.2	1,379.0	482.5	(10.1)	2,402.6
Total current assets	1,266.2	3,240.4	1,413.6	(1,953.5)	3,966.7
Property, plant and equipment, net	222.9	122.1	155.0	—	500.0
Long-term intercompany receivables	321.3	70.3	11.6	(403.2)	—
Deferred charges and other	200.4	0.6	68.6	(195.4)	74.2
Goodwill	557.4	611.4	285.9	—	1,454.7
Intangible assets, net	770.4	609.5	261.9	—	1,641.8
Investments in subsidiaries	4,900.7	1,262.5	(2.9)	(6,160.3)	—
Total assets	$8,239.3	$5,916.8	$2,193.7	$(8,712.4)	$7,637.4
Liabilities and Shareholder's Equity
Current portion of long-term debt	$535.0	$4.3	$7.8	$(0.2)	$546.9
Accounts payable	222.4	124.2	238.1	—	584.7
Intercompany accounts payable	1,878.0	—	35.1	(1,913.1)	—
Accrued wages and salaries	24.6	1.5	29.3	—	55.4
Accrued interest	55.0	—	—	—	55.0
Other current liabilities	59.3	15.3	77.8	(0.1)	152.3
Current liabilities of business held for sale	81.7	157.8	298.1	—	537.6
Total current liabilities	2,856.0	303.1	686.2	(1,913.4)	1,931.9
Long-term debt, net of current portion	3,615.3	57.3	13.8	—	3,686.4
Long-term intercompany debt	11.6	295.0	114.8	(421.4)	—
Deferred income taxes	59.4	357.6	70.6	(200.6)	287.0
Other long-term liabilities	71.5	3.1	45.8	—	120.4
Total liabilities	6,613.8	1,016.1	931.2	(2,535.4)	6,025.7
Shareholder's equity:
Other capital	2,096.8	803.7	(1,361.9)	534.4	2,073.0
Accumulated (deficit) earnings	(235.6)	4,303.0	2,814.5	(7,117.4)	(235.5)
Accumulated other comprehensive loss	(235.7)	(206.0)	(200.0)	406.0	(235.7)
Total shareholder's equity	1,625.5	4,900.7	1,252.6	(6,177.0)	1,601.8
Non-controlling interest	—	—	9.9	—	9.9
Total equity	1,625.5	4,900.7	1,262.5	(6,177.0)	1,611.7
Total liabilities and equity	$8,239.3	$5,916.8	$2,193.7	$(8,712.4)	$7,637.4

NOTE 21 – GUARANTOR STATEMENTS (continued)

Statement of Financial Position		Guarantor	Nonguarantor
As of September 30, 2017 (in millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$6.0	$4.8	$157.4	$—	$168.2
Trade receivables, net	146.2	61.2	158.0	—	365.4
Intercompany receivables	0.7	1,288.1	335.4	(1,624.2)	—
Other receivables	7.7	2.3	18.9	(1.0)	27.9
Inventories	256.7	144.6	198.3	(11.8)	587.8
Prepaid expenses and other	33.8	5.0	23.0	0.1	61.9
Current assets of business held for sale	576.9	1,487.5	445.6	(12.9)	2,497.1
Total current assets	1,028.0	2,993.5	1,336.6	(1,649.8)	3,708.3
Property, plant and equipment, net	210.1	124.1	164.0	—	498.2
Long-term intercompany receivables	317.3	96.6	12.5	(426.4)	—
Deferred charges and other	245.3	0.7	40.2	(256.4)	29.8
Goodwill	502.4	650.2	309.2	—	1,461.8
Intangible assets, net	765.8	658.9	294.7	—	1,719.4
Investments in subsidiaries	4,730.1	1,290.3	—	(6,020.4)	—
Total assets	$7,799.0	$5,814.3	$2,157.2	$(8,353.0)	$7,417.5
Liabilities and Shareholder's Equity
Current portion of long-term debt	$13.9	$4.2	$13.6	$(3.9)	$27.8
Accounts payable	224.1	79.2	253.5	—	556.8
Intercompany accounts payable	1,629.6	—	—	(1,629.6)	—
Accrued wages and salaries	26.3	1.6	32.6	—	60.5
Accrued interest	48.5	—	0.1	—	48.6
Other current liabilities	66.0	20.5	80.8	(1.0)	166.3
Current liabilities of business held for sale	92.4	181.5	236.7	—	510.6
Total current liabilities	2,100.8	287.0	617.3	(1,634.5)	1,370.6
Long-term debt, net of current portion	3,652.8	61.1	17.4	—	3,731.3
Long-term intercompany debt	12.6	302.1	102.4	(417.1)	—
Deferred income taxes	160.2	431.0	86.7	(262.1)	415.8
Other long-term liabilities	18.4	3.0	43.0	—	64.4
Total liabilities	5,944.8	1,084.2	866.8	(2,313.7)	5,582.1
Shareholder's equity:
Other capital	2,107.1	1,089.9	(1,074.9)	(43.1)	2,079.0
Accumulated (deficit) earnings	(42.8)	3,814.1	2,521.7	(6,335.8)	(42.8)
Accumulated other comprehensive loss	(210.1)	(173.9)	(165.2)	339.6	(209.6)
Total shareholder's equity	1,854.2	4,730.1	1,281.6	(6,039.3)	1,826.6
Non-controlling interest	—	—	8.8	—	8.8
Total equity	1,854.2	4,730.1	1,290.4	(6,039.3)	1,835.4
Total liabilities and equity	$7,799.0	$5,814.3	$2,157.2	$(8,353.0)	$7,417.5

NOTE 21 – GUARANTOR STATEMENTS (continued)

Statement of Income		Guarantor	Nonguarantor
Year Ended September 30, 2018 (in millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$1,839.8	$1,363.1	$1,960.2	$(1,354.4)	$3,808.7
Cost of goods sold	1,336.8	998.8	1,489.2	(1,354.0)	2,470.8
Restructuring and related charges	—	0.1	3.5	—	3.6
Gross profit	503.0	364.2	467.5	(0.4)	1,334.3
Selling	239.1	122.0	246.3	(0.2)	607.2
General and administrative	123.0	88.0	62.1	(0.5)	272.6
Research and development	23.3	8.9	12.4	—	44.6
Acquisition and integration related charges	8.7	4.1	2.5	—	15.3
Restructuring and related charges	59.7	1.6	10.7	—	72.0
Impairment of intangible assets	—	20.3	—	—	20.3
Total operating expense	453.8	244.9	334.0	(0.7)	1,032.0
Operating income	49.2	119.3	133.5	0.3	302.3
Interest expense	145.2	18.8	2.9	0.1	167.0
Other non-operating (income) expense, net	(208.3)	21.1	1.5	190.9	5.2
Income from operations before income taxes	112.3	79.4	129.1	(190.7)	130.1
Income tax benefit	(99.2)	(131.3)	149.3	4.4	(76.8)
Net income (loss) from continuing operations	211.5	210.7	(20.2)	(195.1)	206.9
(Loss) income from discontinued operations, net of tax	(30.7)	124.2	177.4	(294.9)	(24.0)
Net income	180.8	334.9	157.2	(490.0)	182.9
Net income attributable to non-controlling interest	—	—	1.4	—	1.4
Net income attributable to controlling interest	$180.8	$334.9	$155.8	$(490.0)	$181.5

Statement of Income		Guarantor	Nonguarantor
Year Ended September 30, 2017 (in millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$1,662.9	$1,002.1	$1,830.9	$(790.5)	$3,705.4
Cost of goods sold	1,132.3	649.6	1,376.8	(789.1)	2,369.6
Restructuring and related charges	—	0.5	—	—	0.5
Gross profit	530.6	352.0	454.1	(1.4)	1,335.3
Selling	226.3	119.2	232.7	(0.2)	578.0
General and administrative	195.4	66.2	39.0	(0.1)	300.5
Research and development	23.5	10.0	11.1	—	44.6
Acquisition and integration related charges	14.3	0.5	2.9	—	17.7
Restructuring and related charges	28.1	1.2	7.7	—	37.0
Write-off from impairment of intangible assets	—	16.3	—	—	16.3
Total operating expense	487.6	213.4	293.4	(0.3)	994.1
Operating income	43.0	138.6	160.7	(1.1)	341.2
Interest expense	138.0	17.3	6.5	—	161.8
Other non-operating (income) expense, net	(231.2)	(133.6)	1.0	369.6	5.8
Income from operations before income taxes	136.2	254.9	153.2	(370.7)	173.6
Income tax (benefit) expense	(48.3)	22.7	15.8	1.2	(8.6)
Net income from continuing operations	184.5	232.2	137.4	(371.9)	182.2
Income from discontinued operations, net of tax	123.0	132.3	58.4	(194.7)	119.0
Net income	307.5	364.5	195.8	(566.6)	301.2
Net loss attributable to non-controlling interest	(0.3)	—	1.6	—	1.3
Net income attributable to controlling interest	$307.8	$364.5	$194.2	$(566.6)	$299.9

NOTE 21 – GUARANTOR STATEMENTS (continued)

Statement of Income		Guarantor	Nonguarantor
Year ended September 30, 2016 (in millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$1,601.1	$1,022.3	$1,860.4	$(738.5)	$3,745.3
Cost of goods sold	1,086.3	644.1	1,389.0	(738.6)	2,380.8
Restructuring and related charges	—	—	0.4	—	0.4
Gross profit	514.8	378.2	471.0	0.1	1,364.1
Selling	217.5	124.0	240.3	(0.1)	581.7
General and administrative	177.8	73.2	40.5	(0.1)	291.4
Research and development	22.8	10.4	10.9	—	44.1
Acquisition and integration related charges	14.3	1.5	6.4	—	22.2
Restructuring and related charges	0.5	4.8	4.5	—	9.8
Write-off from impairment of intangible assets	—	4.7	—	—	4.7
Total operating expense	432.9	218.6	302.6	(0.2)	953.9
Operating income	81.9	159.6	168.4	0.3	410.2
Interest expense	151.2	19.8	13.3	0.1	184.4
Other non-operating (income) expense, net	(323.3)	(157.8)	6.3	481.0	6.2
Income from operations before income taxes	254.0	297.6	148.8	(480.8)	219.6
Income tax expense (benefit)	3.6	(25.1)	(9.5)	(2.4)	(33.4)
Net income from continuing operations	250.4	322.7	158.3	(478.4)	253.0
Income from discontinued operations, net of tax	99.7	111.2	39.7	(151.3)	99.3
Net income	350.1	433.9	198.0	(629.7)	352.3
Net loss attributable to non-controlling interest	(0.7)	—	1.1	—	0.4
Net income attributable to controlling interest	$350.8	$433.9	$196.9	$(629.7)	$351.9

Statement of Comprehensive Income		Guarantor	Nonguarantor
Year Ended September 30, 2018 (in millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net income	$180.8	$334.9	$157.2	$(490.0)	$182.9
Other comprehensive income, net of tax:
Foreign currency translation loss	(44.3)	(43.6)	(46.2)	89.8	(44.3)
Unrealized gain on derivative instruments	16.2	13.3	13.3	(26.6)	16.2
Defined benefit pension gain (loss)	1.7	(2.6)	(2.6)	5.2	1.7
Other comprehensive loss	(26.4)	(32.9)	(35.5)	68.4	(26.4)
Comprehensive income	154.4	302.0	121.7	(421.6)	156.5
Comprehensive loss attributable to non-controlling interest	—	—	(0.3)	—	(0.3)
Comprehensive income attributable to controlling interest	$154.4	$302.0	$122.0	$(421.6)	$156.8

Statement of Comprehensive Income		Guarantor	Nonguarantor
Year Ended September 30, 2017 (in millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net income	$307.5	$364.5	$195.8	$(566.6)	$301.2
Other comprehensive income, net of tax:
Net unrealized gain on foreign currency translation	29.1	32.0	34.3	(66.3)	29.1
Unrealized loss on hedging derivative instruments	(29.1)	(15.1)	(15.1)	30.2	(29.1)
Defined benefit pension gain	19.6	14.6	14.7	(29.3)	19.6
Other comprehensive income	19.6	31.5	33.9	(65.4)	19.6
Comprehensive income	327.1	396.0	229.7	(632.0)	320.8
Comprehensive loss attributable to non-controlling interest	—	—	(0.2)	—	(0.2)
Comprehensive income attributable to controlling interest	$327.1	$396.0	$229.9	$(632.0)	$321.0

Statement of Comprehensive Income		Guarantor	Nonguarantor
Year ended September 30, 2016 (in millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net income	$350.1	$433.9	$198.0	$(629.7)	$352.3
Other comprehensive income, net of tax:
Foreign currency translation loss	(8.5)	(8.3)	(6.1)	14.4	(8.5)
Unrealized gain on derivative instruments	7.0	3.2	3.2	(6.3)	7.1
Defined benefit pension loss	(28.2)	(25.4)	(25.4)	50.8	(28.2)
Other comprehensive loss	(29.7)	(30.5)	(28.3)	58.9	(29.6)
Comprehensive income	320.4	403.4	169.7	(570.8)	322.7
Comprehensive loss attributable to non-controlling interest	—	—	(0.3)	—	(0.3)
Comprehensive income attributable to controlling interest	$320.4	$403.4	$170.0	$(570.8)	$323.0

NOTE 21 – GUARANTOR STATEMENTS (continued)

Statement of Cash Flows		Guarantor	Nonguarantor
Year Ended September 30, 2018 (in millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net cash (used) provided by operating activities from continuing operations	$(312.9)	$43.5	$809.9	$(316.8)	$223.7
Net cash provided by operating activities from discontinued operations	3.6	5.6	22.5	97.1	128.8
Net cash (used) provided by operating activities	(309.3)	49.1	832.4	(219.7)	352.5
Cash flows from investing activities	.
Purchases of property, plant and equipment	(35.6)	(13.0)	(27.3)	—	(75.9)
Proceeds from sales of property, plant and equipment	0.7	0.1	3.4	—	4.2
Other investing activity	—	(0.2)	(0.3)	—	(0.5)
Net cash used by investing activities from continuing operations	(34.9)	(13.1)	(24.2)	—	(72.2)
Net cash used by investing activities from discontinued operations	(6.0)	(5.6)	(15.4)	—	(27.0)
Net cash used by investing activities	(40.9)	(18.7)	(39.6)	—	(99.2)
Cash flows from financing activities
Proceeds from issuance of debt	520.0	—	19.6	—	539.6
Payment of debt	(52.3)	—	(17.0)	—	(69.3)
Payment of debt issuance costs	(0.4)	—	—	—	(0.4)
Payment of cash dividends to parent	(374.2)	—	—	—	(374.2)
Advances related to intercompany transactions	527.7	(33.4)	(714.1)	219.8	—
Net cash provided (used) by financing activities from continuing operations	620.8	(33.4)	(711.5)	219.8	95.7
Net cash used by financing activities from discontinued operations	—	—	(4.7)	(0.1)	(4.8)
Net cash provided (used) by financing activities	620.8	(33.4)	(716.2)	219.7	90.9
Effect of exchange rate changes on cash and cash equivalents	—	—	(7.0)	—	(7.0)
Net increase (decrease) in cash, cash equivalents and restricted cash	270.6	(3.0)	69.6	—	337.2
Cash, cash equivalents and restricted cash, beginning of period	6.0	4.8	157.4	—	168.2
Cash, cash equivalents and restricted cash, end of period	$276.6	$1.8	$227.0	$—	$505.4

Statement of Cash Flows		Guarantor	Nonguarantor
Year Ended September 30, 2017 (in millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net cash provided (used) by operating activities from continuing operations	$638.2	$149.0	$(140.7)	$(202.5)	$444.0
Net cash provided by operating activities from discontinued operations	8.8	15.5	11.1	168.2	203.6
Net cash provided (used) by operating activities	647.0	164.5	(129.6)	(34.3)	647.6
Cash flows from investing activities
Purchases of property, plant and equipment	(38.7)	(11.7)	(31.4)	—	(81.8)
Proceeds from sales of property, plant and equipment	0.2	0.3	4.1	—	4.6
Business acquisitions, net of cash acquired	(304.7)	—	—	—	(304.7)
Other investing activity	—	(2.5)	(0.3)	—	(2.8)
Net cash used by investing activities from continuing operations	(343.2)	(13.9)	(27.6)	—	(384.7)
Net cash used by investing activities from discontinued operations	(8.8)	(12.4)	(10.7)	—	(31.9)
Net cash used by investing activities	(352.0)	(26.3)	(38.3)	—	(416.6)
Cash flows from financing activities
Proceeds from issuance of debt	250.0	—	15.6	—	265.6
Payment of debt	(214.9)	0.3	(14.6)	—	(229.2)
Payment of debt issuance costs	(5.9)	—	—	—	(5.9)
Payment of cash dividends to parent	(350.8)	—	—	—	(350.8)
Advances related to intercompany transactions	(54.2)	(135.9)	155.8	34.3	—
Purchase of non-controlling interest	(12.6)	—	—	—	(12.6)
Net cash (used) provided by financing activities from continuing operations	(388.4)	(135.6)	156.8	34.3	(332.9)
Net cash used by financing activities from discontinued operations	—	(0.3)	(3.1)	—	(3.4)
Net cash (used) provided by financing activities	(388.4)	(135.9)	153.7	34.3	(336.3)
Effect of exchange rate changes on cash and cash equivalents on Venezuela devaluation	—	—	(0.4)	—	(0.4)
Effect of exchange rate changes on cash and cash equivalents	—	—	3.1	—	3.1
Net (decrease) increase in cash, cash equivalents and restricted cash	(93.4)	2.3	(11.5)	—	(102.6)
Cash, cash equivalents and restricted cash, beginning of period	99.4	2.5	168.9	—	270.8
Cash, cash equivalents and restricted cash, end of period	$6.0	$4.8	$157.4	$—	$168.2

NOTE 21 – GUARANTOR STATEMENTS (continued)

Statement of Cash Flows		Guarantor	Nonguarantor
Year ended September 30, 2016 (in millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net cash (used) provided by operating activities from continuing operations	$(380.3)	$408.4	$(123.1)	$489.0	$394.0
Net cash provided by operating activities from discontinued operations	9.7	4.3	7.8	185.8	207.6
Net cash (used) provided by operating activities	(370.6)	412.7	(115.3)	674.8	601.6
Cash flows from investing activities	.
Purchases of property, plant and equipment	(35.6)	(11.3)	(26.6)	—	(73.5)
Proceeds from sales of property, plant and equipment	0.1	—	0.9	(0.1)	0.9
Other investing activity, net	(1.0)	(0.3)	—	—	(1.3)
Net cash used by investing activities from continuing operations	(36.5)	(11.6)	(25.7)	(0.1)	(73.9)
Net cash used by investing activities from discontinued operations	(9.7)	(4.3)	(10.6)	0.1	(24.5)
Net cash used by investing activities	(46.2)	(15.9)	(36.3)	—	(98.4)
Cash flows from financing activities
Proceeds from issuance of debt	491.5	—	7.4	—	498.9
Payment of debt	(863.8)	—	(7.2)	—	(871.0)
Payment of debt issuance costs	(9.3)	—	—	—	(9.3)
Payment of cash dividends to parent	(97.2)	—	—	—	(97.2)
Advances related to intercompany transactions	985.1	(402.9)	92.6	(674.8)	—
Payment of contingent consideration	(3.1)	—	—	—	(3.1)
Net cash provided (used) by financing activities from continuing operations	503.2	(402.9)	92.8	(674.8)	(481.7)
Net cash provided by financing activities from discontinued operations	—	—	2.8	—	2.8
Net cash provided (used) by financing activities	503.2	(402.9)	95.6	(674.8)	(478.9)
Effect of exchange rate changes on cash and cash equivalents	—	—	(1.4)	—	(1.4)
Net increase (decrease) in cash and cash equivalents	86.4	(6.1)	(57.4)	—	22.9
Cash and cash equivalents, beginning of period	13.0	8.6	226.3	—	247.9
Cash and cash equivalents, end of period	$99.4	$2.5	$168.9	$—	$270.8

NOTE 22 - QUARTERLY RESULTS (UNAUDITED)

	Quarter Ended
SBH 2018 (in millions, except per share)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Revenue	$974.4	$1,029.4	$882.6	$922.2
Gross profit	346.9	362.7	306.0	318.5
Net (loss) income attributable to controlling interest from continuing operations	(34.0)	382.9	(32.6)	40.2
Net (loss) income attributable to controlling interest from discontinued operations	(81.9)	22.7	3.7	467.3
Net (loss) income attributable to controlling interest	$(115.9)	$405.6	$(28.9)	$507.5
Basic earnings per share from continuing operations	$(0.68)	$11.69	$(1.00)	$1.24
Basic earnings per share from discontinued operations	(1.63)	0.69	0.11	14.45
Basic earnings per share	$(2.31)	$12.38	$(0.89)	$15.69
Diluted earnings per share from continuing operations	$(0.68)	$11.68	$(1.00)	$1.23
Diluted earnings per share from discontinued operations	(1.63)	0.69	0.11	14.32
Diluted earnings per share	$(2.31)	$12.37	$(0.89)	$15.55

	Quarter Ended
SBH 2017 (in millions, except per share)	September 30, 2017	June 30, 2017	March 31, 2017		December 31, 2016
Revenue	$987.4	$966.9	$869.0		$882.1
Gross profit	359.2	338.4	321.5		317.4
Net (loss) income attributable to controlling interest from continuing operations	(4.8)	(21.0)	(30.6)		(34.2)
Net (loss) income attributable to controlling interest from discontinued operations	(21.5)	23.1	(51.4)		246.4
Net income attributable to controlling interest	$(26.3)	$2.1	$(82.0)		$212.2
Basic earnings per share from continuing operations	$(0.14)	$(0.65)	$(0.95)	—	$(1.05)
Basic earnings per share from discontinued operations	(0.67)	0.72	(1.59)		7.62
Basic earnings per share	$(0.81)	$0.07	$(2.54)		$6.57
Diluted earnings per share from continuing operations	$(0.14)	$(0.65)	$(0.95)		$(1.05)
Diluted earnings per share from discontinued operations	(0.67)	0.72	(1.59)		7.62
Diluted earnings per share	$(0.81)	$0.07	$(2.54)		$6.57

The earnings per share data was retrospectively adjusted for all periods presented to reflect the effect of the reverse stock split on July 13, 2018, associated with the closing of the Spectrum Merger. See Note 4 – Acquisitions for further discussion on Spectrum Merger. Using (i) the 20-trading-day volume-weighted average price per share of Spectrum common stock ending on July 12, 2018, (ii) the number of shares of Spectrum common stock outstanding, the number of shares of Spectrum common stock held by HRG and its subsidiaries and the number of shares of Spectrum common stock outstanding as of July 12, 2018, (iii) $328.2 million of HRG net indebtedness and transaction expenses at closing, and (iv) a $200.0 million upward adjustment contemplated by the Merger Agreement, each HRG stockholder received a reverse stock split of approximately 0.1613 of each share of HRG stock.

	Quarter Ended
SB/RH 2018 (in millions)	September 30, 2018	July 1, 2018	April 1, 2018	December 31, 2017
Revenue	$974.4	$1,029.4	$882.6	$922.2
Gross profit	346.9	362.7	306.0	318.5
Net (loss) income attributable to controlling interest from continuing operations	(34.9)	78.6	14.8	147.0
Net (loss) income attributable to controlling interest from discontinued operations	(61.4)	4.6	11.3	21.5
Net (loss) income attributable to controlling interest	$(96.3)	$83.2	$26.1	$168.5

	Quarter Ended
SB/RH 2017 (in millions)	September 30, 2017	July 2, 2017	April 2, 2017	January 1, 2017
Net sales	$987.4	$966.9	$869.0	$882.1
Gross profit	359.2	338.2	320.5	317.4
Net income attributable to controlling interest from continuing operations	70.1	44.9	30.7	35.4
Net income attributable to controlling interest from discontinued operations	26.1	32.8	30.3	29.6
Net income attributable to controlling interest	$96.2	$77.7	$61.0	$65.0

NOTE 23 – SUBSEQUENT EVENTS

GBL Divestiture

On November 15, 2018, subsequent to the year ended September 30, 2018, the Company entered into an amended acquisition agreement (the “GBL Amended Acquisition Agreement”) to address a proposed remedy submitted by Energizer to the European Commission, which provided for conditional approval from the commission provided the Varta® consumer battery, chargers, portable power and portable lighting business in the EMEA region be divested by Energizer subsequent to the GBL acquisition, including manufacturing and distribution facilities in Germany.  Approval from the commission was received on December 11, 2018.  The GBL Amended Acquisition Agreement provides for a purchase price adjustment that is contingent upon the completion of the divestiture by Energizer, including a potential downward adjustment equal to 75% of the difference between the divestiture sale price and the target sale price of $600 million, not to exceed $200 million; or a potential upward adjustment equal to 25% of the excess purchase price. Energizer has advised SBH that it anticipates that it will complete the divestiture in the 2019 fiscal year.  SBH’s divestiture of the GBL business to Energizer closed on January 2, 2019.  See Note 3 – Divestitures for further detail.

HPC Divestiture

On November 15, 2018, subsequent to the year ended September 30, 2018, the Company announced a strategic decision to cease marketing the HPC Division as held for sale, which was recognized as a component of discontinued operations.  As of September 30, 2018, HPC met the criteria for recognition of assets held for sale in accordance with ASC 360 as the Company was actively marketing and was in active discussions with third parties for the potential sale of the HPC business. Due to the subsequent change in plan, the Company has updated its consolidated financial statements to reflect the net assets as held for use and its operations as a component of continuing operations for all periods presented.  See Note 3 – Divestitures for further detail.

GAC Divestiture

On November 15, 2018, subsequent to the year ended September 30, 2018, the Company entered into a definitive Acquisition Agreement (the “GAC Acquisition Agreement”) with Energizer who will acquire from the Company its GAC business for an aggregate purchase price of $1.25 billion, consisting of $937.5 million in cash, plus stock consideration of 5.3 million shares of Energizer common stock with an approximate value of $312.5 million, subject to working capital and other typical closing adjustments.  The GAC Acquisition Agreement provides that Energizer will purchase the equity of certain subsidiaries and acquire certain assets and assume certain liabilities of other subsidiaries used or held for the purpose of the GAC business.  As of September 30, 2018, GAC did not meet the criteria for recognition of assets held for sale in accordance with ASC 360.  The consolidated financial statements have been updated to reflect the net assets of GAC as held for sale and discontinued operations in all periods presented.  See Note 3 – Divestitures for further detail.  During the three month period ended December 30, 2018, subsequent to September 30, 2018, the Company recognized a write-down of the GAC net assets of $107.2 million attributable to the remeasurement of net assets to fair value, less cost of sale, when the operations met the recognition criteria as held for sale.